UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule 14a-12

DEVELOPERS DIVERSIFIED REALTY CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the Annual Meeting of Shareholders of Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), will be held at the Company’s corporate headquarters, 3300 Enterprise Parkway, Beachwood, Ohio 44122, on May 13, 2008, at 9:00 a.m., local time, for the following purposes:

1. To elect nine directors, each to serve until the next annual meeting of shareholders and until a successor has been duly elected and qualified;

2. To approve the 2008 Developers Diversified Realty Corporation Equity-Based Award Plan;

3. To approve an amendment to the Company’s Amended and Restated Articles of Incorporation, as amended, to adopt a majority vote standard in uncontested elections of directors;

4. To approve an amendment to the Company’s Amended and Restated Articles of Incorporation, as amended, to change the par value of the common shares of the Company from without par value to $0.10 par value per share;

5. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s fiscal year ending December 31, 2008; and

6. To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 20, 2008, will be entitled to notice of and to vote at the Annual Meeting or any adjournment of the Annual Meeting. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

By order of the Board of Directors,

Joan U. Allgood
Secretary

Dated: April 3, 2008

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 13, 2008

The Proxy Statement, Annual Report to Shareholders and Proxy Card are available at www.proxydocs.com/ddr.

About the Meeting	1
Security Ownership of Certain Beneficial Owners and Management	4
Proposal One: Election of Directors	6
Executive Compensation	13
Certain Transactions	44
Section 16(a) Beneficial Ownership Reporting Compliance	45
Proposal Two: To Approve Adoption of the 2008 Developers Diversified Realty Corporation Equity-Based Award Plan	46
Proposal Three: To Approve an Amendment to the Company’s Amended and Restated Articles of Incorporation To Adopt a Majority Vote Standard in Uncontested Elections of Directors	56
Proposal Four: To Approve an Amendment to the Company’s Amended and Restated Articles of Incorporation To Change the Par Value of the Company’s Common Shares from Without Par Value to $0.10 Par Value Per Share	57
Proposal Five: Ratification of the Selection of PricewaterhouseCoopers LLP as the Company’s Independent Accountants	57
Shareholder Proposals for 2009 Annual Meeting	58
Householding	59
Other Matters	59
Appendix A	A-1
Appendix B	B-1
Appendix C	C-1

ii

DEVELOPERS DIVERSIFIED REALTY CORPORATION

PROXY STATEMENT

ABOUT THE MEETING

Why did you send me this proxy statement?

Developers Diversified Realty Corporation (the “Company”) sent you this proxy statement and the enclosed proxy card because the Company’s Board of Directors is soliciting your proxy to vote at the 2008 Annual Meeting of Shareholders. This proxy statement summarizes information you need to know in order to vote at the Annual Meeting. The Annual Meeting will be held at the Company’s corporate headquarters, 3300 Enterprise Parkway, Beachwood, Ohio 44122, on May 13, 2008, at 9:00 a.m., local time. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed proxy card.

The Company will begin mailing this proxy statement, the attached Notice of Annual Meeting of Shareholders and the enclosed proxy card on or about April 3, 2008, to all shareholders entitled to vote. Shareholders who owned the Company’s common shares at the close of business on March 20, 2008, the record date for the Annual Meeting, are entitled to vote. On the record date, there were 119,757,095 common shares outstanding. The Company is also enclosing its 2007 annual report to shareholders, which includes the Company’s financial statements, with this proxy statement.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of the Company’s Board of Directors. The Company will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, certain employees of the Company may solicit proxies by telephone, facsimile or email. Those employees will not receive any additional compensation for their participation in the solicitation. The Company retained Georgeson, Inc., at an estimated cost of $10,500, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

How many votes do I have?

You are entitled to one vote for each of the Company’s common shares that you owned on the record date. The enclosed proxy card indicates the number of shares that you owned on the record date.

If written notice is given by any shareholder to the President, any Vice President or the Secretary of the Company at least 48 hours before the Annual Meeting that the shareholder desires that cumulative voting be used for the election of directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the Chairman, the President or the Secretary or by or on behalf of the shareholder giving such notice, then each shareholder will have the right to cumulate the voting power that the shareholder possesses in the election of directors. This means that each shareholder will be able to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder may elect.

If voting for the election of directors is cumulative, the persons named in the enclosed proxy card will vote the shares represented by proxies given to them in such manner so as to elect as many of the nominees named in this proxy statement as possible.

How do I vote by proxy?

Whether or not you plan to attend the Annual Meeting, the Company urges you to complete, sign and date the enclosed proxy card and return it in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting.

If you properly complete your proxy card and send it to the Company in time to vote, your proxy (meaning one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Proposal One: Election of Directors” and in favor of Proposals Two, Three, Four and Five.

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his or her best judgment. As of the date of this proxy statement, the Company is not aware of any matter to be acted on at the Annual Meeting other than those matters described in this proxy statement.

May I revoke my proxy?

You may revoke your proxy at any time before it is exercised by giving written notice to the Company at its principal executive offices located at 3300 Enterprise Parkway, Beachwood, Ohio 44122, by submitting to the Company a duly executed proxy bearing a later date or by giving notice to the Company in open meeting. It is important to note that your presence at the Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of common shares outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxies received by the Company marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

Proposal One: Election of Directors	The nine nominees receiving the greatest number of votes ‘FOR’ election will be elected as directors. If you do not vote for a particular nominee, if your shares are held in “street” name by a broker or nominee indicating on a proxy that it does not have the authority to vote on Proposal One or if you indicate ‘Withhold Authority’ for a particular nominee on your proxy card, then your vote will not count either for or against the nominee.
Proposal Two: To approve the 2008 Developers Diversified Realty Corporation Equity-Based Award Plan	The affirmative vote of a majority of the votes cast at the meeting is required for approval of this proposal. If your shares are held in “street” name by a broker or nominee indicating on a proxy that it does not have authority to vote on Proposal Two, then it will not count as a vote for or a vote against Proposal Two. If you abstain from voting, then it will have the same effect as a vote against Proposal Two.
Proposal Three: To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to adopt a majority vote standard in uncontested elections of directors	The affirmative vote of a majority of the issued and outstanding common shares of the Company is required for approval of this proposal. If you abstain from voting or if your shares are held in “street” name by a broker or nominee indicating on a proxy that it does not have authority to vote on Proposal Three, then it will have the same effect as a vote against Proposal Three.

Proposal Four: To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to change the par value of the Company’s common shares from without par value to $0.10 par value per share
The affirmative vote of a majority of the issued and outstanding common shares of the Company is required for approval of this proposal. If you abstain from voting or if your shares are held in “street” name by a broker or nominee indicating on a proxy that it does not have authority to vote on Proposal Four, then it will have the same effect as a vote against Proposal Four.
Proposal Five: Ratification of the Selection of PricewaterhouseCoopers LLP as the Company’s Independent Accountants	Although the Company’s independent registered public accounting firm may be selected by the Audit Committee of the Board of Directors without shareholder approval, the Audit Committee will consider the affirmative vote of a majority of the votes cast by shareholders at the Annual Meeting to be a ratification by the shareholders of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. If your shares are held in “street” name by a broker or nominee indicating on a proxy that it does not have authority to vote on Proposal Five, then it will not count as a vote for or a vote against Proposal Five. If you abstain from voting, it will have the same effect as a vote against Proposal Five.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common shares of the Company as of February 20, 2008, except as otherwise disclosed in the notes below, by (a) each person who is known by the Company to own beneficially more than 5% of the outstanding common shares of the Company based on a review of filings with the Securities and Exchange Commission (the “SEC”), (b) the Company’s directors, (c) the individuals named in the Summary Compensation Table on page 28 and (d) the Company’s executive officers and directors as a group. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

	Number of
	Common Shares		Percentage
	Beneficially Owned		Ownership

FMR LLC	13,796,281	(1)	11.5%
82 Devonshire Street Boston, Massachusetts 02109
Cohen & Steers, Inc.	9,522,305	(2)	8.0
280 Park Avenue, 10th Floor New York, New York 10017
The Vanguard Group Inc.	9,107,945	(3)	7.6
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Barclays Global Investors, NA	7,279,497	(4)	6.1
45 Fremont Street San Francisco, California 94105
Scott A. Wolstein	2,127,707	(5)(6)(7)	1.8
Timothy J. Bruce	115,776	(6)(8)	*
Daniel B. Hurwitz	325,014	(6)(7)(9)	*
David M. Jacobstein	195,057	(6)(10)	*
David J. Oakes	58,333	(11)	*
William H. Schafer	162,349	(6)(7)(12)	*
Dean S. Adler	3,415	(6)(13)	*
Terrance R. Ahern	18,415	(6)(13)(14)	*
Robert H. Gidel	22,783	(15)	*
Victor B. MacFarlane	13,279	(6)(13)(16)	*
Craig Macnab	77,954	(6)(7)(13)(17)	*
Scott D. Roulston	1,919	(13)(18)	*
Barry A. Sholem	25,174	(19)	*
William B. Summers, Jr.	6,408		*
All Current Executive Officers and Directors as a Group (17 persons)	3,266,793	(20)	2.7%

*	Less than 1%

(1)	Information for common shares owned as of December 31, 2007, is based on a report on Schedule 13G/A filed with the SEC on February 14, 2008 by FMR LLC, a parent holding company, and Edward C. Johnson 3d, an individual. Members of Mr. Johnson’s family may be deemed to form a controlling group with respect to FMR LLC under the Investment Company Act of 1940. According to the information provided in the report, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 12,465,432 shares. FMR LLC and Mr. Johnson each have sole dispositive power with respect to these 12,465,432 shares. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 811 shares, and Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 84,330 shares. FMR LLC and Mr. Johnson each have sole dispositive power with respect to and sole voting power over these shares. Pyramis Global Advisors Trust Company, an indirect-wholly owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), is the beneficial owner of 568,708 shares. FMR LLC and Mr. Johnson each have sole dispositive power with respect to and sole voting power over these shares. Fidelity International Limited, approximately 47% of the voting power of which is owned by partnerships controlled by Mr. Johnson’s family and a qualified institution under Rule 13d-1(b)(1) under the Securities Exchange Act, does not have dispositive or voting control of the common shares owned by this entity. No one person’s interest in the common shares of the Company is more than 5% of the total outstanding common shares of the Company.

(2)	Information for common shares owned as of December 31, 2007, is based on a report on Schedule 13G filed with the SEC on February 14, 2008 by Cohen & Steers, Inc, an investment adviser registered under the Investment Advisers Act of 1940. According to the information provided in the report, Cohen & Steers Capital Management, Inc, a wholly-owned subsidiary of Cohen & Steers, Inc., an investment adviser registered under the Investment Advisers Act of 1940, has sole voting power over 8,622,031 common shares and sole dispositive power with respect to 9,492,470 common shares, and Cohen & Steers Europe S.A., a wholly-owned subsidiary of Cohen & Steers, Inc., an investment adviser registered under the Investment Advisers Act of 1940, has sole voting power over 22,542 common shares and sole dispositive power with respect to 29,835 common shares.

(3)	Information for common shares owned as of December 31, 2007, is based on a report on Schedule 13G filed with the SEC on February 27, 2008 by The Vanguard Group Inc., an investment adviser registered under the Investment Advisers Act of 1940. According to the information provided in the report, The Vanguard Group Inc. has sole voting power over 9,107,945 common shares and sole dispositive power with respect to 133,033 common shares, and Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group Inc., an investment adviser registered under the Investment Advisers Act of 1940, has sole voting power over 36,660 common shares and sole dispositive power with respect to 36,660 common shares.

(4)	Information for common shares owned as of December 31, 2007, is based on a report on Schedule 13G filed with the SEC on January 10, 2008 by Barclays Global Investors, NA., a bank as defined in Section 3(a)(6) of the Securities Exchange Act, Barclays Global Fund Advisors, an investment adviser registered under the Investment Advisers Act of 1940, Barclays Global Investors Ltd., a bank as defined in Section 3(a)(6) of the Securities Exchange Act, and Barclays Global Investor Canada Limited, an investment adviser registered under the Investment Advisers Act of 1940, and Barclays Global Investors Japan Limited, an investment adviser registered under the Investment Advisers Act of 1940. According to the information provided in the report, Barclays Global Investors, NA. has sole voting power over 2,654,858 common shares and sole dispositive power with respect to 3,567,261 common shares; Barclays Global Fund Advisors has sole voting power over 3,000,547 common shares and sole dispositive power with respect to 3,000,547 common shares; Barclays Global Investors, Ltd. has sole voting power over 467,486 common shares and sole dispositive power with respect to 497,582 common shares; Barclays Global Investors Japan Limited has sole voting power over 169,664 common shares and sole dispositive power with respect to 169,664 common shares; and Barclays Global Investor Canada Limited power has sole voting power over 44,443 common shares and sole dispositive power with respect to 44,443 common shares. Also according to the Schedule 13G, the shares reported are held by such entities in trust accounts for the economic benefit of the beneficiaries of those accounts.

(5)	Includes 209,423 common shares subject to options currently exercisable or exercisable within 60 days. Does not include 614,728 common shares owned by Wolstein Business Enterprises, L.P., a family limited partnership, because Mr. Wolstein does not have dispositive or voting control of the common shares owned by this entity.

(6)	Does not include 416,186 stock units credited to Mr. Wolstein’s account when he elected to defer the gain attributable to the exercise of stock options pursuant to the Company’s equity deferred compensation plans. Does not include 188,313; 32,708; 89,416; 1,029; 1,362; 1,029; 695; 3,482; and 7,252 stock units credited to the accounts of Messrs. Wolstein, Jacobstein, Hurwitz, Adler, Ahern, MacFarlane, Macnab, Schafer and Bruce, respectively, when such individuals elected to defer the vesting of restricted common shares pursuant to the Company’s equity deferred compensation plans. The stock units represent the right to receive common shares at the end of the deferral period, but do not confer current dispositive or voting control of any common shares.

(7)	Includes 1,824,961; 119,574; 32,163; and 16,576 common shares pledged as security by Messrs. Wolstein, Schafer, Hurwitz and Macnab, respectively.

(8)	Includes 94,199 common shares subject to options currently exercisable or exercisable within 60 days.

(9)	Includes 91,513 common shares subject to options currently exercisable or exercisable within 60 days.

(10)	Includes 148,578 common shares subject to options currently exercisable or exercisable within 60 days.

(11)	Includes 33,333 common shares subject to options currently exercisable or exercisable within 60 days.

(12)	Includes 37,712 common shares subject to options currently exercisable or exercisable within 60 days.

(13)	Does not include 16,913; 15,593; 9,469; 8,037; and 4,119 units credited to the accounts of Messrs. Adler, Ahern, MacFarlane, Macnab and Roulston pursuant to the Company’s directors’ deferred compensation plans. Each unit is the economic equivalent of one common share, but does not confer current dispositive or voting control of any common shares.

(14)	Includes 15,000 common shares subject to options currently exercisable or exercisable within 60 days.

(15)	Includes 3,000 common shares owned by a partnership in which Mr. Gidel and his wife each have a one-half interest.

(16)	Includes 10,000 common shares subject to options currently exercisable or exercisable within 60 days.

(17)	Includes 75,324 common shares as to which Mr. Macnab shares voting and dispositive power with his wife.

(18)	Includes 1,207 common shares held in an individual retirement account.

(19)	Includes 16,000 common shares subject to options currently exercisable or exercisable within 60 days.

(20)	Includes 94,554 common shares subject to options currently exercisable or exercisable within 60 days owned by executive officers not named in the table and 77,235 common shares pledged as security by executive officers not named in the table, in addition to the information set forth in the footnotes above regarding each individual director’s and executive officer’s holdings.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to re-elect Messrs. Adler, Ahern, Gidel, MacFarlane, Macnab, Roulston, Sholem, Summers and Wolstein. The nine nominees receiving the most votes will be elected as directors. If elected, each nominee will serve as a director until the next annual meeting of shareholders and until his successor is duly elected and qualified.

If written notice is given by any shareholder to the President, any Vice President or the Secretary of the Company at least 48 hours before the Annual Meeting that the shareholder desires that cumulative voting be used for the election of directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the Chairman, the President or the Secretary or by or on behalf of the shareholder giving that notice, then each shareholder will have the right to cumulate the voting power that the shareholder possesses in the election of directors. This means that each shareholder will be able to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder may elect.

If voting for the election of directors is cumulative, the persons named in the enclosed proxy card will vote the common shares represented by proxies given to them in such manner so as to elect as many of the nominees as possible.

If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), then the Board of Directors intends that proxies will be voted for the election of a substitute nominee designated by the Board of Directors as recommended by the Nominating and Corporate Governance Committee. The following information is furnished with respect to each person nominated for election as a director.

Nominees for Election at the Annual Meeting

Period of
Service as
Name and Age	Principal Occupation	Director

Dean S. Adler 51	Chief Executive Officer, Lubert-Adler Partners, L.P. (real estate investments)	5/97-Present
Terrance R. Ahern 52	Co-Founder and Principal, The Townsend Group (institutional real estate consulting)	5/00-Present
Robert H. Gidel 56	President, Ginn Development Company, LLC (real estate investments)	5/00-Present
Victor B. MacFarlane 56	Managing Principal, Chairman and Chief Executive Officer, MacFarlane Partners (real estate investments)	5/02-Present
Craig Macnab 52	Chief Executive Officer, National Retail Properties (real estate investment trust)	3/03-Present
Scott D. Roulston 50	Chief Executive Officer, Fairport Asset Management (investment advisor)	5/04-Present
Barry A. Sholem 56	Partner, MDS Capital, L.P. (venture capital company)	5/98-Present
William B. Summers, Jr. 57	Retired	5/04-Present
Scott A. Wolstein 55	Chairman of the Board of Directors of the Company and Chief Executive Officer of the Company	11/92-Present

Dean S. Adler is currently the Chief Executive Officer of Lubert-Adler Partners, L.P. (“Lubert-Adler”), a private equity real estate investment company which he co-founded in 1997. Lubert-Adler currently manages over $4 billion in equity and $15 billion in assets in five real estate funds. It recently commenced a new $2.5 billion fund. Lubert-Adler is a key member of Independence Capital Partners, a family of investment funds totaling over $10 billion in equity. Mr. Adler is an attorney and a certified public accountant. Mr. Adler currently serves on several boards of directors, including Bed Bath & Beyond, Inc., Chrysler Financial Board of Managers, LNR Property Corporation and Electronics Boutique, Inc., as well as several advisory boards. Mr. Adler also serves on several community and philanthropic boards.

Terrance R. Ahern is a Co-Founder and Principal of The Townsend Group, an institutional real estate consulting firm formed in 1986, which represents primarily tax-exempt clients, such as public and private pension plans, endowment, foundation and multi-manager investments. Mr. Ahern is a past member of the Board of Directors of the Pension Real Estate Association (“PREA”) and the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). Prior to founding The Townsend Group, Mr. Ahern was a Vice President of a New York-based real estate investment firm and was engaged in the private practice of law.

Robert H. Gidel has been President of Ginn Development Company, LLC, one of the largest privately held developers of resort communities and private clubs in the Southeast, since July 2007. Prior to joining Ginn Development Company, LLC, Mr. Gidel was the Managing Partner of Liberty Partners, LP, a partnership that invests in real estate and finance focused operating companies, since 1998. Mr. Gidel is a past Chairman of the Board of Directors of LNR Property Holdings, a private multi-asset real estate company. Until January 2007, he was a member of the Board of Directors and lead director of Global Signal Inc., a REIT, of which he was chairman of the governance committee and a member of the compensation committee. He has been a trustee of Fortress Registered Investment Trust and a director of Fortress Investment Fund II, LLC since 1999, both of which are registered investment companies. From 1998 until 2005, Mr. Gidel was the independent member of the investment committee of the Lone Star Funds (I, II, III, IV and V).

Victor B. MacFarlane is Managing Principal, Chairman and Chief Executive Officer of MacFarlane Partners, which he founded in 1987 to provide real estate investment management services to institutional investors. Mr. MacFarlane has 29 years of real estate experience. He serves on the Board of Directors of the Robert Toigo Foundation, the Real Estate Executive Council, the Initiative for a Competitive Inner City, Stanford Hospital &

Clinics and The Dignity Fund. He also serves on the policy advisory board of the Fisher Center for Real Estate at the University of California, Berkeley. He is a member and trustee of the Urban Land Institute; a member and former director of PREA; and a member of the International Council of Shopping Centers, the Chief Executives Organization and the World Presidents’ Organization.

Craig Macnab became the Chief Executive Officer and a Director of National Retail Properties, a publicly traded real estate investment trust, in February 2004. Mr. Macnab was the Chief Executive Officer, President and a Director of JDN Realty Corporation (“JDN”) from 2000 to 2003, when JDN was acquired by the Company. Prior to joining JDN, Mr. Macnab was a consultant from 1999 through April 2000.

Scott D. Roulston has been the Chief Executive Officer of Fairport Asset Management, a registered investment advisor providing investment management and wealth management services and an affiliate of Wealth Trust LLC, since December 2007. From 2004 to 2007, he was Managing Partner and Director of Fairport Asset Management, LLC, and from 2001 to 2004, he was the firm’s Chief Executive Officer. From 1990 until 2001, Mr. Roulston was the President and Chief Executive Officer of Roulston & Company, until it merged with The Hickory Group in 2001 to form Fairport Asset Management, LLC.

Barry A. Sholem became a partner of MSD Capital, L.P., a venture capital company, and head of its real estate fund in July 2004. From 1995 until August 2000, Mr. Sholem was the Chairman of Donaldson, Lufkin & Jenrette, Inc. Real Estate Capital Partners, a $2 billion real estate fund that invested in a broad range of real estate-related assets, which he formed in January 1995, and, from August 2000 to November 2003, he was a Managing Director of Credit Suisse First Boston. Mr. Sholem is currently active in the Urban Land Institute (RCMF Council), the International Council of Shopping Centers, the University of California, Berkeley Real Estate Advisory Board and the Business Roundtable.

William B. Summers, Jr. was the Non-Executive Chairman of McDonald Investments Inc., an investment banking, brokerage and investment advisory firm, from 2000 until retiring in 2006. From 1994 until 1998, Mr. Summers was the President and Chief Executive Officer of McDonald Investments Inc., and from 1998 until 2000, Mr. Summers was the Chairman and Chief Executive Officer of McDonald Investments, Inc. Mr. Summers is also currently a director of Greatbatch, Inc. and RPM International, Inc.

Scott A. Wolstein has been the Chief Executive Officer and a Director of the Company since its organization in 1992. Mr. Wolstein has been Chairman of the Board of Directors of the Company since May 1997. Prior to the organization of the Company, Mr. Wolstein was a principal and executive officer of Developers Diversified Group, the Company’s predecessor. He graduated cum laude from both the Wharton School at the University of Pennsylvania and the University of Michigan Law School. Following law school, Mr. Wolstein was associated with the law firm of Thompson Hine & Flory. Mr. Wolstein is currently a member of the Board of Governors and Executive Committee of NAREIT; Board of Directors of the Real Estate Roundtable; Board of Trustees of Hathaway Brown School; Board of Trustees for Case Western Reserve University; Board of Directors of University Hospitals Health Systems; the Board of Trustees of the United Way; Board Member of the Greater Cleveland Partnership; Board Member of the Cleveland Development Advisors; and member of the Executive Committee and Board of Trustees of the Zell-Lurie Wharton Real Estate Center. He is also a current member of the Urban Land Institute, PREA, and the World Presidents’ Organization. He has served as past Chairman of the State of Israel Bonds — Ohio Chapter; a past Trustee of the International Council of Shopping Centers; President of the Board of Trustees of the United Cerebral Palsy Association of Greater Cleveland; Board of Directors and Executive Committee Member of the Cleveland Chapter of the Red Cross; Board Member of the Cleveland Chapter of the Anti Defamation League; and a member of the Board of the Great Lakes Theater Festival, The Park Synagogue and the Convention and Visitors Bureau of Greater Cleveland. Mr. Wolstein is a four-time recipient of the Realty Stock Review’s Outstanding CEO Award. In 2007, he received the Malden Mills Corporate Kindness Award.

The Board of Directors Recommends That Shareholders Vote FOR Re-election of Each of the Directors.

Corporate Governance

The Board of Directors has adopted Corporate Governance Guidelines that guide the Board of Directors in the performance of its responsibilities to serve the best interests of the Company and its shareholders. The Company’s Corporate Governance Guidelines are posted on the Company’s website, www.ddr.com, under “Investor Relations” and are available in print to any shareholder who requests them. The Board of Directors reviews the Corporate Governance Guidelines periodically but not less than on an annual basis.

Codes of Ethics

Code of Ethics for Senior Financial Officers.  The Company has a Code of Ethics for Senior Financial Officers that applies to the chief executive officer, chief operating officer, chief financial officer, chief accounting officer and other designated senior financial officers (collectively, the “Senior Financial Officers”) of the Company. This code requires the Senior Financial Officers to act with honesty and integrity; to endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the SEC and other public filings or communications made by the Company; to endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct; to not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised; to not use for personal advantage confidential information acquired in the course of their employment; to proactively promote ethical behavior among peers and subordinates in the workplace; and to promptly report any violation or suspected violation of this code in accordance with the Company’s Reporting and Non-Retaliation Policy and, if appropriate, directly to the Audit Committee. Only the Audit Committee or the Board of Directors, including a majority of the independent directors, may waive any provision of this code with respect to a Senior Financial Officer. Any such waiver or any amendment to this code will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. This code is posted on the Company’s website, www.ddr.com, under “Investor Relations” and is available in print to any shareholder who requests it.

Code of Business Conduct and Ethics.  The Company also has a Code of Business Conduct and Ethics that addresses the Company’s commitment to honesty, integrity and the ethical behavior of the Company’s employees, officers and directors. This code governs the actions and working relationships of the Company’s employees, officers and directors with current and potential tenants, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has or may have contact. Only the Board of Directors or the Nominating and Corporate Governance Committee may waive any provision of this code with respect to an executive officer or director. Any such waiver will be promptly disclosed on the Company’s website and as otherwise may be required by rule or regulation. The Corporate Compliance Officer may waive any provision of this code with respect to all other employees. This code is posted on the Company’s website, www.ddr.com, under “Investor Relations” and is available in print to any shareholder who requests it.

Reporting and Non-Retaliation Policy

The Company is committed to integrity and ethical behavior and has adopted a Reporting and Non-Retaliation Policy. The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact the Company, the Company’s tenants, shareholders, fellow employees, investors or the public at large without fear of retaliation. The policy sets forth procedures for the reporting of alleged financial (including auditing, accounting and internal control matters) and non-financial wrongdoing by employees on a confidential and anonymous basis and by other interested third parties, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports may be made directly to the Corporate Compliance Officer, the Audit Committee or to Global Compliance Services, an independent third-party service retained on behalf of the Audit Committee. The Audit Committee receives notices of complaints reported under this policy and oversees the investigation of such complaints. This policy is posted on the Company’s website, www.ddr.com, under “Investor Relations” and is available in print to any shareholder who requests it.

Independent Directors

The Board of Directors has affirmatively determined that all of the nominated directors, except for Messrs. Adler and Wolstein, are “independent directors” within the meaning of the listing standards of the New York Stock Exchange (“NYSE”). The Company’s Corporate Governance Guidelines provide that the Board of Directors will be comprised of a majority of independent directors and that only those directors or nominees who meet the listing standards of the NYSE will be considered independent. The Board of Directors reviews annually the relationships that each director or nominee has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), and only those directors or nominees whom the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) will be considered independent. The basis for any determination that a relationship is not material will be disclosed in the Company’s annual proxy statement. No transactions, relationships or arrangements occurred in 2007 that were considered by the Board of Directors in making its determination of each director’s independence.

Lead Director

In accordance with the Corporate Governance Guidelines, the Board of Directors has a lead director who must be an independent director and is selected by a majority of the non-management directors. The Board of Directors has unanimously selected Mr. Ahern to serve as lead director. The lead director:

•	presides at all meetings of the Board of Directors at which the Chairman of the Board of Directors is not present;

•	serves as liaison between the Chairman of the Board of Directors and the non-management directors;

•	reviews and comments on information to be sent to the Board of Directors;

•	reviews and comments on meeting agendas for the Board of Directors;

•	reviews and comments on meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of non-management directors; and

•	if requested by major and institutional shareholders, ensures that he is available for consultation and direct communication.

Meetings of Non-Management and Independent Directors

After each meeting of the Board of Directors, the non-management directors meet independently of the Chairman of the Board and these meetings are chaired by the lead director. In 2007, the non-management directors met after each regularly scheduled Board meeting. In addition, as required by the Company’s Corporate Governance Guidelines, the independent directors meet at least once a year.

Committees and Meetings of the Board of Directors

During the fiscal year ended December 31, 2007, the Board of Directors held nine meetings. Each director attended more than 75% of the aggregate number of meetings of the Board of Directors and committees on which he served in 2007. As stated in the Corporate Governance Guidelines, all directors are expected to attend the Company’s annual meeting of shareholders. All of the Company’s directors attended the 2007 annual meeting of shareholders.

During 2007, the following committees of the Board of Directors existed: a Dividend Declaration Committee, an Executive Compensation Committee, a Nominating and Corporate Governance Committee, a Pricing Committee and an Audit Committee. The Board of Directors has approved the written charters of the Audit Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee, which are posted on the Company’s website at www.ddr.com, under “Investor Relations” and are available in print to any shareholder who requests them. Each of the Audit Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee conducts a self-evaluation and review of its charter annually.

The following table indicates the members of each committee:

Committee Membership (* Indicates Chair)

Audit Committee	Dividend Declaration Committee

Scott D. Roulston* Craig Macnab William B. Summers	Scott A. Wolstein* Dean S. Adler Craig Macnab

Executive Compensation Committee	Nominating and Corporate Governance Committee

Terrance R. Ahern* Victor B. MacFarlane Barry A. Sholem William B. Summers	Craig Macnab* Terrance R. Ahern Victor B. MacFarlane

Pricing Committee

Scott A. Wolstein* Scott D. Roulston William B. Summers

Dividend Declaration Committee.  The Dividend Declaration Committee determines if and when the Company should declare dividends on its capital shares and the amount thereof, consistent with the dividend policy adopted by the Board of Directors. The Dividend Declaration Committee held eight meetings in 2007.

Executive Compensation Committee.  The Executive Compensation Committee reviews and approves compensation for the Company’s executive officers and directors, oversees the compensation and executive benefit plans under which such executive officers and directors receive benefits, reviews and discusses with management the Compensation Discussion and Analysis and produces the Compensation Committee Report in the Company’s annual proxy statement. The Executive Compensation Committee engages a compensation consultant to assist in the design of the compensation program and the review of its effectiveness. The Chief Executive Officer makes recommendations to the committee regarding compensation for executive officers other than himself, and the committee delegates to senior management the authority to administer certain aspects of the compensation program for non-executive officers. All of the members of the Executive Compensation Committee are independent as independence is currently defined in the rules and regulations of the SEC, the NYSE listing standards and the Company’s Corporate Governance Guidelines. The Executive Compensation Committee held eight meetings in 2007.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee identifies individuals qualified to become members of the Board of Directors and recommends to the Board of Directors the persons to be nominated as directors at each annual meeting of shareholders; recommends to the Board of Directors qualified individuals to fill vacancies on the Board of Directors; reviews and recommends to the Board of Directors qualifications for committee membership and committee structure and operations; recommends directors to serve on each committee; develops and recommends to the Board of Directors corporate governance policies and procedures in compliance with the Sarbanes-Oxley Act of 2002 and other rules and regulations relating to the Company’s corporate governance; oversees compliance and approves any waivers of the Company’s Code of Business Conduct and Ethics with respect to officers and directors and leads the Board of Directors in its annual review of the performance of the Board of Directors. All of the members of the Nominating and Corporate Governance Committee are independent as independence is currently defined in the NYSE listing standards and the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee held four meetings in 2007.

The Nominating and Corporate Governance Committee will consider suggestions forwarded by shareholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a shareholder may submit the candidate’s name and qualifications to the Company’s Secretary, Joan U. Allgood, at the following address: 3300 Enterprise Parkway, Beachwood, Ohio 44122. The Nominating and Corporate Governance Committee has not established specific minimum qualifications that a candidate must have to be recommended to the Board of Directors. However, in determining qualifications for new directors, the Nominating and Corporate Governance Committee will consider potential members’ qualifications as independent under the NYSE listing standards and the definition of independence set forth in the Company’s Corporate Governance Guidelines, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. The Nominating and Corporate Governance Committee will consider a pool of potential Board candidates established from recommendations from shareholders and third parties, including management and current directors. Although the Nominating and Corporate Governance Committee may retain a search consultant to supplement the pool of potential Board candidates, it has not engaged a consultant at this time.

Pricing Committee.  The Pricing Committee is authorized to approve the price and terms of offerings of the Company’s debt and equity securities. The Pricing Committee held no meetings in 2007, but did take written action on one occasion with respect to one offering.

Audit Committee.  The Audit Committee assists the Board of Directors in overseeing the integrity of the financial statements of the Company, the Company’s compliance with legal and regulatory requirements, the Company’s independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered public accounting firm, and prepares the Audit Committee Report included in the Company’s annual proxy statement. All of the members of the Audit Committee are independent as independence is currently defined in the rules and regulations of the SEC, the NYSE listing standards and the Company’s Corporate Governance Guidelines. The Board of Directors has determined that each member of the Audit Committee is a “financial expert” within the meaning of Item 407 of Regulation S-K under the federal securities laws. The Audit Committee held eight meetings in 2007.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and the Company’s independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained a formal written statement from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and reviewed and discussed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2007, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Audit Committee
Scott D. Roulston, Chairman
Craig Macnab
William B. Summers, Jr.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion and analysis is set forth with respect to the compensation and benefits for the Company’s “named executive officers,” which, with respect to fiscal year 2007, includes the Company’s Chief Executive Officer, Chief Financial Officer and four other executive officers. Each of these executive officers other than David M. Jacobstein, who resigned as an executive officer on May 8, 2007, was serving as an executive officer at December 31, 2007. Mr. Jacobstein’s employment and compensation arrangement is discussed on page 26 of this proxy statement. The following discussion should be read in conjunction with the information presented in the compensation tables, the footnotes to those tables and the related disclosures appearing elsewhere in this proxy statement.

The compensation and benefits payable to the Company’s executive officers are established by or under the supervision of the Executive Compensation Committee of the Company’s Board of Directors (the “Committee”). The Committee currently consists of four members, Terrance R. Ahern (Chairman), Victor B. MacFarlane, Barry A. Sholem and William B. Summers, Jr., each of whom is an independent director within the meaning of the NYSE’s listing standards, a disinterested director within the meaning of Rule 16b-3 under the Securities Exchange Act, and a “non-employee director” within the meaning of Section 162(m) of the Internal Revenue Code. Robert H. Gidel also served on the Committee for a portion of 2007.

The Committee operates under a written charter (the “Charter”) adopted by the Company’s Board of Directors. A copy of the Charter is available at www.ddr.com under “Investor Relations” and is available in print to any shareholder who requests it. Pursuant to the Charter, the fundamental responsibilities of the Committee are:

1. To review and approve the goals and objectives relevant to the compensation of the Company’s executive officers, and amend, or recommend that the Board amend, these goals and objectives if the Committee deems it appropriate.

2. To review the Company’s executive and employee compensation plans and, if the Committee deems it appropriate, recommend to the Board and shareholders, if required, the adoption of new plans or the amendment of existing plans.

3. To review and approve the compensation of senior executive officers.

The Charter provides that the Committee must meet at least two times annually. However, the Committee meets as often as necessary in order to discharge its duties effectively. During 2007, the Committee held eight meetings. The agenda for each meeting is established by the Chairman of the Committee. The Committee’s outside consultant and the Company’s outside counsel participate in its meetings, and members of senior management also periodically attend meetings.

Compensation Philosophy and Objectives

The Committee believes that the Company must be in a position to attract, retain and motivate superior executive officers and, in order to achieve this goal, those executive officers must be compensated at a level commensurate with their performance when measured against executive officers in comparable companies. The Committee also believes compensation packages provided by the Company to its executive officers, including the named executive officers, should include as a primary component performance-based compensation that is both cash and equity-based and that rewards performance as measured against annual, long-term and strategic goals designed to facilitate the achievement of the Company’s business objectives and the enhancement of shareholder value.

In order to assure the alignment of interests between the executive officers and shareholders, the Committee believes that each executive officer should have a significant equity stake in the Company. This view is shared by the Board, which adopted guidelines requiring each executive officer to own common shares or common share equivalents of the Company (including unvested restricted shares and shares deferred in one of the Company’s equity deferred compensation plans (the “Equity Deferred Compensation Plans”), but excluding unvested options) with an aggregate market value of no less than the sum of that officer’s annual salary and performance-based cash bonus for the immediately preceding year (a) no later than the fourth anniversary of the first March 15th as of which that officer receives his or her first grant of common share equivalents, and (b) on each anniversary date thereafter. Notwithstanding the phase-in period, each executive officer must own 20% of the requisite value of common shares and common share equivalents on the first March 15th following the date an executive officer receives his or her first grant of common share equivalents, and an additional 20% on each anniversary of such date until the fourth anniversary when the share ownership requirement must be satisfied.

As a result of the Committee’s “pay for performance” philosophy, a significant percentage of total compensation for the Company’s executive officers, including the named executive officers, is allocated to incentive awards. The Committee has no mandatory policy for the allocation between cash and non-cash or short-term and long-term incentive compensation. Generally, the higher ranking the officer, the higher percentage of incentive and equity-based compensation as compared to total compensation, making a significant portion of the value of his or her total pay package dependent on long-term share appreciation.

The historical percentage of compensation earned by executive officers for each type of compensation is as follows:

Type of Compensation	Historical Percentage of Compensation

Annual Salary	20-50%
Annual Performance-Based Cash Bonus	20-50%
Long-Term Incentive Compensation	20-50%

Compensation Setting Process

Consistent with past practices, in 2007 the Committee retained a compensation consultant, Gressle & McGinley, LLC (the “Compensation Consultant”), to assist the Committee in its process of identifying and establishing peer groups of companies, reviewing the compensation programs of members of the peer groups and making recommendations and providing advice with respect to compensation of the Company’s executive officers. The Compensation Consultant was also engaged to conduct a detailed review of supplemental equity programs maintained by other real estate investment trusts (“REITs”), to advise the Committee with respect to the establishment of parameters for the 2007 Supplemental Equity Program and to work with the Committee and the Company’s management to establish a program that is designed to incentivize executive officers and increase shareholder value.

The Committee, with advice from the Compensation Consultant, established the following peer group of companies for benchmarking total compensation for 2007 (the “Compensation Peer Group”):

Compensation Peer Group

Alexandria Real Estate Equities, Inc.
AMB Property Corporation
Apartment Investing and Management  Company
Archstone-Smith Trust
Avalonbay Communities, Inc.
Boston Properties, Inc.
Brandywine Realty Trust
BRE Properties, Inc.
Camden Property Trust	Duke Realty Corporation
Essex Prop. Trust, Inc.
Equity Residential Properties
  Trust
Federal Realty Investment Trust
Host Hotels & Resorts, Inc.
Kilroy Realty Corporation
Kimco Realty Corporation
Liberty Property Trust
Mack-Cali Realty Corporation	The Macerich Company
Prologis
Regency Center Corporation
Simon Property Group, Inc.
SL Green Realty Corp.
Taubman Centers, Inc.
United Dominion Realty Trust,  Inc.
Vornado Realty Trust
Weingarten Realty Investors

In preparing a recommendation regarding the Compensation Peer Group for consideration by the Committee, the Compensation Consultant reviewed the NAREIT index of companies in the office, mixed use, shopping center, mall, apartment, diversified and lodging property subsectors. This group was then narrowed by eliminating companies with an equity market capitalization below $2.5 billion, which was less than half of the equity market capitalization of the Company. This group was narrowed further by eliminating companies that had entered into agreements to be acquired, companies with significant family ownership and companies that did not have a chief executive officer. The Committee believes that the members of the Compensation Peer Group compete with the Company for investment dollars and executive talent. The total compensation for the named executive officers has generally been targeted to exceed the average total compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group, because the performance of the named executive officers has historically enabled the Company’s shareholders to receive returns generally in excess of the average returns of their Compensation Peer Group counterparts.

The executive compensation setting process generally begins with the Compensation Consultant reviewing the composition of the Compensation Peer Group and the Company’s financial results of the prior year and advising the Committee of its analysis and any recommended changes. Following deliberation by the Committee, the Chairman of the Committee then typically meets with Messrs. Wolstein and Hurwitz to discuss the Committee’s conclusions after review of the Compensation Consultant’s report and the metrics used to determine performance-based awards for the immediately preceding fiscal year to assure that the achievement of those metrics facilitated the achievement of the Company’s business objectives for that fiscal year and to determine whether any such metric should be modified or replaced for the current fiscal year. Generally, Mr. Wolstein then makes recommendations to the Committee regarding all elements of suggested compensation for the Company’s executive officers, including the named executive officers, other than himself. These recommendations are based on Mr. Wolstein’s review of each executive officer’s individual performance as well as guidance he receives from the Committee and the Compensation Consultant concerning overall compensation levels and individual performance. The Committee then either accepts or modifies Mr. Wolstein’s proposals. At this most senior level within the organization, the Committee does not utilize internal pay equity as a basis for establishing base salaries. In establishing executive compensation for Mr. Wolstein, the Committee and the Compensation Consultant measure his total compensation, including base salary, relative to the total compensation of the most senior executive officers at companies in the Compensation Peer Group. Mr. Wolstein’s compensation also is impacted by his relatively long tenure within the organization.

Elements of Compensation

The elements of the Company’s executive compensation for 2007 consisted of base salary; performance-based cash bonuses; long-term equity-based compensation in the form of stock options, restricted shares, outperformance awards and a supplemental equity program; retirement benefits in the form of a qualified defined contribution plan and non-qualified deferred compensation plans; and life insurance, health insurance and other perquisites and personal benefits.

Components of the Compensation Program

Short-Term Compensation

Base Salaries and Certain Other Annual Compensation.  The salaries and certain other annual compensation for the Company’s named executive officers in 2007 were based on the Company’s past practices and prior contractual commitments, and comparisons to compensation paid by companies in the Compensation Peer Group. Base salaries are intended to provide the named executive officers with a base level of income for services rendered by them each year. The named executive officers have employment agreements with the Company that provide that their base salaries may not be amounts less than those specified in their respective employment agreements.

As part of its engagement, the Compensation Consultant conducted a comprehensive review of the total compensation programs for Messrs. Wolstein and Hurwitz and focused primarily on the top two executives of the companies included in the Compensation Peer Group. Mr. Wolstein’s salary was increased significantly during 2007 based on this review, as well as his agreement to forgo certain payments of benefits to which he was entitled. Mr. Hurwitz’s salary was increased significantly based on the Compensation Consultant’s review, his significant achievements and his promotion to President and Chief Operating Officer; however, the Committee targeted his compensation at a level below the median of companies in the Compensation Peer Group based on the fact that he was only recently promoted.

After analysis, and based on the recommendation of Mr. Wolstein and the Compensation Consultant, the Committee approved for 2007 base salary increases for the named executive officers other than Messrs. Wolstein and Hurwitz of 4% over their 2006 base salaries. The Committee believed that the increases in base salaries for 2007 generally represented adjustments for cost-of-living increases and were reasonable and consistent with the percentage increases given to all employees of the Company. For information on the amount of base salaries paid to the named executive officers in 2007, please refer to the Summary Compensation Table.

In addition, pursuant to Mr. Wolstein’s prior employment agreement, the Company was obligated to provide certain life insurance benefits to Mr. Wolstein and his family. Because such an insurance arrangement, commonly referred to as “split-dollar life insurance,” is characterized as a loan for tax purposes, the Company determined that such insurance arrangement may be prohibited by the Sarbanes-Oxley Act of 2002, which prohibits a company from making loans to its executive officers and directors. The Sarbanes-Oxley Act of 2002 was enacted on July 30, 2002, and therefore the Company did not make any premium payments on the split-dollar life insurance policies after that date. Mr. Wolstein’s employment agreement was amended to provide that the Company no longer has an obligation to provide the split-dollar life insurance benefits, and in lieu of the split-dollar life insurance benefits, the Company incurred an obligation to pay Mr. Wolstein an additional $650,000 per year in compensation for fiscal years 2003 through 2007. After 2007, the Company has no further obligation to pay this additional compensation or to provide split-dollar life insurance benefits. The Company has the right to be reimbursed for all premiums paid by the Company prior to July 30, 2002 for split-dollar life insurance policies, which reimbursement will be made from the proceeds payable on the policies.

Non-Equity Incentive Plan Compensation.  All executive officers, including the named executive officers, are eligible to receive annual performance-based cash bonuses. The Company establishes potential annual performance-based cash bonuses in accordance with the participants’ levels of responsibility and salary and total compensation paid by the members of the Compensation Peer Group. Messrs. Schafer’s, Oakes’ and Bruce’s annual performance-based cash bonus is also targeted based upon internal equity. The bonuses are in the form of lump-sum cash incentive payments that are earned based on corporate performance and individual qualitative performance during the fiscal year. Because the annual performance-based cash bonuses are based upon performance throughout the year and, in some cases, determined from the Company’s final year-end financial statements, the bonuses are not actually paid until March of the year following the year with respect to which performance is being measured.

With respect to Messrs. Wolstein and Hurwitz, performance is measured based on the following metrics: (a) Funds From Operations (“FFO”) per common share, (b) the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted to subtract preferred dividends and to restate joint venture income to the Company’s proportionate share of joint venture EBITDA (“Adjusted EBITDA”) per common share, (c) total shareholder return relative to other REITs in a peer group (the “Non-Equity Incentive Plan Peer Group”), and (d) a qualitative assessment of individual contributions and efforts. The preceding three quantitative corporate performance metrics were selected by the Committee because they are recognized industry standards, easily quantifiable, incentivize the achievement of short-term Company goals that support the Company’s long-term success, and, in the case of total shareholder return, require superior performance compared to the Non-Equity Incentive Plan Peer Group. The Committee believes that individual performance is an important consideration. Each of the four metrics is given equal weight by the Committee in determining the total amount of the annual performance-based cash bonus of Messrs. Wolstein and Hurwitz.

The Non-Equity Incentive Plan Peer Group includes the following companies:

Non-Equity Incentive Plan Peer Group

CBL & Associates Properties, Inc. Federal Realty Investment Trust General Growth Properties, Inc. Glimcher Realty Trust	Kimco Realty Corporation The Macerich Company Pennsylvania Real Estate Investment Trust	Regency Centers Corporation Simon Property Group, Inc. Taubman Centers, Inc. Weingarten Realty Investors

These companies were selected because they are retail REITs, meaning they own and operate retail malls and shopping centers, and, as a result, their share prices are likely to be affected by market conditions in a manner similar to the Company’s common shares.

In 2007, the quantitative performance targets relating to FFO per common share and Adjusted EBITDA per common share were established by the Committee on a basis consistent with the Company’s budgeting and planning process for 2007. Messrs. Wolstein and Hurwitz could earn up to the maximum designated percentage for the achievement of each performance target. If actual performance is below the threshold, no amount is earned, and if actual performance is between threshold and maximum, the amount earned is interpolated.

The structure for the plan and performance against the established metrics for Messrs. Wolstein and Hurwitz was as follows:

Percentage of Bonus	Metric	Threshold	Maximum	Actual

25%	FFO Per Common Share (diluted)(1)	$3.61	$3.75	$3.79
25%	Adjusted EBITDA Per Common Share(2)	$6.10	$6.33	$6.34
25%	Relative Total Shareholder Return(3)	Third	First	Fourth
25%	Qualitative Metrics	—	—	—

(1)	FFO is generally defined and calculated by the Company as net income, adjusted to exclude: (a) preferred share dividends, (b) gains from disposition of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (c) extraordinary items and (d) certain non-cash items. A calculation of FFO for 2007 is included under Item 7 of the Company’s Annual Report on Form 10-K. FFO Per Common Share equals FFO divided by average diluted shares outstanding.

(2)	Adjusted EBITDA Per Common Share equals (a) the sum of net income, interest expense, taxes, depreciation and amortization and the cumulative effect of accounting changes adjusted to subtract preferred dividends and to restate the Company’s joint venture income to the Company’s proportionate share of joint venture EBITDA divided by (b) average diluted shares outstanding.

(3)	Relative Total Shareholder Return is total shareholder return on an investment in the Company’s common shares compared to total shareholder return on an investment in the common shares of each company in the Non-Equity Incentive Plan Peer Group. Total shareholder return is calculated for the Company and each member of the Non-Equity Incentive Plan Peer Group by assuming a one-year hypothetical investment in the common shares of the respective entity. The value of the investment at the end of the one-year period, based on market value of the common shares and assuming the reinvestment of dividends, is compared to the value at the beginning of the period and expressed as a percentage return on the original investment. Based on the results, the Company is ranked in either the first, second, third or fourth quartile of the Non-Equity Incentive Plan Peer Group.

The annual performance-based cash bonus opportunity with respect to 2007 that was available for each of Messrs. Wolstein and Hurwitz as well as the actual amounts awarded based on performance during the year, expressed as a percentage of his base salary at the end of the year, is set forth below:

	Scott A. Wolstein			Daniel B. Hurwitz
Metric	Threshold	Maximum	Actual	Threshold	Maximum	Actual

FFO Per Common Share	25.00%	37.50%	37.50%	25.00%	31.25%	31.25%
Adjusted EBITDA Per Common Share	25.00%	37.50%	37.50%	25.00%	31.25%	31.25%
Relative Total Shareholder Return	25.00%	37.50%	00.00%	25.00%	31.25%	00.00%
Qualitative Metric	00.00%	37.50%	25.00%	00.00%	31.25%	25.00%

Totals	75.00%	150.00%	100.00%	75.00%	125.00%	87.50%

The qualitative metric relating to non-equity incentive compensation for Messrs. Wolstein and Hurwitz was both established and evaluated by the Committee. In 2007, these goals included succession planning and executive development. Progress against these goals was assessed by the Committee throughout the performance year.

For the named executive officers other than Messrs. Wolstein and Hurwitz, the performance-based cash bonus is discretionary and based on the executive officer’s performance specifically related to his area of control and his individual contributions and efforts toward the strategic and tactical objectives of the Company. This assessment is tailored to each named executive officer based upon his unique area of responsibility. Messrs. Wolstein and Hurwitz assess performance, and a performance-based cash bonus can be awarded at a threshold, target or maximum level.

The annual performance-based cash bonus opportunity with respect to 2007 that was available for each named executive officer other than Messrs. Wolstein and Hurwitz, expressed as a percentage of his base salary at the end of the fiscal year, is set forth opposite the name of such named executive officer:

Named Executive Officer	Threshold	Target	Maximum

William H. Schafer	20%	40%	80%
David J. Oakes	50%	75%	125%
Timothy J. Bruce	20%	40%	80%

Based on the previously described performance, the Committee awarded the following annual performance-based cash bonuses to the named executive officers with respect to 2007:

Wolstein	Schafer	Hurwitz	Oakes	Bruce

$1,000,000	$175,361	$476,000	$350,000	$187,022

Long-Term Incentive Compensation

General.  All of the Company’s executive officers, including the named executive officers, are eligible to receive awards of restricted common shares, stock options, performance units, outperformance awards and other share-based awards pursuant to one or more equity-award plans, which were approved by the Company’s shareholders. These plans give the Committee the latitude to design stock-based incentive compensation programs to promote high performance and the achievement of corporate goals by the executive officers, foster the growth of shareholder value and enable executive officers to participate in the long-term growth and profitability of the Company. These equity- based awards reinforce the Committee’s long-term goal of increasing shareholder value by providing the proper nexus between the interests of executive officers and the interests of the Company’s shareholders.

Annual Long-Term Incentive Compensation.  All executive officers, including the named executive officers, are eligible to receive annual long-term incentive awards based on their levels of responsibility, annual salary and annual performance-based cash bonus compensation, overall corporate performance and, in the case of all named executive officers other than Messrs. Wolstein and Hurwitz, individual qualitative performances. The Committee does not consider the amount or value of prior awards in making long-term incentive awards. Because the annual long-term incentive awards are based upon performance throughout the year and, in some cases, determined from the Company’s final year-end financial statements, the awards are not actually made until February of the year following the year with respect to which performance is being measured.

The performance metrics currently used to determine annual long-term incentive awards for Messrs. Wolstein and Hurwitz are FFO per common share and total shareholder return. These metrics were selected by the Committee because they are recognized industry standards, easily quantifiable, incentivize the achievement of long-term Company goals that support the Company’s long-term success and focus Messrs. Wolstein and Hurwitz directly on the creation of shareholder value. Each of the preceding metrics is given equal weight by the Committee in determining the amount of the annual long-term incentive award for Messrs. Wolstein and Hurwitz.

In 2007, the performance targets relating to long-term incentive awards for Messrs. Wolstein and Hurwitz were established by the Committee on a basis consistent with the Company’s budgeting and planning process for 2007. Messrs. Wolstein and Hurwitz were eligible to earn up to the maximum designated percentage for the achievement of each performance metric. If actual performance is below the threshold of the range, no amount is earned and if actual performance is between threshold and maximum, the amount earned is interpolated.

The structure of the plans and performance against the established metrics was as follows:

Percentage of Award	Metric	Threshold	Maximum	Actual

50%	Total Shareholder Return(1)	5%	15%	(36)%
50%	FFO Per Common Share (diluted)(2)	$3.61	$3.75	$3.79

(1)	Total Shareholder Return is calculated by assuming a one-year hypothetical investment in the Company’s common shares. The value of the investment at the end of the one-year period based on the fair market value of the common shares and assuming the reinvestment of dividends is compared to the fair market value at the beginning of the period and expressed as a percentage return on the original investment.

(2)	FFO is generally defined and calculated by the Company as net income, adjusted to exclude: (a) preferred share dividends, (b) gains from disposition of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (c) extraordinary items and (d) certain non-cash items. A calculation of FFO for 2007 is included under Item 7 of the Company’s Annual Report on Form 10-K. FFO Per Common Share equals FFO divided by average diluted shares outstanding.

The long-term incentive award opportunity with respect to 2007 that was available for each of Messrs. Wolstein and Hurwitz as well as the actual amounts awarded based on performance during the year, expressed as a multiple of the sum of his base salary at the end of the year plus his annual performance-based cash bonus for such year, is set forth below:

	Scott A. Wolstein			Daniel B. Hurwitz
Metric	Threshold	Maximum	Actual	Threshold	Maximum	Actual

Total Shareholder Return	0.375	0.750	0.000	0.375	0.625	0.000
FFO Per Common Share (diluted)	0.375	0.750	0.750	0.375	0.625	0.625

Totals	0.750	1.500	0.750	0.750	1.250	0.625

Based upon the previously described performance, the Committee awarded Messrs. Wolstein and Hurwitz the following long-term incentive awards:

Named Executive Officer	Actual Long-Term Incentive Multiple	Actual Long-Term Incentive Award

Scott A. Wolstein	0.750	$1,500,000
Daniel B. Hurwitz	0.625	$637,500

There are no specific quantitative or qualitative performance metrics that have been established in order to determine the annual long-term incentive award payments for the named executive officers other than Messrs. Wolstein and Hurwitz. The performance of each of the other named executive officers is assessed by Messrs. Wolstein and Hurwitz based on the executive officer’s overall performance related to his area of control and his individual contributions and efforts toward the strategic and tactical objectives of the Company. Generally, in each year Messrs. Schafer, Oakes and Bruce receive a long-term incentive award approximately equal to the same percentage of his maximum award under the annual performance-based cash bonus program. The final awards to Messrs. Schafer, Oakes and Bruce reflect discretionary assessments of performance made by Messrs. Wolstein and Hurwitz.

The long-term incentive award opportunity that was available for each named executive officer other than Messrs. Wolstein and Hurwitz based on performance during 2007, expressed as a multiple of the sum of his base salary at the end of the year plus his annual performance-based cash bonus earned with respect to such year, is set forth opposite the name of the named executive officer. These multiples, as well as the multiples for Messrs. Wolstein and Hurwitz, were established after consultation with the Company’s prior compensation consultant.

Named Executive Officer	Threshold	Maximum

William H. Schafer	0.125	0.500
David J. Oakes	0.500	1.000
Timothy J. Bruce	0.125	0.500

Based upon the performance evaluations by Messrs. Wolstein and Hurwitz, the Committee awarded each named executive officer other than Messrs. Wolstein and Hurwitz a long-term incentive award with respect to performance during 2007 equal to the following multiple of his respective annual base salary plus annual performance-based cash bonus:

	Actual Long-Term	Actual Long-Term
Named Executive Officer	Incentive Multiple	Incentive Award

William H. Schafer	0.375	$175,385
David J. Oakes	0.875	$612,567
Timothy J. Bruce	0.375	$187,154

In the course of reviewing the compensation of Messrs. Wolstein and Hurwitz with respect to 2007, the Committee and the Compensation Consultant became concerned that the metrics for the Company’s long-term incentive program were weighted too heavily on total shareholder return because the Company’s 2007 Supplemental Equity Program uses total shareholder return as its only metric. The Committee and Compensation Consultant are evaluating the long-term incentive program metrics and are considering modifications to the metrics, including the introduction of a qualitative strategic initiatives component.

Consistent with the philosophy of the Committee and the Board in assuring that each of the Company’s executive officers has a significant equity stake in the Company, 75% of the value of each long-term incentive award payable with respect to 2007 was in the form of grants of restricted shares vesting in five equal annual installments and 25% of the value was in the form of stock options vesting in three equal annual installments.

The following sets forth the number of restricted shares and stock options granted to each named executive officer based on his long-term incentive award:

Form of Award	Exercise Price	Wolstein	Schafer	Hurwitz	Oakes	Bruce

Stock Options	$37.69	161,724	13,011	88,785	45,438	13,875
Restricted Shares	—	43,385	3,490	23,820	12,190	3,725

Except for the grants to Mr. Oakes in 2007, no restricted shares or stock options were granted to the named executive officers with respect to employment during 2007 other than the long-term incentive awards described in this Compensation Discussion and Analysis. The Company granted restricted shares and stock options to Mr. Oakes as an inducement to hire pursuant to its 2004 Equity-Based Award Plan.

Restricted Shares.  The Company believes that restricted share awards provide significant incentives while directly aligning the interests of the Company’s executive officers with the interests of the Company’s shareholders. To date, all of the Company’s awards of restricted common shares have been service-based awards that vest over a period of time to encourage the participant’s continued employment with the Company. Except for the restricted shares granted to Mr. Oakes in 2007 and to Mr. Jacobstein in 2007 as part of his long-term incentive award with respect to 2006, the shares vest annually in 20% increments with the first increment vesting on the date of the award. Mr. Oakes’ shares vest annually in 20% increments with the first increment vesting on the first anniversary of the date of grant. Mr. Jacobstein’s shares vest annually in 25% increments with the first increment vesting on the date of the award. The holder of restricted shares has the right to receive dividends with respect to all restricted shares immediately upon their grant; however, the holder has no other rights as a shareholder with respect to the restricted shares, including voting rights, until the shares have vested.

The Company granted an aggregate of 86,610 restricted common shares to the named executive officers in February 2008 based on the long-term incentive awards discussed in this section, allocated among them as described in the Summary Compensation Table.

Stock Options.  The Company believes that stock option grants are a valuable motivating tool and provide a long-term incentive to the executive officers. Generally, if the Company granted stock options to an eligible executive officer upon commencement of employment, then the options were issued at the end of the fiscal quarter in which the executive officer commenced employment; and stock options granted as part of a long-term incentive award for existing executive officers were issued in February on the date on which the award was granted by the Committee during its regularly scheduled February meeting to establish compensation levels and awards. The majority of the options granted by the Committee, including those granted as part of long-term incentive awards with respect to 2007 performance, vest at a rate of 33 1/3% per year over the first three years of the ten-year option term. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends. Options are granted with an exercise price equal to the closing price of the Company’s common shares on the date of grant. The Company has never repriced any stock options or issued options with “reload” provisions.

The Company granted an aggregate of 322,833 stock options to the named executive officers in February 2008 based on the long-term incentive awards discussed in this section, allocated among them as described in the Summary Compensation Table. The number of options granted was determined by dividing the value of the award earned under the long-term incentive award by the value of an option based on the Black Scholes valuation model.

Outperformance Awards.  In connection with its regular evaluation of the Company’s compensation programs, in 2005 the Committee reassessed the performance unit plans previously implemented as a part of the Company’s long-term incentive compensation program. While the performance units served the purpose of retaining the executive officers who received them, there were several aspects of the performance unit plans that the Committee believed could be improved. In particular, the Committee believed that granting a minimum award based entirely on tenure with the Company without any associated performance criteria was inconsistent with the Committee’s goal of achieving long-term incentive compensation that is performance-based. The Committee also believed that because the performance units were an award in addition to other long-term incentive compensation, performance by the Company superior to that required to achieve annual long-term incentive awards should be required to justify the grant of additional compensation. In addition, the Committee and Messrs. Wolstein and Hurwitz also believed that a five-year vesting period for common shares received as a payout under the plans commencing after a five-year performance measurement period was too long of a term for a plan primarily designed to reward performance. Finally, if superior Company performance was to be a condition to the grant of an award, then the award should be made available to a broader group of executives, because superior performance by the Company would require a team of superior performers. Therefore, in 2006, the Committee chose to discontinue its practice of awarding performance units and instead granted outperformance awards to eleven executive officers of the Company, including Messrs. Wolstein, Schafer, Hurwitz and Bruce (the “2005 Outperformance Award Plan”).

Based on the recommendations of the Company’s prior compensation consultant and Mr. Wolstein, the Committee chose three metrics to determine whether an outperformance award should be granted: (a) FFO per common share growth, (b) Annualized Total Shareholder Return (“ATR”) and (c) the Company’s ATR compared to the ATR to shareholders of the companies in the Non-Equity Incentive Plan Peer Group. ATR is the return on an investment in the Company’s common shares during the applicable measurement period, assuming the reinvestment of dividends. All quantitative metrics were measured over a three-year period ending December 31, 2007, for Messrs. Wolstein and Hurwitz and are measured over a five-year period ending on December 31, 2009, for Messrs. Schafer and Bruce and the other executive officers who were granted outperformance awards.

The 2005 Outperformance Award Plan quantitative metrics for Messrs. Wolstein and Hurwitz were as follows:

Outperformance Awards Quantitative Metrics	Target

FFO Per Common Share Growth	8.0% per year
ATR	8.0% per year
ATR Compared to Non-Equity Incentive Plan Peer Group	ATR equal to or greater than the ATR of not less than 75% of the companies in the Non-Equity Incentive Plan Peer Group during the applicable measurement period

The Committee also chose to base 25% of the value of the outperformance awards for Messrs. Wolstein and Hurwitz on subjective factors relating to areas that the Committee believed were critical to the Company’s long-term success, such as executive development and the management transition and succession planning resulting from the anticipated resignation by Mr. Jacobstein as an executive officer.

The 2005 Outperformance Award Plan quantitative metrics for Messrs. Schafer and Bruce are as follows:

Outperformance Awards Quantitative Metrics	Target

FFO Per Common Share Growth	8.0% per year
ATR	17.0% per year
ATR Compared to Non-Equity Incentive Plan Peer Group	ATR equal to or greater than the ATR of not less than 75% of the companies in the Non-Equity Incentive Plan Peer Group during the applicable measurement period

The Committee determines whether the performance targets have been achieved once the Company’s year end financial statements are available. Any award earned will vest on the March 1st immediately after the expiration of the measurement period. In all cases, the outperformance awards relating to the FFO metric and the subjective metrics are expressed as a fixed dollar amount, and the outperformance award relating to the ATR metrics is expressed as a number of common shares of the Company, subject to a cap on the value of the common shares which can be received. It is the intent of the Committee to pay all awards in common shares of the Company; however, the Committee has the right to pay the awards in cash. The Committee also retained the flexibility if no quantitative metric is achieved in full during the relevant measurement period, but any or all of the quantitative metrics have been substantially achieved, to award to the participants an award equal to 25% of the total award that would have been awarded had all quantitative metrics been achieved in full.

The outperformance award opportunity available for each named executive officer based on the 2005 grant, expressed in dollars with respect to the FFO metric and the subjective metric and in number of common shares of the Company with respect to the ATR metrics, is set forth opposite his name:

	FFO Metric	ATR Metrics	Discretionary Metric	Total Award
Named Executive Officer	Opportunity	Opportunity	Opportunity	Opportunity

Scott A. Wolstein	$1,500,000	53,680 shares with a maximum value of $3,760,000	$1,500,000	$6,760,000
William H. Schafer	$417,000	12,850 shares with a maximum value of $1,028,000	$0	$1,445,000
Daniel B. Hurwitz	$750,000	26,840 shares with a maximum value of $1,880,000	$750,000	$3,380,000
Timothy J. Bruce	$500,000	15,400 shares with a maximum value of $1,232,000	$0	$1,732,000

The measurement period for Messrs. Wolstein and Hurwitz ended on December 31, 2007. During this measurement period, the Company achieved the FFO Metric, and the Committee determined that Messrs. Wolstein and Hurwitz attained the Discretionary Metric based on effective development of executives and the successful transition of management responsibilities and duties following Mr. Jacobstein’s resignation as an executive officer. The Company, however, did not achieve either ATR metric. Thus, the Committee granted outperformance awards in common shares of the Company to Messrs. Wolstein and Hurwitz on March 3, 2008 valued at $3,000,000 and $1,500,000, respectively.

2007 Supplemental Equity Program.  The 2007 Supplemental Equity Program was adopted to address two areas that the Committee, after consultation with the Compensation Consultant, deemed inadequate in the Company’s 2005 Outperformance Award Plan. First, the 2005 Outperformance Award Plan did not provide significant enough incentives for higher levels of performance, which the Company believes is essential to be competitive with the compensation paid by private equity firms and other REITs to retain the best talent. Second, if the Company’s share price rises significantly and then declines during the measurement period of the 2005 Outperformance Award Plan, it is possible that an executive will be in, and then out of, the money. Furthermore, as the Company has grown, the number of its executives has increased correspondingly. The Committee, Messrs. Wolstein and Hurwitz, and the Compensation Consultant all believed it was important to incentivize each of the

Company’s key executives to create shareholder value. Thus, 43 executives, including the named executive officers, were chosen to participate in the 2007 Supplemental Equity Program.

In order for participants to receive any grant of shares under the 2007 Supplemental Equity Program, the compounded return on the Company’s common shares during the measurement period must exceed the greater of (a) an amount equal to a deemed compounded return on the common shares (assuming all cash dividends paid are reinvested as of the ex-dividend date) equal to a 9% annual rate compounded as of the last day of each November during the measurement period and (b) an amount equal to a deemed compounded return on the common shares (assuming all cash dividends paid are reinvested as of the ex-dividend date) equal to the total return of the FTSE NAREIT Equity Index (total index that includes reinvested dividends) during the measurement period (the “Minimum Return”). These measures were chosen because the Committee, based on the advice of the Compensation Consultant, deemed it in the best interests of the Company to have metrics that would require both superior performance by the Company when compared to its peers and a minimum return to the shareholders of the Company. The 9% compounded return metric was selected because the Committee wanted to reward only superior performance. The Committee and the Compensation Consultant believed that this 9% compounded return was approximately 1% above the Company’s cost of equity capital and the historical return on a broad index of stock.

The award pool created pursuant to the Supplemental Equity Program will be earned only if the actual total return on the common shares during the relevant measurement period exceeds the Minimum Return. The actual total return on the common shares during the measurement period will be based on (a) the price of a common share as of the last day of a measurement period plus the sum of all cash dividends on a common share during the measurement period with each such dividend being deemed reinvested in common shares as of the ex-dividend date minus (b) $44.41, the closing price of a common share on November 30, 2007 (the “Company Total Return”). The price of a common share as of the last day of a measurement period (the “Share Price”) will be the greater of (i) the average closing price of a common share as reported on the NYSE over the 20 trading days ending on the relevant valuation date and (ii) the closing price of a common share as reported on the NYSE on the trading day immediately preceding the relevant valuation date. However, for purposes of a valuation date that is the date of a Change in Control (as defined in the 2007 Supplemental Equity Program), the Share Price will mean the final price per common share agreed upon by the parties to the Change in Control. If the Company issues additional common shares other than pursuant to employee compensation arrangements, including any equity-based award plan, the Minimum Return and the Company Total Return on those additional common shares and the amount of any award pool payable with respect to those additional common shares will be calculated from the date of issuance of those shares.

Subject to adjustment if the Company issues additional common shares other than pursuant to employee compensation arrangements, the award pool will be an amount equal to the product of (a) 7.5% multiplied by (b) the product of (i) the amount by which the Company Total Return exceeds the Minimum Return times (ii) the number of weighted average outstanding shares during the relevant measurement period calculated on a fully diluted basis as if calculating FFO per common share. On each valuation date occurring on and after November 30, 2010, the award pool will be reduced by the total value of all shares (or cash) previously awarded pursuant to the 2007 Supplemental Equity Program. The maximum award pool on any valuation date shall not exceed (a) the product of (i) 1.5% times (ii) the Share Price on such valuation date times (iii) the number of outstanding common shares on such valuation date determined on a fully diluted basis as if calculating FFO per common share minus (b) the total value of all shares (or cash), if any, previously awarded pursuant to the 2007 Supplemental Equity Program.

A measurement period means each period commencing on December 1, 2007 and ending on a valuation date, with a valuation date meaning each of (i) prior to November 30, 2010, the earlier of (A) the last day of any thirty consecutive calendar day period during which, on each day in that period, the award pool would have equaled the maximum award pool; provided, however, that there shall be no more than one valuation date determined pursuant to clause (A) in any plan year, and (B) the date on which a Change in Control occurs, (ii) November 30, 2010, (iii) after November 30, 2010 to and including November 30, 2011, the earlier of (Y) November 30, 2011 and (Z) the date on which a Change in Control occurs, and (iv) after November 30, 2011, the earlier of (A) November 30, 2012 (the “final valuation date”) and (B) the date on which a Change in Control occurs. A “plan year” means each period of twelve consecutive months during the measurement period starting on December 1st and ending on November 30th.

If for any measurement period, the Company Total Return exceeds the Minimum Return, then the Company will grant to each grantee in respect of an award a number of shares equal to the number of shares (rounded up to the nearest whole number) determined by (i) first multiplying the applicable award pool by the percentage of the award pool to which the grantee is entitled and (ii) then dividing such product by the Share Price. If during a measurement period, the grantee dies or becomes Disabled (as defined in the 2007 Supplemental Equity Program), or the employment of the grantee is terminated by the Company without Cause (as defined in the 2007 Supplemental Equity Program), the grantee will retain the right to receive a grant of shares in respect of an award with respect to that measurement period, and the number of shares granted with respect to an award will be prorated based on the number of days during which the grantee was employed during the measurement period. In such event, the grantee will immediately forfeit any and all rights to receive a grant with respect to all subsequent measurement periods.

Any shares granted with respect to a measurement period will vest in equal annual installments on each vesting date occurring after the end of such measurement period through and including December 15, 2012, so long as the grantee remains in continuous employment with the Company through such vesting date other than by reason of death, Disability or termination of employment without Cause. All unvested shares that have not been previously forfeited will vest immediately upon a Change in Control. In the Committee’s sole discretion it may determine that a grantee’s termination of employment followed by his simultaneous entry into a consulting or consulting-type relationship with the Company constitutes continuous employment with the Company for purposes of the 2007 Supplemental Equity Program. Under the terms of the 2007 Supplemental Equity Program, the term “vesting date” means (i) if a valuation date is determined other than by reference to a Change in Control, then each December 15th succeeding such valuation date to and including December 15, 2012, and (ii) if the valuation date is the date on which a Change in Control occurs, the valuation date.

If the grantee’s employment with the Company is terminated for Cause during any measurement period or in the event the grantee voluntarily terminates his employment with the Company for any reason during any measurement period, the grantee will immediately forfeit any and all rights to receive an award with respect to such measurement period and all subsequent measurement periods, and any and all rights the grantee had in, or may have had to, the 2007 Supplemental Equity Program and all unearned and unvested common shares awarded to the grantee under the 2007 Supplemental Equity Program will terminate.

The following table sets forth the initial percentages of the award pool for the named executive officers:

Name	Percentage of Award Pool

Scott A. Wolstein	30.0%
William H. Schafer	2.4%
Daniel B. Hurwitz	18.0%
David J. Oakes	6.0%
Timothy J. Bruce	2.4%

Discretionary Bonuses.  As previously discussed, the Committee chose FFO per common share and total shareholder return as the metrics for the determination of long-term incentive awards in order to incentivize the achievement of short-term Company goals that support the Company’s long-term success and focus Messrs. Wolstein and Hurwitz on the creation of shareholder value. However, the overriding philosophy of the Committee is that the Company must be able to retain and motivate superior senior executive officers and, in order to achieve this goal, those executive officers must be compensated at a level commensurate with their performance when measured against executive officers in comparable companies; and the Committee reserves the right to make any necessary adjustments to compensation levels determined pursuant to metrics in order to assure that its overall goal is achieved. Based on the data and analysis provided by the Compensation Consultant, the compensation payable to Messrs. Wolstein and Hurwitz pursuant to the metrics would have resulted in an overall level of compensation below that necessary to assure the achievement of the Committee’s overriding philosophy. To meet the objectives of the Committee’s compensation philosophy, the Committee awarded discretionary bonuses with respect to 2007 to Messrs. Wolstein and Hurwitz comprising a cash bonus and long-term incentive compensation award aggregating $700,000 and $627,300, respectively, in order to assure that these officers were compensated at competitive levels and the primary goal of the Committee was realized. Mr. Wolstein received $20,000 of his discretionary bonus in cash and 75% of the remaining balance of $680,000 in restricted shares and 25% of the remaining balance of

$680,000 in stock options. Mr. Hurwitz received $68,000 of his discretionary bonus in cash and 75% of the remaining balance of $559,300 in restricted shares and 25% of the remaining balance of $559,300 in stock options.

Other Benefits

Perquisites.  Pursuant to their employment agreements, the named executive officers receive certain additional benefits. The Committee believes that these benefits are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior executives.

Mr. Wolstein, for purposes of security and efficiency, has the right to use for personal purposes any airplane that the Company leases or in which the Company owns an interest for up to 100 flight hours per calendar year. If Mr. Wolstein’s usage is less than 100 flight hours during the year, the Company is required to pay him the annual average cost per flight hour multiplied by his unused flight hours for the year. If Mr. Wolstein’s usage is greater than 100 flight hours during a year, Mr. Wolstein is required to pay the Company based upon the annual average cost per flight hour multiplied by the number of flight hours by which his usage exceeded 100 flight hours for the year. Mr. Hurwitz was entitled to use of a Company automobile and the payment of club membership fees and dues in 2007. He has agreed to forgo his right to use of a Company automobile in 2008 and thereafter and will receive an adjustment to his base salary based on the value of such benefit. Messrs. Schafer and Oakes are entitled to the payment of certain club membership fees and dues. In addition, Mr. Oakes is entitled to receive a reimbursement from the Company in 2007 for relocation expenses and a relocation allowance. In addition, the employment agreements for each of the Company’s executive officers provides for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time and other customary fringe benefits.

Retirement Benefits.  The Company has established a 401(k) plan for its employees pursuant to which the Company makes semi-monthly, matching contributions equal to 50% of each participant’s contribution, up to 6% of the sum of his base salary plus annual performance-based cash bonus, not to exceed the sum of 3% of the participant’s base salary plus annual performance-based cash bonus.

Deferred Compensation Plans.  The Company’s executive officers, including the named executive officers, are entitled to participate in the Company’s elective deferred compensation plans (the “Elective Deferred Compensation Plans”) and the Equity Deferred Compensation Plans.

Pursuant to the Elective Deferred Compensation Plans, the executive officers can defer up to 100% of their base salaries and annual performance-based cash bonuses, less applicable taxes and authorized benefits deductions. The Elective Deferred Compensation Plans are non-qualified plans and are unsecured, general obligations of the Company. The Company provides a matching contribution to any participant in a given year who has contributed the maximum permitted under the Company’s 401(k) plan. This matching contribution is equal to the difference between (a) 3% of the sum of the executive’s base salary and annual performance-based cash bonus deferred under the 401(k) plan and the Elective Deferred Compensation Plans combined and (b) the actual employer matching contribution provided under the 401(k) plan. Earnings on a participant’s deferred account are based on the results of the investment measurement options available in the applicable plan that are selected by the participant. Settlement is generally made in cash at a date determined by the participant at the time a deferral election is made. All of the named executive officers other than Mr. Oakes elected to defer all or a portion of their 2007 total annual cash compensation pursuant to the Elective Deferred Compensation Plans. In accordance with the transition rules under Section 409A of the Code, Messrs. Wolstein and Hurwitz each elected to have his deferrals for 2005, 2006 and 2007 distributed to him in 2008. For information on the value of annual cash compensation deferred by the named executive officers in 2007, please refer to the Summary Compensation Table and to the Non-Qualified Deferred Compensation Table on pages 28 and 34.

Equity Deferred Compensation Plans.  Pursuant to the Equity Deferred Compensation Plans, the Company’s executive officers, including the named executive officers, have the right to defer the receipt of restricted shares earned under any equity compensation plan and, for compensation earned prior to December 31, 2004, the gain otherwise recognizable upon the exercise of options. The value of participants’ deferrals is converted into units, based on the market value of the Company’s common shares at the time of the deferral, so that each unit is equivalent in value to one common share. The Company has established a “rabbi” trust, which holds common shares of the Company, to satisfy its payment obligations under these plans. Common shares equal to the number of units credited to the participants’ accounts under the plans are placed in the “rabbi” trust. In the event of the Company’s insolvency, the assets of the “rabbi” trust are available to general creditors. Settlement of units is generally made in common shares of the Company at a date determined by the participant at the time a deferral election is made. For information on the value of the 2007 awards, please refer to the Summary Compensation Table. In 2007, Messrs. Wolstein, Hurwitz and Bruce deferred receipt of 96,784, 30,912 and 2,473 restricted shares, respectively. In accordance with the transition rules under Section 409A of the Code, Mr. Wolstein elected to have certain restricted shares deferred during 2007 distributed to him in 2008.

Change in Control Agreements

The Company has entered into a change in control agreement with several executive officers, including each of the named executive officers. The change in control agreements are designed to promote stability and continuity of senior management. Under these agreements, certain benefits are payable by the Company if a “Triggering Event” occurs within two years (or three years for Mr. Wolstein) after a “Change in Control.” In general, the Compensation Committee believes that the use of change in control agreements is appropriate because such agreements help insure a continuity of management during a threatened takeover and help insure that management remains focused on completing a transaction that is likely to maximize shareholder value. Payments are only triggered if a change in control occurs and the officer is terminated or effectively terminated or actions are taken that materially and adversely impact the executive officer’s position with the Company or his compensation. The Compensation Committee believes the compensation is appropriate because the executive officer may have forgone other opportunities at the time of the change in control, and it may be difficult for an executive officer to find a comparable position within a reasonable period of time.

Additional information concerning the terms of the change in control agreements and the amounts payable pursuant to the change in control agreements for the named executive officers upon the occurrence of a “triggering event” and a “change in control” are contained under Potential Payments Upon Termination or Change in Control on pages 35 — 42.

David M. Jacobstein’s Compensation

On May 8, 2007, Mr. Jacobstein resigned as an executive officer of the Company. Prior to his resignation, Mr. Jacobstein held the office of President and Chief Operating Officer. In order to assist in an orderly management transition and to permit the Company to avail itself of Mr. Jacobstein’s experience and expertise, the Company and Mr. Jacobstein entered into an amended and restated employment agreement, effective May 8, 2007, pursuant to which Mr. Jacobstein provides services as reasonably requested by Mr. Wolstein or the Board of Directors through December 31, 2010, but he is not required to devote more than 20 hours per month to the performance of such duties. The employment agreement may be terminated by the Company with cause (as defined in the agreement) or without cause upon not less than 90 days’ prior written notice to Mr. Jacobstein. The following list sets forth Mr. Jacobstein’s compensation under the amended and restated employment agreement: (a) base salary of $600,000 per annum; (b) participation in additional benefits generally available to other executive officers throughout the term of the agreement; (c) reimbursement for financial planning, tax return and financial statement preparation services up to $5,000 per annum; (d) a one-time reimbursement for legal and consulting fees related to the review of the amended and restated employment agreement up to $5,000; and (e) use of a new automobile, including all operating expenses. Additionally, the Company and Mr. Jacobstein entered into an amended and restated change in control agreement that provides him the payments and benefits he would have received during the remaining term of the employment agreement in the event of a change in control. The Company recorded a charge to general and administrative expense of approximately $4.1 million in the first quarter of 2007 relating to these agreements.

Tax and Accounting Implications

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The Company believes that it is operating in good faith compliance with the statutory provisions and the regulations promulgated thereunder.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for share-based payments in accordance with the requirements of FASB Statement 123(R).

Impact of Section 162(m) of the Internal Revenue Code of 1986

The Company has made an election to qualify as a REIT under the Internal Revenue Code of 1986, and as such generally will not be subject to federal income tax. Thus, the deduction limit for compensation paid to the Chief Executive Officer and the three other most highly compensated executive officers of a public company contained in Section 162(m) of the Internal Revenue Code is not material to the design and structure of the Company’s executive compensation program.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Executive Compensation Committee
Terrance R. Ahern, Chairman
Victor B. MacFarlane
Barry A. Sholem
William B. Summers, Jr.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers or directors serve or have served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Executive Compensation Committee.

Summary Compensation Table

								Change in
								Pension
							Non-	Value and
							Equity	Nonqualified
							Incentive	Deferred
					Stock	Option	Plan	Compensation	All Other
Name and		Salary		Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)		($)	($)	($)	($)	($)	($)		($)
(a)	(b)	(c)(1)		(d)(2)	(e)(3)	(f)(4)	(g)(1)(5)	(h)	(i)		(j)

Scott A. Wolstein	2007	$880,449	(6)	$700,000	$2,528,826	$628,812	$1,000,000	—	$1,414,314	(7)	$7,152,401
Chairman and Chief Executive Officer	2006	$641,667		—	$2,440,858	$691,277	$1,614,380	—	$752,295		$6,140,477
William H. Schafer	2007	$290,395		$175,361	$266,014	$46,277	—	—	$28,704	(8)	$806,751
Executive Vice President and Chief Financial Officer	2006	$266,667		$140,514	$249,756	$51,113	—	—	$40,146		$748,196
Daniel B. Hurwitz	2007	$507,131	(9)	$627,300	$1,034,972	$235,727	$476,000	—	$53,400	(10)	$2,934,530
President and Chief Operating Officer	2006	$425,171		—	$972,633	$235,904	$505,900	—	$62,710		$2,202,318
David J. Oakes	2007	$247,917	(11)	$350,000	$215,333	$234,832	—	—	$41,428	(12)	$1,089,510
Executive Vice President and Chief Investment Officer
Timothy J. Bruce	2007	$309,706		$187,022	$277,130	$55,426	—	—	$12,771	(13)	$842,055
Executive Vice President of Development	2006	$288,042		$116,000	$261,844	$73,844	—	—	$14,125		$753,855
David M. Jacobstein	2007	$545,067		—	$2,176,217	$501,785	—	—	$50,368	(14)	$3,273,437
Former President and Chief Operating Officer	2006	$436,333		—	$606,202	$278,309	$519,300	—	$92,974		$1,933,118

(1)	The amounts reported in columns (c) and (g) include amounts deferred into the Company’s 401(k) Plan (a qualified plan) and Elective Deferred Compensation Plans (nonqualified plans) by Messrs. Wolstein, Schafer, Hurwitz, Oakes, Bruce and Jacobstein for the years ended December 31, 2007 and December 31, 2006:

Year Ended	Wolstein	Schafer	Hurwitz	Oakes	Bruce	Jacobstein

2007	$1,563,596	$41,355	$57,401	$0	$52,871	$233,373
2006	$86,125	$38,500	$57,889	$0	$12,090	$417,747

Under the Elective Deferred Compensation Plans, amounts are payable to the executive officer at a date specified by the executive officer at the time of his deferral election in accordance with the provisions of the plans. In accordance with the transition rules under Section 409A of the Code, Messrs. Wolstein and Hurwitz each elected to have his deferrals to the Elective Deferred Compensation Plans for 2005, 2006 and 2007 distributed to him in 2008.

(2)	The amounts reported in column (d) for Messrs. Wolstein and Hurwitz reflect a discretionary bonus comprising a cash bonus and long-term incentive compensation award aggregating $700,000 and $627,300, respectively. Mr. Wolstein received $20,000 as a cash bonus and 75% of the remaining balance of $680,000 in restricted shares and 25% of the remaining balance of $680,000 in stock options. Mr. Hurwitz received $68,000 as a cash bonus and 75% of the remaining balance of $559,300 in restricted shares and 25% of the remaining balance of $559,300 in stock options. See “Compensation Discussion and Analysis — Components of the Compensation Program” on page 15 for additional information. The amounts reported in column (d) for the named executive officers other than Messrs. Wolstein and Hurwitz reflect amounts earned by such executives as part of the Company’s annual performance-based cash bonus program and include amounts deferred by the executives. The amount of bonus earned is calculated as a percentage of annualized base compensation and is more fully described in Compensation Discussion and Analysis under “Non-Equity Incentive Plan Compensation” on page 16.

(3)	The amounts reported in column (e) reflect the dollar amount recognized for financial statement purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with FAS 123(R), of awards pursuant to the Company’s long-term incentive program, including the 2007 Supplemental Equity Program, and include amounts for awards granted in and prior to such years. Assumptions used in the calculation of these amounts are included in Footnote 18 to the financial statements included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2007, filed with the SEC on February 29, 2008.

(4)	The amounts reported in column (f) reflect the dollar amount recognized for financial statement purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with FAS 123(R), of awards pursuant to the long-term incentive program, and include amounts for awards granted in and prior to such years. Assumptions used in the calculation of these amounts are included in Footnote 18 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 29, 2008.

(5)	The amounts reported in column (g) reflect amounts earned by such executives as part of the Company’s annual performance-based cash bonus program. In the case of Mr. Wolstein, the amount for 2006 also includes an incentive payment of $683,000 earned as part of the RVIP Incentive Program, which is more fully explained in Compensation Discussion and Analysis under “Base Salaries and Certain Other Annual Compensation” in the Company’s Proxy Statement for the year ended December 31, 2006, filed with the SEC on April 3, 2007. Mr. Wolstein did not receive any payment as part of the RVIP Incentive Program in 2007 and will not receive additional payments under such program.

(6)	The amount reported reflects an annual base salary for Mr. Wolstein of $669,528 for the portion of 2007 prior to May 1, 2007 and an annual base salary of $1,000,000 for the portion of 2007 on and after May 1, 2007.

(7)	The amount reported as “All Other Compensation” for Mr. Wolstein includes amounts related to matching contributions to the Elective Deferred Compensation Plans in the amount of $54,355; personal auto usage of $30,592; amounts paid for a long-term disability policy; and amounts paid for life insurance coverage. Also includes $650,000 received in lieu of certain split-dollar life insurance benefits, explained more fully in the Compensation Discussion and Analysis under “Base Salaries and Certain Other Annual Compensation” on pages 15 — 16. Mr. Wolstein will not receive additional compensation in lieu of these life insurance benefits in 2008 or thereafter. Mr. Wolstein also has the right to use for personal purposes any airplane which the Company leases or has an interest in for up to 100 flight hours per fiscal year. If his usage is less than 100 flight hours, the Company will pay him based upon the annual average cost per flight hour multiplied by his unused flight hours. If Mr. Wolstein’s usage is greater than 100 flight hours, Mr. Wolstein will pay the Company based upon the annual average cost per flight hour multiplied by the number of flight hours by which his usage exceeded 100 flight hours. The hourly cost of usage is based on the incremental cost to the Company, taking into account the following items for the number of flight hours used: management fees, fuel expense, landing fees, international fees, miscellaneous taxes, and the hourly rate the Company pays for use of the airplane. The amount shown in column (i) for Mr. Wolstein includes $668,497, which is attributable to Mr. Wolstein’s personal use of the Company’s airplanes. None of the other amounts in column (i), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for Mr. Wolstein.

(8)	The amount reported as “All Other Compensation” for Mr. Schafer includes: matching contributions to the Company’s 401(k) plan; matching contributions to the Elective Deferred Compensation Plans; amounts paid for a long-term disability policy; amounts paid for life insurance coverage; and amounts paid for business and country club memberships. None of the amounts in column (i), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for Mr. Schafer.

(9)	The amount reported reflects an annual base salary for Mr. Hurwitz of $432,407 for the portion of 2007 prior to May 1, 2007 and an annual base salary of $544,000 for the portion of 2007 on and after May 1, 2007.

(10)	The amount reported as “All Other Compensation” for Mr. Hurwitz includes: matching contributions to the Company’s 401(k) plan; matching contributions to the Elective Deferred Compensation Plans in the amount of $25,181; amounts paid for a long-term disability policy; amounts paid for life insurance coverage; amounts paid for business and country club memberships; and use of a Company automobile. None of the other amounts in column (i), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for such officer.

(11)	Mr. Oakes commenced employment with the Company on April 16, 2007 at an annual base salary of $350,000. The amount reported reflects the annual base salary paid to Mr. Oakes for the portion of 2007 during which he was employed.

(12)	The amount reported as “All Other Compensation” for Mr. Oakes includes: amounts paid for business and country club memberships; reimbursement by the Company of certain relocation expenses in the amount of $28,743; and a relocation allowance of $10,000. None of the other amounts in column (i), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for such officer.

(13)	The amount reported as “All Other Compensation” for Mr. Bruce includes: matching contributions to the Company’s 401(k) plan and matching contributions to the Elective Deferred Compensation Plans. None of the amounts in column (i), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for such officer.

(14)	The amount reported as “All Other Compensation” for Mr. Jacobstein includes matching contributions to the Company’s 401(k) plan; matching contributions by the Company to the Elective Deferred Compensation Plans in the amount of $25,181; use of a Company automobile; amounts paid for the employee portion of medical, dental and vision insurance; and amounts paid for tax and financial planning fees. None of the other amounts in column (i), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for such officer.

Grant of Plan-Based Awards for Fiscal Year 2007

									All Other
									Option
								All Other	Awards:	Exercise	Grant
								Stock	Number of	or Base	Date
								Awards:	Securities	Price	Fair Value
		Estimated Future Payouts			Estimated Future Payouts			Number of	Underlying	of Option	of Stock
	Grant	Under Non-Equity Incentive			Under Equity Incentive			Shares of Stock	Options	Awards	and Option
	Date	Plan Awards(1)			Plan Awards(2)			or Units (#)	(#)	($/Sh)	Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Name	(a)	(b)	(c)	(d)	(e)	(f)	(g)(3)	(h)	(i)	(j)	(k)

Scott A. Wolstein	2/23/2007	$750,000	—	$1,500,000

	2/23/2007				$1,312,500	—	$3,750,000

	12/1/2007				$0	—	$32,083,000				$6,926,595

William H. Schafer	2/23/2007	$58,454	$116,907	$233,814

	2/23/2007				$43,840	—	$263,041

	12/1/2007				$0	—	$2,567,000				$554,128

Daniel B. Hurwitz	2/23/2007	$408,000	—	$680,000

	2/23/2007				$714,000	—	$1,530,000

	12/1/2007				$0	—	$19,250,000				$4,155,957

David J. Oakes	4/16/2007	$175,000	$262,500	$437,500

	4/16/2007				$262,500	—	$787,500

	12/1/2007				$0	—	$6,417,000				$1,385,319

Timothy J. Bruce	2/23/2007	$62,341	$124,682	$249,363

	2/23/2007				$46,756	—	$280,534

	12/1/2007				$0	—	$2,567,000				$554,128

David M. Jacobstein	—

(1)	Amounts reflect award opportunities the Company granted under its annual performance-based cash bonus program for 2007 based on performance during that year. The amount of the award earned by each of Messrs. Wolstein and Hurwitz is included in the Non-Equity Incentive Plan Compensation column (column (g)) of the Summary Compensation Table, and the amount of the award earned by each of the other named executive officers is included in the Bonus column (column (d)) of the Summary Compensation Table. See

“Compensation Discussion and Analysis — Components of the Compensation Program” on page 15 for additional information concerning the program.

(2)	Amounts granted on February 23, 2007 (but with respect to Mr. Oakes on April 16, 2007) reflect award opportunities the Company granted under its annual long-term incentive compensation program for 2007 based on performance during that year. See “Compensation Discussion and Analysis — Components of the Compensation Program” on page 15 for additional information concerning the program, including the actual amounts awarded for 2007. Amounts granted on December 1, 2007 reflect grants made under the 2007 Supplemental Equity Program to Messrs. Wolstein, Schafer, Hurwitz, Oakes and Bruce, on December 1, 2007. The parameters of this program, which has a threshold of zero and no target award, are more fully described in the Compensation Discussion and Analysis under “2007 Supplemental Equity Program.” The 2007 Supplemental Equity Program is described in Footnote 18 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 29, 2008. It is the intent of the Company to pay all awards under the 2007 Supplemental Equity Program in common shares of the Company; however, the Company has the right to pay the awards in cash. For 2007, awards under the long-term incentive compensation program and the 2007 Supplemental Equity Program were determined in dollars; however, the long-term incentive awards were, and the Supplemental Equity Program awards are expected to be, paid in common shares of the Company.

(3)	Amounts shown in this column are estimated based upon the assumption that (i) the Company exceeded the Minimum Total Shareholder Return over the three-year period of 9% ending November 30, 2010, (ii) the total return of the FTSE Equity Index during such period was equal to or less than 9% and (iii) the Company’s performance resulted in an award pool equal to the Maximum Award Pool (1.5% times the number of outstanding common shares of the Company on a fully diluted basis on December 31, 2007). The maximum dollar amounts indicated for each executive are calculated according to the applicable percentage of the aggregate award pool granted to each executive. The 2007 Supplemental Equity Program is more fully explained in the Compensation Discussion and Analysis on pages 22 — 24.

Outstanding Equity Awards at Fiscal Year-End for Fiscal Year 2007

	Option Awards				Stock Awards
			Equity						Equity
			Incentive					Equity	Incentive
			Plan					Incentive	Plan Awards:
			Awards:					Plan Awards:	Market or
	Number of	Number of	Number of			Number of	Market Value	Number of	Payout Value
	Securities	Securities	Securities			Shares or	of Shares	Unearned	of Unearned
	Underlying	Underlying	Underlying			Units of	or Units	Shares, Units	Shares, Units
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	That	or Other Rights	or Other Rights
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	That Have	That Have Not
	Exercisable	Unexercisable(1)	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Not Vested	Vested ($)
Name	(a)	(b)	(c)	(d)	(e)	(f)(2)	(g)(3)	(h)(4)(5)	(i)

Scott A. Wolstein	55,243	0	—	$36.32	2/24/2014	330,026	$12,636,696	53,680	$2,055,407
	45,334	45,334	—	$41.37	2/24/2015
	22,128	44,256	—	$50.81	2/23/2016
	0	57,770	—	$66.75	2/23/2017
William H. Schafer	4,500	0	—	$23.00	2/25/2013	5,063	$193,862	12,850	$492,027
	15,036	0	—	$36.32	2/24/2014
	8,446	4,223	—	$41.37	2/24/2015
	1,967	3,934	—	$50.81	2/23/2016
	0	4,719	—	$66.75	2/23/2017
Daniel B. Hurwitz	17,342	0	—	$36.32	2/24/2014	135,027	$5,170,184	26,840	$1,027,704
	32,526	16,263	—	$41.37	2/24/2015
	8,889	17,780	—	$50.81	2/23/2016
	0	22,809	—	$66.75	2/23/2017
David J. Oakes	0	100,000	—	$64.60	4/16/2017	25,000	$957,250	—	—
Timothy J. Bruce	61,896	0	—	$22.89	9/09/2012	4,950	$189,536	15,400	$589,666
	2,080	0	—	$23.00	2/25/2013
	10,672	0	—	$36.32	2/24/2014
	8,930	4,465	—	$41.37	2/24/2015
	2,627	5,254	—	$50.81	2/23/2016
	0	2,706	—	$66.75	2/23/2017
David M. Jacobstein	19,676	0	—	$23.00	2/25/2013	136,373	$5,221,722	—	—
	66,214	0	—	$36.32	2/24/2014
	18,329	18,329	—	$41.37	2/24/2015
	9,113	18,227	—	$50.81	2/23/2016
	0	23,412	—	$66.75	2/23/2017

(1)	The following table sets forth the vesting dates of the options held by the named executive officers:

Date	Wolstein	Schafer	Hurwitz	Oakes	Bruce	Jacobstein

2/23/2008	41,384	3,540	16,493	—	3,529	16,917
2/24/2008	45,334	4,223	16,263	—	4,465	18,329
4/16/2008	—	—	—	33,333	—	—
2/23/2009	41,385	3,540	16,493	—	3,529	16,918
4/16/2009	—	—	—	33,333	—	—
2/23/2010	19,257	1,573	7,603	—	902	7,804
4/16/2010	—	—	—	33,334	—	—

(2)	The following table sets forth the vesting dates of the restricted shares held by the named executive officers:

Date	Wolstein	Schafer	Hurwitz	Oakes	Bruce	Jacobstein

1/01/2008	68,000	—	22,666	—	—	22,666
2/23/2008	10,061	860	4,009	—	845	4,606
2/24/2008	15,654	1,403	5,118	—	1,465	6,263
4/16/2008	—	—	—	5,000	—	—
1/01/2009	68,000	0	22,667	—	—	22,667
2/23/2009	10,061	860	4,009	—	845	4,606
2/24/2009	7,318	682	2,625	—	721	2,959
4/16/2009	—	—	—	5,000	—	—
1/01/2010	68,000	—	22,666	—	—	22,666
2/23/2010	10,061	860	4,009	—	845	4,606
4/16/2010	—	—	—	5,000	—	—
1/01/2011	34,000	—	22,667	—	—	22,667
2/23/2011	4,871	398	1,924	—	229	—
4/16/2011	—	—	—	5,000	—	—
1/01/2012	34,000	—	22,667	—	—	—
4/16/2012	—	—	—	5,000	—	—

(3)	These amounts were calculated based upon the closing price of the Company’s common shares on December 31, 2007 of $38.29.

(4)	Reflects shares available to the named executive officer if the ATR metrics are met with respect to the 2005 Outperformance Award Plan. The 2005 Outperformance Award Plan is more fully described in the Compensation Discussion and Analysis on pages 21 — 22. A target award amount is not determinable under the 2007 Supplemental Equity Program. Amount reflects a grant of no shares under the program as of December 31, 2007 because the return on the Company’s common shares for the year ended December 31, 2007 was less than the Minimum Return for that year. Any shares granted under the 2007 Supplemental Equity Program vest in equal annual installments on each December 15th occurring after the end of the applicable measurement period for which the shares were granted through and including December 15, 2012, subject to certain exceptions set forth in the program. The 2007 Supplemental Equity Program is more fully described in the Compensation Discussion and Analysis on pages 22 — 24.

(5)	The ATR metrics under the 2005 Outperformance Plan were not satisfied for Messrs. Wolstein and Hurwitz, and as a result, Messrs. Wolstein and Hurwitz did not receive these shares.

Option Exercises and Shares Vested for Fiscal Year 2007

	Option Awards		Stock Awards(1)
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
	Exercise (#)	Exercise ($)	(#)	Vesting ($)
Name	(a)	(b)	(c)	(d)(2)

Scott A. Wolstein	2,753	$76,120	99,558	$6,406,397
William H. Schafer	0	$0	3,119	$208,558
Daniel B. Hurwitz	0	$0	31,871	$2,053,036
David J. Oakes	0	$0	0	$0
Timothy J. Bruce	5,887	$179,101	2,473	$165,559
David M. Jacobstein	2,753	$77,029	34,636	$2,237,642

(1)	Reflects shares received in the first quarter of 2007 pursuant to the long-term incentive awards for the 2003-2007 grants to such named executive officer.

(2)	Computed as the number of shares acquired on vesting using the market price as of the date of vesting. For Messrs. Wolstein and Hurwitz, 64,000 and 20,000 shares vested on January 1, 2007, at $62.95. The remaining shares acquired on vesting occurred in February 2007 at $66.75.

Nonqualified Deferred Compensation for Fiscal Year 2007(1)

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Aggregate Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
	($)	($)	($)	($)	($)
Name	(a)(2)	(b)(3)	(c)	(d)	(e)

Scott A. Wolstein	$1,563,596	$54,355	$2,301,052	$0	$34,196,289
William H. Schafer	$25,855	$6,177	$29,752	$0	$330,858
Daniel B. Hurwitz	$50,651	$27,016	$198,657	$0	$3,013,490
David J. Oakes	$0	$0	$0	$0	$0
Timothy J. Bruce	$42,571	$7,656	$23,515	$0	$433,977
David M. Jacobstein	$212,873	$25,181	$196,391	$0	$2,420,344

(1)	The Company’s nonqualified deferred compensation plans, which include the Elective Deferred Compensation Plans and the Equity Deferred Compensation Plans, are described more fully in the Compensation Discussion and Analysis under “Other Benefits” on page 25.

(2)	In accordance with the transition rules under Section 409A of the Code, Messrs. Wolstein and Hurwitz each elected to have his deferrals to the Elective Deferred Compensation Plans for 2005, 2006 and 2007 distributed to him in 2008, and Mr. Wolstein elected to have certain restricted shares deferred to the Equity Deferred Compensation Plans during 2007 distributed to him in 2008.

(3)	Amounts included as part of “All Other Compensation” to such named executive officer in the Summary Compensation Table on page 28.

Employment Agreements

The Company has entered into separate employment agreements with each of the named executive officers. Mr. Jacobstein’s employment agreement is discussed in the “Compensation Discussion and Analysis” section on page 26. Each of the employment agreements (other than Messrs. Wolstein’s and Jacobstein’s agreements) contains an “evergreen” provision that provides for an automatic extension of the agreement for an additional year at the end of each fiscal year, subject to the parties’ termination rights.

In the case of Messrs. Schafer, Hurwitz, Oakes and Bruce, the agreement can be terminated by the Company by giving 90 days’ prior written notice prior at any time. Mr. Wolstein’s employment agreement does not permit the Company to terminate his employment without cause unless three years’ prior notice is given.

The agreements provide for minimum base salaries subject to increases approved by the Committee. The annual base salary for Mr. Wolstein for 2007 was $669,528 prior to May 1 2007 and $1,000,000 on and after such date. The annual base salary for Mr. Hurwitz for 2007 was $432,407 prior to May 1, 2007 and $544,000 on and after such date. The annual base salaries for 2007 were $292,268, $350,000 and $311,704 for Messrs. Schafer, Oakes and Bruce, respectively.

Pursuant to his employment agreement, Mr. Wolstein is currently entitled to use any airplane the Company leases or in which the Company owns an interest for up to 100 flight hours per fiscal year. If Mr. Wolstein’s flight usage is less than 100 flight hours during the year, the Company is required to pay him the annual average cost per flight hour multiplied by his unused flight hours for the year. If Mr. Wolstein’s usage is greater than 100 flight hours during a year, Mr. Wolstein is required to pay the Company based upon the annual average cost per flight hour multiplied by the number of flight hours by which his usage exceeded 100 flight hours for the year.

Pursuant to his employment agreement, Mr. Hurwitz was entitled to use of a Company automobile and the payment of country and business club membership fees and dues in 2007. He has agreed to forgo his right to use of a

Company automobile in 2008 and thereafter and will receive an adjustment to his base salary based on the value of such benefit.

Pursuant to their agreements, Messrs. Schafer and Oakes are entitled to the payment of certain club membership fees and dues. In addition, Mr. Oakes was entitled to receive reimbursement by the Company in 2007 for certain relocation expenses and a relocation allowance of $10,000.

In addition, the employment agreements for each of the Company’s named executive officers provide for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time and other customary fringe benefits. Attributed costs of these benefits for the named executive officers for 2007 are included in the Summary Compensation Table on page 28.

Pursuant to the agreements, each of Messrs. Wolstein, Schafer, Hurwitz, Oakes and Bruce is entitled to annual performance-based cash bonuses equal to a percentage of his base salary as approved by the Committee. See the Compensation Discussion and Analysis under “Non-Equity Incentive Plan Compensation” for a discussion of the methods used to determine these annual performance-based cash bonuses and each named executive officer’s threshold, target and maximum annual performance-based cash bonus percentage.

If the named executive officer’s employment is terminated by the Company without cause, or by the named executive officer for good reason, he is entitled to receive (a) in the case of Mr. Wolstein, in addition to the amounts payable under his employment agreement, continued use of office space, office support and secretarial services at the expense of the Company for a period ending on the earlier of (i) Mr. Wolstein’s death, (ii) the date on which Mr. Wolstein commences other employment, or (iii) the fifth anniversary of the termination date, (b) in the case of Mr. Hurwitz, a payment equal to two times his annual salary plus his target annual performance-based cash bonus for the year during which the termination occurs assuming all performance goals for such target amount have been met, (c) in the case of Messrs. Schafer, Oakes and Bruce, a payment equal to his annual salary plus the amount of annual performance-based cash bonus payable to him prorated up through the date of termination and accrued by the Company as of the month of termination and (d) in the case of Messrs. Schafer, Hurwitz, Oakes and Bruce, continued life, disability and medical insurance for a period of one year following such termination.

In the cases of Messrs. Wolstein, Schafer, Hurwitz, Oakes and Bruce, the agreements also provide that to the extent that any of the payments to be made under the employment agreements or the change in control agreements discussed below (together with all other payments of cash or property, whether pursuant to the agreements or otherwise, but excluding any units or awards granted or vested pursuant to his Outperformance Long-Term Incentive Plan Agreement or Performance Unit Agreement with the Company or pursuant to the 2007 Supplemental Equity Program) constitutes “excess parachute payments” under certain tax laws, the Company will pay to the executive officer such additional amounts as are necessary to cause him to receive the same after-tax compensation that he would have received but for the application of such tax laws.

Potential Payments Upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation and other benefits to the named executive officers in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each named executive officer in each situation is listed in the tables below.

Based on a hypothetical termination or change in control occurring on December 31, 2007, the following tables describe the potential payments upon such termination or change in control for each named executive officer.

Scott A. Wolstein

					Involuntary
					or Good
	Retirement		Involuntary		Reason
Executive Benefits	or Other		Not For		Termination
and Payments	Voluntary		Cause	For Cause	(Change in
Upon Termination	Termination		Termination(1)	Termination	Control)	Disability		Death

Compensation:
Cash Severance(2)	$0		$6,000,000	$0	$7,500,000	$4,902,419		$0
Long-term Incentives:
Unvested and Accelerated Restricted Shares(3)	$0	(4)	$0	$0	$12,073,718	$12,073,718		$12,073,718
Unvested and Accelerated Stock Options	$0		$0	$0	$0	$0		$0
Outperformance Units(5)	$0		$3,000,000	$0	$3,000,000	$3,000,000		$3,000,000
2007 Supplemental Equity Program(6)	$0		$0	$0	$0	$0		$0
Benefits & Perquisites:
Post-Termination Health, Welfare and Airplane Benefits(7)	$0		$1,860,000	$0	$1,240,000	$1,240,000		$0
Life Insurance Proceeds	$0		$0	$0	$0	$0		$22,722,557	(8)
Disability Insurance Proceeds	$0		$0	$0	$0	$1,345,402	(9)	$0
280G Gross-Up(10)	$0		$0	$0	$0	$0		$0
Accrued Vacation(11)	$0		$0	$0	$0	$0		$0
Post Termination Office and Secretarial Services(7)	$700,000		$700,000	$0	$700,000	$700,000		$0

(1)	Mr. Wolstein’s employment agreement does not permit the Company to terminate his employment without cause unless three years’ prior notice is given. Accordingly, the Company has assumed for this hypothetical termination that Mr. Wolstein would receive a lump-sum payment equal to the salary and bonus and health, welfare and airplane benefits he would have received under his employment agreement during the three-year period following the termination.

(2)	Amounts calculated pursuant to the terms of Mr. Wolstein’s employment agreement or change in control agreement, as applicable.

(3)	Includes 400,000 restricted shares granted pursuant to the conversion of performance unit awards.

(4)	Pursuant to the plans under which restricted shares were awarded, the Compensation Committee may, in its discretion, accelerate the vesting of unvested restricted shares in the event of Mr. Wolstein’s retirement.

(5)	Amounts calculated pursuant to the terms of Mr. Wolstein’s outperformance long-term incentive agreement are based on the assumption that the FFO metric and the discretionary metric would have been achieved during the measurement period, as actually occured.

(6)	Amounts calculated pursuant to the 2007 Supplemental Equity Program. It was assumed that a valuation date and any without cause, disability or death termination occurred on December 31, 2007. For the hypothetical change in control on December 31, 2007, it was assumed that the price per common share agreed upon by the parties to the change in control was equal to the closing price of the common shares on the NYSE on December 31, 2007.

(7)	Estimated present value of benefits calculated assuming a 6.5% discount rate and an assumed rate of cost increase of 6.5%.

(8)	Includes a $400,000 payment under a group term life policy provided by the Company, a $11,878,998 payment under an individual voluntary policy for which the Company paid premiums prior to July 30, 2002 and a $10,443,559 payment under a survivor’s policy for which the Company paid premiums prior to July 30, 2002.

(9)	The estimated payments for long-term disability utilize a present value calculation based upon the executive’s age and maximum benefit available upon a total disability. In general, benefits are available until age 65.

(10)	While Mr. Wolstein’s change in control agreement provides for a gross-up payment with respect to excess parachute payments under Section 280G, based on the assumed hypothetical change in control, the gross-up payment would not have been triggered because no excess parachute payments would have been made.

(11)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to the Company’s vacation policy.

William H. Schafer

					Involuntary
					or Good
	Retirement		Involuntary		Reason
Executive Benefits	or Other		Not For		Termination
and Payments	Voluntary		Cause	For Cause	(Change in
Upon Termination	Termination		Termination	Termination	Control)	Disability		Death

Compensation:
Cash Severance(1)	$0		$467,629	$0	$1,052,165	$467,629		$467,629
Long-term Incentives:
Unvested and Accelerated Restricted Shares	$0	(2)	$0	$0	$132,905	$132,905		$132,905
Unvested and Accelerated Stock Options	$0		$0	$0	$0	$0		$0
Outperformance Units(3)	$0		$866,278	$0	$417,000	$866,278		$866,278
2007 Supplemental Equity Program(4)	$0		$0	$0	$0	$0		$0
Benefits & Perquisites:
Post-Termination Health and Welfare Benefits(5)	$0		$20,000	$0	$40,000	$0		$20,000
Life Insurance Proceeds	$0		$0	$0	$0	$0		$400,000
Disability Insurance Proceeds	$0		$0	$0	$0	$3,220,131	(6)	$0
280G Gross-Up(7)	$0		$0	$0	$0	$0		$0
Accrued Vacation(8)	$0		$0	$0	$0	$0		$0

(1)	Amounts calculated pursuant to the terms of Mr. Schafer’s employment agreement or change in control agreement, as applicable.

(2)	Pursuant to the plans under which restricted shares were awarded, the Compensation Committee may, in its discretion, accelerate the vesting of unvested restricted shares in the event of Mr. Schafer’s retirement.

(3)	Amounts calculated pursuant to the terms of Mr. Schafer’s outperformance long-term incentive agreement. For the hypothetical change in control on December 31, 2007, the following assumptions were utilized: growth in FFO metric would have been achieved and neither total shareholder return metric would have been achieved. In such event, the payment would be made upon the occurrence of the change in control. For the hypothetical without cause, death or disability termination, the amounts are based on the assumption that all the metrics would have been achieved during the measurement period ending on December 31, 2009, and that the maximum award would have been granted. In such event, the payment would be made on March 1, 2010.

(4)	Amounts calculated pursuant to the 2007 Supplemental Equity Program. It was assumed that a valuation date and any without cause, disability or death termination occurred on December 31, 2007. For the hypothetical change in control on December 31, 2007, it was assumed that the price per common share agreed upon by the parties to the change in control was equal to the closing price of the common shares on the NYSE on December 31, 2007.

(5)	Estimated present value of benefits calculated assuming a 6.5% discount rate and an assumed rate of cost increase of 6.5%.

(6)	The estimated payments for long-term disability utilize a present value calculation based upon the executive’s age and maximum benefit available upon a total disability. In general, benefits are available until age 65.

(7)	While Mr. Schafer’s change in control agreement provides for gross-up protection with respect to excess parachute payments under Section 280G, based on the assumed hypothetical termination, the gross-up payment would not be triggered because no excess parachute payments would be made.

(8)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to the Company’s vacation policy.

Daniel B. Hurwitz

					Involuntary
					or Good
	Retirement		Involuntary		Reason
Executive Benefits	or Other		Not For		Termination
and Payments	Voluntary		Cause	For Cause	(Change in
Upon Termination	Termination		Termination	Termination	Control)	Disability		Death

Compensation:
Cash Severance(1)	$0		$2,176,000	$0	$2,448,000	$2,108,000		$2,108,000
Long-term Incentives:
Unvested and Accelerated Restricted Shares(2)	$0	(3)	$0	$0	$4,302,264	$4,302,264		$4,302,264
Unvested and Accelerated Stock Options	$0		$0	$0	$0	$0		$0
Outperformance Units(4)	$0		$1,500,000	$0	$1,500,000	$1,500,000		$1,500,000
2007 Supplemental Equity Program(5)	$0		$0	$0	$0	$0		$0
Benefits & Perquisites:
Post-Termination Health and Welfare Benefits(6)	$0		$20,000	$0	$40,000	$0		$20,000
Life Insurance Proceeds	$0		$0	$0	$0	$0		$400,000
Disability Insurance Proceeds	$0		$0	$0	$0	$4,384,572	(7)	$0
280G Gross-Up(8)	$0		$0	$0	$0	$0		$0
Accrued Vacation(9)	$0		$0	$0	$0	$0		$0

(1)	Amounts calculated pursuant to the terms of Mr. Hurwitz’s employment agreement or change in control agreement, as applicable.

(2)	Includes 133,333 restricted shares granted pursuant to the conversion of performance unit awards.

(3)	Pursuant to the plans under which restricted shares were awarded, the Compensation Committee may, in its discretion, accelerate the vesting of unvested restricted shares in the event of Mr. Hurwitz’s retirement.

(4)	Amounts calculated pursuant to the terms of Mr. Hurwitz’s outperformance long-term incentive agreement are based on the assumption that the FFO metric and the discretionary metric would have been achieved during the measurement period, as actually occurred.

(5)	Amounts calculated pursuant to the 2007 Supplemental Equity Program. It was assumed that a valuation date and any without cause, disability or death termination occurred on December 31, 2007. For the hypothetical change in control on December 31, 2007, it was assumed that the price per common share agreed upon by the parties to the change in control was equal to the closing price of the common shares on the NYSE on December 31, 2007.

(6)	Estimated present value of benefits calculated assuming a 6.5% discount rate and an assumed rate of cost increase of 6.5%.

(7)	The estimated payments for long-term disability utilize a present value calculation based upon the executive’s age and maximum benefit available upon a total disability. In general, benefits are available until age 65.

(8)	While Mr. Hurwitz’s employment agreement provides for gross-up protection with respect to excess parachute payments under Section 280G, based on the assumed hypothetical termination, the gross-up payment would not be triggered because no excess parachute payments would be made.

(9)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to the Company’s vacation policy.

David J. Oakes

				Involuntary
				or Good
	Retirement	Involuntary		Reason
Executive Benefits	or Other	Not For		Termination
and Payments	Voluntary	Cause	For Cause	(Change in
Upon Termination	Termination	Termination	Termination	Control)	Disability		Death

Compensation:
Cash Severance(1)	$0	$700,000	$0	$1,575000	$1,575,000		$1,575,000
Long-term Incentives:
Unvested and Accelerated Restricted Shares(2)	$0	$0	$0	$957,250	$957,250		$957,250
Unvested and Accelerated Stock Options	$0	$0	$0	$0	$0		$0
2007 Supplemental Equity Program(3)	$0	$0	$0	$0	$0		$0
Benefits & Perquisites:
Post-Termination Health and Welfare Benefits(4)	$0	$20,000	$0	$40,000	$0		$30,000
Life Insurance Proceeds	$0	$0	$0	$0	$0		$400,000
Disability Insurance Proceeds	$0	$0	$0	$0	$2,287,513	(5)	$0
280G Gross-Up	$0	$0	$0	$934,007	$0		$0
Accrued Vacation(6)	$0	$0	$0	$0	$0		$0

(1)	Amounts calculated pursuant to the terms of Mr. Oakes’ employment agreement or change in control agreement, as applicable.

(2)	Pursuant to the plans under which restricted shares were awarded, the Compensation Committee may, in its discretion, accelerate the vesting of unvested restricted shares in the event of Mr. Oakes’ retirement.

(3)	Amounts calculated pursuant to the 2007 Supplemental Equity Program. It was assumed that a valuation date and any without cause, disability or death termination occurred on December 31, 2007. For the hypothetical change in control on December 31, 2007, it was assumed that the price per common share agreed upon by the parties to the change of control was equal to the closing price of the common shares on the NYSE on December 31, 2007.

(4)	Estimated present value of benefits calculated assuming a 6.5% discount rate and an assumed rate of cost increase of 6.5%.

(5)	The estimated payments for long-term disability utilize a present value calculation based upon the executive’s age and maximum benefit available upon a total disability. In general, benefits are available until age 65.

(6)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to the Company’s vacation policy.

Timothy J. Bruce

				Involuntary
				or Good
	Retirement	Involuntary		Reason
Executive Benefits	or Other	Not For		Termination
and Payments	Voluntary	Cause	For Cause	(Change in
Upon Termination	Termination	Termination	Termination	Control)	Disability		Death

Compensation:
Cash Severance(1)	$0	$498,726	$0	$1,122,134	$498,726		$498,726
Long-term Incentives:
Unvested and Accelerated Restricted Shares(2)	$0	$0	$0	$180,767	$180,767		$180,767
Unvested and Accelerated Stock Options	$0	$0	$0	$0	$0		$0
Outperformance Units(3)	$0	$1,038,334	$0	$500,000	$1,038,334		$1,038,334
2007 Supplemental Equity Program(4)	$0	$0	$0	$0	$0		$0
Benefits & Perquisites:
Post-Termination Health and Welfare Benefits(5)	$0	$20,000	$0	$40,000	$0		$20,000
Life Insurance Proceeds	$0	$0	$0	$0	$0		$400,000
Disability Insurance Proceeds	$0	$0	$0	$0	$1,351,921	(6)	$0
280G Gross-Up(7)	$0	$0	$0	$0	$0		$0
Accrued Vacation(8)	$0	$0	$0	$0	$0		$0

(1)	Amounts calculated pursuant to the terms of Mr. Bruce’s employment agreement or change in control agreement, as applicable.

(2)	Pursuant to the plans under which restricted shares were awarded, the Committee may, in its discretion, accelerate the vesting of unvested restricted shares in the event of Mr. Bruce’s retirement.

(3)	Amounts calculated pursuant to the terms of Mr. Bruce’s outperformance long-term incentive agreement. For the hypothetical change in control on December 31, 2007, the following assumptions were utilized: growth in FFO metric would have been achieved and neither total shareholder return metrics would have been achieved. In such event, the payment would be made upon the occurrence of the change in control. For the hypothetical without cause, death or disability termination, the amounts are based on the assumption that all the metrics would have been achieved during the measurement period ending on December 31, 2009, and that the maximum award would have been granted. In such event, the payment would be made on March 1, 2010.

(4)	Amounts calculated pursuant to the 2007 Supplemental Equity Program. It was assumed that a valuation date and any without cause, disability or death termination occurred on December 31, 2007. For the hypothetical change in control on December 31, 2007, it was assumed that the price per common share agreed upon by the parties to the change in control was equal to the closing price of the common shares on the NYSE on December 31, 2007.

(5)	Estimated present value of benefits calculated assuming a 6.5% discount rate and an assumed rate of cost increase of 6.5%.

(6)	The estimated payments for long-term disability utilize a present value calculation based upon the executive’s age and maximum benefit available upon a total disability. In general, benefits are available until age 65.

(7)	While Mr. Bruce’s employment agreement provides for gross-up protection with respect to excess parachute payments under Section 280G, based on the assumed hypothetical termination, the gross-up payment would not be triggered because no excess parachute payments were made.

(8)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to the Company’s vacation policy.

David M. Jacobstein

				Involuntary
				or Good
	Retirement	Involuntary		Reason
Executive Benefits	or Other	Not For		Termination
and Payments	Voluntary	Cause	For Cause	(Change in
Upon Termination	Termination	Termination	Termination	Control)	Disability		Death

Compensation:
Cash Severance(1)	$0	$1,800,000	$0	$1,800,000	$1,800,000		$1,800,000
Long-term Incentives:
Unvested and Accelerated Restricted Shares(2)	$0	$0	$0	$4,353,803	$4,353,803		$4,353,803
Unvested and Accelerated Stock Options	$0	$0	$0	$0	$0		$0
Benefits & Perquisites:
Post-Termination Health and Welfare Benefits(3)	$0	$60,000	$0	$40,000	$20,000		$20,000
Life Insurance Proceeds	$0	$0	$0	$0	$0		$400,000
Disability Insurance Proceeds	$0	$0	$0	$0	$442,888	(4)	$0
280G Gross-Up(5)	$0	$0	$0	$0	$0		$0
Accrued Vacation Pay(6)	$0	$0	$0	$0	$0		$0

(1)	Amounts calculated pursuant to the terms of Mr. Jacobstein’s amended and restated employment agreement or amended and restated change in control agreement, as applicable.

(2)	Includes 133,333 restricted shares granted pursuant to the conversion of performance unit awards.

(3)	Estimated present value of benefits calculated assuming a 6.5% discount rate and an assumed rate of cost increase of 6.5%.

(4)	The estimated payments for long-term disability utilize a present value calculation based upon the executive’s age and maximum benefit available upon a total disability. In general, benefits are available until age 65.

(5)	While Mr. Jacobstein’s amended and restated employment agreement provides for gross-up protection with respect to excess parachute payments under Section 280G, based on the assumed hypothetical termination, the gross-up payment would not be triggered because no excess parachute payments would be made.

(6)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to the Company’s vacation policy.

Under the change in control agreements, benefits are payable by the Company if a “Triggering Event” occurs within two years (or three years for Mr. Wolstein) after a “Change in Control.” Payments are only triggered if a change in control occurs and the officer is terminated or effectively terminated or actions are taken that materially and adversely impact the officer’s position with the Company or his compensation. A “Triggering Event” occurs if within two years (or three years in the case of Mr. Wolstein) after a Change in Control (a) the Company terminates the employment of the named executive officer, other than in the case of a “Termination For Cause” (as defined in the applicable change in control agreement), (b) the Company reduces the named executive officer’s title, responsibilities, power or authority in comparison with his title, responsibilities, power or authority at the time of the Change in Control, (c) the Company assigns the named executive officer duties that are inconsistent with the duties assigned to the named executive officer on the date on which the Change in Control occurred and which duties the Company persists in assigning to the named executive officer despite the prior written objection of that officer, (d) the Company (i) reduces the named executive officer’s base salary, his annual performance-based cash bonus percentages of salary, his group health, life, disability or other insurance programs (including any such benefits provided to the named executive officer’s family), his pension, retirement or profit-sharing benefits or any benefits provided by the Company’s equity-based award plans or any substitute therefore, (ii) excludes him from any plan, program or arrangement in which the other executive officers of the Company are included, (iii) establishes criteria and factors to be achieved for the payment of annual performance-based cash bonus compensation that are substantially different than the criteria and factors established for other similar executive officers of the

Company, or (iv) fails to pay the named executive officer any annual performance-based cash bonus compensation to which the named executive officer is entitled through the achievement of the criteria and factors established for the payment of such bonus, or (e) the Company requires the named executive officer to be based at or generally work from any location more than 50 miles from the geographical center of Cleveland, Ohio.

A “Change in Control” occurs if (a) any person or group of persons, acting alone or together with any of its affiliates or associates, acquires a legal or beneficial ownership interest, or voting rights, in 20% or more of the outstanding common shares, (b) at any time during a period of two years, individuals who were directors of the Company at the beginning of the period no longer constitute a majority of the members of the Board of Directors unless the election, or the nomination for election by the Company’s shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who are in office at the time of the election or nomination and were directors at the beginning of the period, (c) a record date is established for determining shareholders of the Company entitled to vote upon (i) a merger or consolidation of the Company with another REIT, partnership, corporation or other entity in which the Company is not the surviving or continuing entity or in which all or a substantial part of the outstanding shares are to be converted into or exchanged for cash, securities, or other property, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) the dissolution of the Company, or (d) the Board or shareholders of the Company approve a consolidation or merger in which the Company is not the surviving corporation, the sale of substantially all of the assets of the Company, or the liquidation or dissolution of the Company.

Within five business days after the occurrence of a Triggering Event, the Company must pay the named executive officer an amount equal to the sum of two times (or three times in the case of Mr. Wolstein) the then-effective annual salary and the bonus at the maximum level payable to the officer. In addition, the Company agreed to provide continued insurance benefits that are comparable to or better than those provided to the named executive officer at the time of the Change in Control until the earlier of two years from the date of the Triggering Event and the date the named executive officer becomes eligible to receive comparable or better benefits from a new employer and outplacement services for a period of up to one year.

Each change in control agreement provides that to the extent that any of the payments to be made to the named executive officer (together with all other payments of cash or property, whether pursuant to the agreement or otherwise, other than pursuant to a performance unit plan or an outperformance award) constitutes “excess parachute payments” under certain tax laws, the Company will pay the named executive officer such additional amounts as are necessary to cause him to receive the same after-tax compensation that he would have but for the application of such tax laws.

Compensation of Directors

2007 Director Compensation Table

	Fees Earned or		Stock
	Paid in Cash		Awards	Total
Name	($)		($)(1)	($)

Dean S. Adler	$100,000	(2)	$0	$100,000
Terrance R. Ahern	$128,750	(2)	$0	$128,750
Robert H. Gidel	$0		$135,093	$135,093
Victor B. MacFarlane	$107,500	(2)	$0	$107,500
Craig Macnab	$107,500	(2)	$0	$107,500
Scott D. Roulston	$105,000	(2)	$0	$105,000
Barry A. Sholem	$0		$100,122	$100,122
William B. Summers, Jr.	$50,000		$50,085	$100,085

(1)	The amounts shown in this column are based on the fair market value of the common shares on the business day preceding date of issuance.

(2)	Fees were deferred into the Directors’ Deferred Compensation Plans.

Directors receive an annual fee of $100,000. Directors must either receive not less than 50% of such fee in the form of common shares or defer not less than 50% of such fee pursuant to the Company’s director’s deferred compensation plans. Pursuant to the Company’s directors’ deferred compensation plans, deferred fees are converted into units that are the equivalent of common shares, although the units do not have voting rights. Fees are paid to directors in quarterly installments. The number of common shares (or common share equivalents under the directors’ deferred compensation plans) to be issued quarterly is determined by converting one-fourth of the value of the director’s annual fees that such director elected to receive in the form of common shares (or deferred under the directors’ deferred compensation plans) into common shares (or common share equivalents under the directors’ deferred compensation plans) based on the fair market value of the common shares on the business day preceding the date of the issuance.

Persons who chair the Audit Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee are entitled to receive additional compensation of $20,000, $20,000 and $15,000, respectively, as a fee for services rendered as chair of these committees. The lead director is entitled to receive additional compensation of $35,000, as a fee for services rendered as lead director. Directors receiving this additional compensation must either receive not less than 50% of such fee in the form of common shares or defer not less than 50% of such fee pursuant to the Company’s directors’ deferred compensation plans. Fees are paid to the Committee Chairman and lead director in quarterly installments, and the number of common shares (or common share equivalents) received is determined in the same manner as the annual fee.

Each non-employee director is also reimbursed for expenses incurred in attending meetings.

Directors’ Deferred Compensation Plans.  Non-employee directors have the right to defer all or a portion of the cash portion of their fees pursuant to the Company’s directors’ deferred compensation plans. The Company’s directors deferred compensation plans are an unsecured, general obligation of the Company. Participants’ contributions are converted to units, based on the market value of the common shares, so that each unit is the economic equivalent of one common share without voting rights. Settlement of units is made in cash or shares at a date determined by the participant at the time a deferral election is made. The Company has established a “rabbi” trust, which holds common shares of the Company, to satisfy its payment obligations under the plans. Common shares equal to the number of units credited to participants’ accounts under the plans are contributed to the “rabbi” trust. In the event of the Company’s insolvency, the assets of the “rabbi” trust are available to general creditors. Messrs. Adler, Ahern, MacFarlane, Macnab and Roulston elected to defer certain of their 2007 fees pursuant to the Company’s directors’ deferred compensation plans. During their terms as directors, Messrs. Adler, Ahern, MacFarlane, Macnab and Roulston have deferred compensation represented by the following number of units:

	Number of
	Units under the	Value of Units as of
	Directors’ Deferred	the Year Ended
	Compensation Plans as of	December 31,
Name	December 31, 2007	2007 ($)

Dean S. Adler	15,972	$611,578
Terrance R. Ahern	14,322	$548,404
Victor B. MacFarlane	8,659	$331,571
Craig Macnab	7,157	$274,024
Scott D. Roulston	3,661	$140,194

Equity Deferred Compensation Plans.  Prior to 2006, directors received a portion of their fees in restricted shares and a portion of their fees in cash. Directors had the right to defer the vesting of the restricted shares pursuant to the Equity Deferred Compensation Plans. In addition, for compensation earned prior to December 31, 2004, directors had the right to defer the gain otherwise recognizable upon the exercise of options in accordance with the terms of the Equity Deferred Compensation Plans.

During their terms as directors, Messrs. Adler, Ahern, MacFarlane and Macnab have deferred compensation into the Equity Deferred Compensation Plans represented by the following number of units:

	Number of Units	Value of Units as of
	under the	the Year Ended
	Equity Deferred	December 31,
Name	Compensation Plans	2007 ($)

Dean S. Adler	1,029	$39,400
Terrance R. Ahern	1,362	$52,151
Victor B. MacFarlane	1,029	$39,400
Craig Macnab	695	$26,612

CERTAIN TRANSACTIONS

Lease of Corporate Headquarters and Rental of Conference Facilities

The Company leases space at its former corporate headquarters in Moreland Hills, Ohio, which is owned by Mrs. Bert Wolstein, the mother of Mr. Wolstein. Annual rental payments aggregating $575,675 were made in 2007 by the Company; however, the Company subleased a portion of this space and, as a result, the Company received $68,138 in payments from third parties. Rental payments made by the Company under the lease include the payment of the Company’s pro rata portion of maintenance and insurance expenses, real estate taxes and operating expenses over a base year amount. The lease expires on December 31, 2009.

In 2007, the Company paid The Bertram Inn and Conference Center approximately $166,932 for the use of its conference facilities. The Bertram Inn and Conference Center is owned by the trust of Bert Wolstein.

Review, Approval or Ratification of Transactions with Related Persons

The Company has a written policy regarding the review and approval of related party transactions. A proposed transaction between the Company and certain parties enumerated in the policy must be submitted to the Executive Vice President-Corporate Transactions and Governance. This policy applies to directors, officers and employees; entities in which investments by the Company are accounted for using the equity method with respect to transactions outside the ordinary course of business; significant shareholders (generally holding 5% or more) of the Company; family of directors, officers, employees or significant shareholders; entities in which a director, officer or employee (or a family member of such person) has a significant interest (generally holding 10% or more) or holds an employment, management or board position; trusts for the benefit of employees, such as profit-sharing, deferred compensation or retirement fund trusts, that are managed by or under the trusteeship of management; or

any other party who directly or indirectly controls, is controlled by or under common control with the Company (or its subsidiaries). The relationship of the parties and the terms of the proposed transaction are reviewed by the Board’s Nominating and Corporate Governance Committee to determine if the proposed transaction would constitute a related party transaction. If the committee determines that the proposed transaction would be a related party transaction, it will make a recommendation to the Board of Directors. All related party transactions, whether or not those transactions must be disclosed under federal securities laws, are approved by the Board pursuant to the policy and reviewed annually with the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s directors and executive officers, and owners of more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

PROPOSAL TWO: TO APPROVE THE 2008 DEVELOPERS DIVERSIFIED REALTY
CORPORATION EQUITY-BASED AWARD PLAN

General

The 2008 Developers Diversified Realty Corporation Equity-Based Award Plan (the “2008 Award Plan”) was adopted by the Company’s Board of Directors on November 1, 2007, subject to approval by the Company’s shareholders. The description herein is a summary of the 2008 Award Plan and is subject to and qualified by the complete text of the 2008 Award Plan, which is included as Appendix A.

Shareholder approval of the 2008 Award Plan is being sought in order that (i) the shares reserved for issuance under the 2008 Award Plan may be listed on the NYSE pursuant to the rules of the exchange, (ii) the Company may grant options that qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”), or that are non-qualified stock options, and (iii) compensation attributable to equity-based awards will qualify as performance-based compensation, exempt from the limits on deductibility for federal income tax purposes of certain corporate payments to executive officers. All prior equity-based award plans of the Company have been approved by the Company’s shareholders.

The Code limits to $1 million per year the deduction allowed for federal income tax purposes for compensation paid to the Chief Executive Officer and the three other most highly compensated executive officers of a public company (the “Deduction Limit”). The Deduction Limit applies to compensation that does not qualify for any of a limited number of exceptions (the “Non-Qualified Compensation”). The Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” Compensation attributable to an equity award (such as a stock option or restricted share award) is deemed to satisfy the requirement that compensation be paid on account of the attainment of one or more pre-established, objective performance goals, if (i) the grant is made by a committee of directors that meets certain criteria, (ii) the plan under which the award is granted states a maximum number of shares or options that may be granted to any individual during a specified period of time, and (iii) the amount of compensation the individual could receive is based solely on the increase in the value of the common shares after the date of grant. Although the Company is generally not subject to federal income tax because of its REIT status, the Company intends to structure the 2008 Award Plan to satisfy the requirements for the performance-based compensation exception to the Deduction Limit in the event the Company becomes subject to federal income tax in the future. As a consequence, the Board of Directors has directed that the 2008 Award Plan, as it applies to participants, be submitted to the Company’s shareholders for approval in accordance with the requirements for the performance-based compensation exception to the Deduction Limit.

The 2008 Award Plan provides for the grant to officers, other employees and directors of the Company, its subsidiaries and affiliates, of options to purchase common shares of the Company (the “Stock Options”), rights to receive the appreciation in value of common shares (the “Share Appreciation Rights”), awards of common shares subject to vesting and restrictions on transfer (the “Restricted Shares”), awards of common shares issuable in the future upon satisfaction of certain conditions (the “Deferred Shares”), rights to purchase common shares (the “Share Purchase Rights”), and other awards based on common shares (the “Other Share-Based Awards”) (such rights and awards are collectively referred to herein as “Awards”). Under the terms of the 2008 Award Plan, Awards may be granted with respect to an aggregate of not more than 2,900,000 common shares and no participant may receive Awards with respect to more than 500,000 common shares during any calendar year, subject to adjustment as described below. The maximum number of common shares that may be granted under the 2008 Award Plan is approximately 2.4% of the 119,650,141 common shares outstanding as of February 29, 2008. As of February 29, 2008, the Company also had 861,893 operating partnership units outstanding that are exchangeable, under certain circumstances and at the option of the Company, into an equivalent number of the Company’s common shares or for an equivalent amount of cash. The Company had an aggregate 120,512,034 common shares and common share equivalents outstanding as of February 29, 2008. As of February 29, 2008, the common shares reserved for issuance under the 2008 Award Plan are in addition to the aggregate 1,053,939 common shares reserved for issuance and available for future grant under the 2004 Developers Diversified Realty Corporation Equity-Based Award Plan (1,051,884 common shares), 2002 Developers Diversified Realty Corporation Equity-Based Award Plan (1,786 common shares) and the 1998 Developers Diversified Realty Corporation Equity-Based Award Plan (269 common shares and which plan expires in May 2008). As of February 29, 2008, the Company had 2,312,252 options outstanding under the Company’s equity-based award plans with a weighted average exercise price of $41.87 per option and a weighted average term to expiration of 7.5 years. As of February 29, 2008, there were 589,152 Awards outstanding under the Company’s equity-based award plans, which includes 485,452 unvested restricted shares and 103,700 shares reserved for the outperformance awards. The closing price of the common shares on the NYSE on February 29, 2008, was $38.56. At that time, the aggregate market value of the 2,900,000 common shares proposed to be reserved for purposes of the 2008 Award Plan was $111,824,000.

The purpose of the 2008 Award Plan is to enable the Company to attract, retain and reward employees and directors of the Company and strengthen the mutuality of interests of employees, directors and the Company’s shareholders by offering such employees and directors equity or equity-based incentives. In addition, equity-based awards are part of the total compensation package provided to employees, and consequently, awards are tied to job performance. Currently, there are approximately 150 employees and eight non-management directors eligible to participate in the 2008 Award Plan.

The 2008 Award Plan is administered by the Committee. The Committee has full power to interpret and administer the 2008 Award Plan and full authority to select participants to whom Awards will be granted and to determine the type and amount of Award(s) to be granted to each participant, the terms and conditions of Awards granted and the terms and conditions of the agreements evidencing Awards to be entered into with participants. As to the selection and grant of Awards to participants who are not subject to Section 16(b) of the Securities Exchange Act, the Committee may delegate its responsibilities to members of the Company’s management consistent with applicable law.

Subject to any shareholder approval requirement of the NYSE or applicable law, the Committee has the authority to adopt, alter and repeal such rules, guidelines and practices governing the 2008 Award Plan as it may, from time to time, deem advisable; to interpret the terms and provisions of the 2008 Award Plan and any Award issued under the 2008 Award Plan (and any agreements relating thereto); and otherwise to supervise the administration of the 2008 Award Plan.

Terms of Stock Options

The Committee may grant Stock Options that either (i) qualify as incentive stock options (“Incentive Stock Options”) under Section 422A of the Code, (ii) do not qualify as Incentive Stock Options (“Non-Qualified Stock Options”) or (iii) both. To qualify as an Incentive Stock Option, an option must meet certain requirements set forth in the Code. All Stock Options will be evidenced by a Stock Option agreement in a form approved by the Committee.

The option price per common share under a Stock Option will be determined by the Committee at the time of grant and will be not less than 100% of the fair market value of the common shares at the date of grant, or with respect to Incentive Stock Options, 110% of the fair market value of the common shares at the date of grant in the case of a participant who, at the date of grant, owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company. Once granted, the option price of Stock Options may not be reduced, or “repriced,” without shareholder approval.

The term of each Stock Option will be determined by the Committee and may not exceed ten years from the date the option is granted or, with respect to Incentive Stock Options, five years in the case of a participant who, at the date of grant, owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company.

Subject to Section 409A of the Code, the Committee will determine the time or times at which and the conditions under which each Stock Option may be exercised. Generally, options will not be exercisable prior to six months following the date of grant. No Stock Options are transferable by the participant other than (i) by will or by the laws of descent and distribution or (ii) pursuant to a qualified domestic order. If permitted by the applicable Stock Option agreement, a participant may transfer Stock Options, other than Incentive Stock Options, during the participant’s lifetime (a) to one or more members of the participant’s family, (b) to one or more trusts for the benefit of one or more members of the participant’s family or to a partnership or partnerships of members of the participant’s family or (c) to charitable organizations.

If a participant’s employment by the Company terminates by reason of disability or death, a Stock Option becomes immediately and automatically vested and exercisable and may be exercised for a period of two years from the time of death or termination due to disability (one year in the case of Incentive Stock Options).

Unless otherwise determined by the Committee at or after the time of grant, if a participant’s employment by the Company terminates for cause, any unvested Stock Options will be forfeited and terminated immediately and any vested Stock Options may be exercised for a period of 30 days from the time of termination of employment for cause.

Unless otherwise determined by the Committee at the time of grant, if a participant’s employment with the Company terminates for any reason other than death, disability or for cause, all Stock Options will terminate 90 days after the date employment terminates.

Terms of Share Appreciation Rights

The Committee will determine the participants to whom and the time or times at which grants of Share Appreciation Rights (or SARs) will be made and the other terms and conditions thereof. Any SAR granted under the 2008 Award Plan will be in such form as the Committee may from time to time approve. In the case of a Non-Qualified Stock Option, a SAR may be granted either at or after the time of the grant of the related Non-Qualified Stock Option. In the case of an Incentive Stock Option, a SAR may be granted in connection with the Incentive Stock Option at the time the Incentive Stock Option is granted and exercised at such times and under such conditions as may be specified by the Committee in the participant’s Stock Option agreement.

SARs generally entitle the holder to receive an amount in cash or common shares (as determined by the Committee) equal in value to the excess of the fair market value of a common share on the date of exercise of the SAR over the per share exercise price of the related Stock Option. The Committee may limit the amount that the participant will be entitled to receive upon exercise of any SAR.

Upon exercise of a SAR and surrender of the related portion of the underlying Stock Option, the related Stock Option is deemed to have been exercised. SARs will be exercisable only to the extent that the Stock Options to which they relate are exercisable; provided that a SAR granted to a participant who is subject to Section 16(b) of the Securities Exchange Act will not be exercisable at any time prior to six months and one day from the date of grant, unless otherwise determined by the Committee at or after grant.

SARs will be transferable and exercisable to the same extent and under the same conditions as the underlying Stock Option.

Terms of Awards of Restricted Shares

The Committee may grant Restricted Share Awards and determine when and to whom such grants will be made, the number of shares to be awarded, the date or dates upon which Restricted Share Awards will vest, the time or times within which such Awards may be subject to forfeiture, and all other terms and conditions of such Awards. The Committee may condition Restricted Share Awards on the attainment of performance goals or such other factors as the Committee may determine.

Subject to the provisions of the 2008 Award Plan and the applicable Restricted Share Award agreement, during a period set by the Committee commencing with the date of the Award (the “Restriction Period”), the participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber such Restricted Shares, except (a) by will or by the laws of descent and distribution or (b) pursuant to a qualified domestic order. If permitted by the applicable Restricted Share Award agreement, a participant may transfer Restricted Shares during the participant’s lifetime (i) to one or more members of the participant’s family, to one or more trusts for the benefit of one or more members of the participant’s family or to a partnership or partnerships of members of the participant’s family or (ii) to charitable organizations. The Committee may permit restrictions to lapse in installments within the Restriction Period or may accelerate or waive restrictions in whole or in part, based on service, performance or such other factors and criteria as the Committee may determine. Prior to the lapse of the restrictions on the Restricted Shares, the participant will have all rights of a shareholder with respect to the shares, including voting and dividend rights (except that the Committee may permit or require the payment of cash dividends to be deferred and reinvested in additional Restricted Shares or otherwise reinvested), subject to the conditions and restrictions on transferability of such Restricted Shares or such other restrictions as are enumerated specifically in the participant’s Restricted Share Award agreement. The Committee or the Board will determine at the time of grant whether share dividends issued with respect to Restricted Shares will be paid in cash, deferred or reinvested as additional Restricted Shares that are subject to the same restrictions and other terms and conditions that apply to the Restricted Shares with respect to which such dividends are issued.

Unless otherwise determined by the Committee at or after the time of grant, if a participant’s employment by the Company terminates by reason of death or disability, any Restricted Shares held by such participant will become immediately and automatically vested in full and any restrictions will lapse.

Unless otherwise determined by the Committee at or after the time of grant, in the event that employment of a participant who holds Restricted Shares is terminated for any reason other than death or disability, the participant will forfeit such shares that are unvested or subject to restrictions in accordance with the applicable provisions of the Restricted Share Award agreement and in accordance with the terms and conditions established by the Committee.

Terms of Awards of Deferred Shares

The Committee may grant Awards of Deferred Shares under the 2008 Award Plan, which will be evidenced by an agreement between the Company and the participant. The Committee determines when and to whom Deferred Shares will be awarded, the number of shares to be awarded, and the duration of the period during which, and the conditions under which, receipt of shares will be deferred. The Committee may condition an Award of Deferred Shares on the attainment of specified performance goals or such other factors as the Committee may determine.

Deferred Shares Awards generally may not be sold, assigned, transferred other than (i) by will or by the laws of descent and distribution or (ii) pursuant to a qualified domestic order. If permitted by the applicable Deferred Shares agreement, a participant may transfer Deferred Shares during the participant’s lifetime (i) to one or more members of the participant’s family, to one or more trusts for the benefit of one or more members of the participant’s family or to a partnership or partnerships of members of the participant’s family or (ii) to charitable organizations. At the expiration of the deferral period, share certificates will be delivered to the participant in a number equal to the shares covered by the Deferred Shares Award. The Committee will determine at the time of the grant whether share dividends issued with respect to Deferred Shares will be paid in cash, deferred or reinvested as additional Deferred Shares that are subject to the same restrictions and other terms and conditions that apply to the Deferred Shares with respect to which such dividends are issued.

Unless otherwise determined by the Committee at or after the time of grant, if a participant’s employment by the Company terminates by reason of death or disability, any Deferred Shares held by such participant will become immediately and automatically vested and any restriction will lapse, and the participant or the participant’s representative will be issued the Deferred Shares in one lump sum event within ten business days following such death or disability.

Unless otherwise determined by the Committee at the time of grant, if a participant’s employment by the Company is terminated for any reason other than death or disability, the Deferred Shares that are unvested or subject to restriction will thereupon be forfeited. The Committee may accelerate the vesting of any Deferred Shares Award, in whole or in part, based on service, performance or such other factors and criteria as the Committee may determine, subject in all cases to a minimum deferral period of not less than six months and one day, unless otherwise determined by the Committee at or after grant.

Terms of Awards of Share Purchase Rights

The Committee may grant Share Purchase Rights that will enable a participant to purchase common shares (i) at the fair market value of such shares on the date of grant or (ii) at 85% of such fair market value on such date if the grant of Share Purchase Rights is made in lieu of cash compensation. The Committee determines when and to whom Share Purchase Rights will be made and the number of shares that may be purchased. The Committee may also impose such deferral, forfeiture or other terms and conditions as it determines on such Share Purchase Rights or the exercise thereof. Each Share Purchase Rights Award will be confirmed by, and be subject to the terms of, a Share Purchase Rights agreement.

Share Purchase Rights may contain such additional terms and conditions as the Committee deems desirable and will generally be exercisable for such period as is determined by the Committee. However, Share Purchase Rights granted to a participant who is subject to Section 16(b) of the Securities Exchange Act will not become exercisable earlier than six months and one day after the grant date, unless otherwise determined by the Committee at or after grant.

Terms of Other Share-Based Awards

The Committee may grant Other Share-Based Awards, including dividend equivalent rights, that are valued in whole or in part by reference to, or that are otherwise based on, common shares (including, without limitation, performance shares, convertible preferred shares, convertible debentures, exchangeable securities and common share Awards or options valued by reference to book value or subsidiary performance). Other Share-Based Awards may be granted either alone, in addition to or in tandem with other Awards granted under the 2008 Award Plan or cash or equity-based awards made outside the 2008 Award Plan.

Generally, common shares awarded pursuant to Other Share-Based Awards may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period or requirement is satisfied or lapses. In addition, the recipient of such an Award will usually be entitled to receive, currently or on a deferred basis, interest or dividends or interest or dividend equivalents with respect to the number of shares covered by the Award, as determined at the time of the Award by the Committee, and the Committee may provide that such amounts (if any) will be deemed to have been reinvested in additional common shares or otherwise reinvested. Common shares covered by any such Award will vest or be forfeited to the extent so provided in the Award agreement, as determined by the Committee. In the event of the participant’s disability, death or termination without cause, Other Share-Based Awards will become immediately and automatically vested and any restriction will lapse, permitting the participant or the participant’s representative to exercise the award at any time prior to the expiration of the 2008 Award Plan.

Each Other Share-Based Award will be confirmed by, and subject to the terms of, an agreement or other document between the Company and the participant. Other Share-Based Awards granted to a participant who is subject to Section 16(b) of the Securities Exchange Act are subject to a minimum holding period of six months and one day, unless otherwise determined by the Committee at or after grant. Common shares (including securities convertible into common shares) issued on a bonus basis as Other Share-Based Awards will be issued for no cash consideration. Common shares (including securities convertible into common shares) purchased pursuant to Other Share-Based Awards will bear a price of at least 85% of the fair market value of the common shares on the date of grant.

Change in Control

Certain acceleration and valuation provisions take effect with respect to Awards upon the occurrence of a Change in Control, a 409A Change in Control or a Potential Change in Control (each as defined in the 2008 Award Plan) of the Company.

In the event of a Change in Control, a 409A Change in Control or a Potential Change in Control, any Stock Options, Restricted Shares, Deferred Shares, Share Purchase Rights and Other Share-Based Awards awarded under the 2008 Award Plan will become fully vested and SARs will become immediately exercisable on the date of the Change in Control, a 409A Change in Control or Potential Change in Control, as the case may be. Except as provided for in the section entitled “Adjustments for Stock Dividends, Mergers, Etc.” set forth below, (A) unless otherwise determined by the Committee at or after grant but prior to any Change in Control or Potential Change in Control, each outstanding Award (other than an award subject to Code Section 409A) will be cashed out (and the Award terminated) based on the amount, if any, by which the Change in Control Price (as defined in the 2008 Award Plan) as of the date of such Change in Control or such Potential Change in Control exceeds the exercise price or other purchase price, if any, payable by the participant with respect to such Award or (B) upon any 409A Change in Control, each outstanding 409A Award will be cashed out (and such 409A Award terminated) based on the amount, if any, by which the Change in Control Price as of the date of such 409A Change in Control exceeds the exercise price or other purchase price, if any, payable by the participant with respect to such 409A Award. A 409A Award may be cashed out upon a Potential Change in Control or a Change in Control that does not constitute a 409A Change in Control only with the written consent of the Company and the participant.

Adjustments for Stock Dividends, Mergers, Etc.

In the event of any merger, reorganization, consolidation, recapitalization, stock split, stock dividend or other change in corporate structure affecting the common shares, a substitution or adjustment will be made in the aggregate number of shares reserved for issuance under the 2008 Award Plan, in the number and option price of shares subject to outstanding Stock Options, in the number and purchase price of shares subject to outstanding Share Purchase Rights and in the number of shares subject to other outstanding Awards under the 2008 Award Plan. The Committee, in its sole discretion, will determine the amount of substitution or adjustment made. Any fractional shares issuable in connection with a substitution or adjustment will be eliminated.

Termination and Amendment of the 2008 Award Plan

Awards may be granted under the 2008 Award Plan at any time until and including November 1, 2017, on which date the 2008 Award Plan will expire except as to Awards then outstanding. Awards outstanding at that time will remain in effect until they have been exercised or have expired.

The Board may at any time amend, alter or discontinue the 2008 Award Plan, but no such amendment, alteration or discontinuation will be made that (i) impairs the rights of a participant under an Award theretofore granted without the participant’s consent or (ii) requires shareholder approval under any applicable law or regulation (including any applicable regulation of an exchange on which the Shares are traded), unless such shareholder approval is received. The Company will submit to its shareholders, for their approval, any material revisions to the 2008 Award Plan provided that such approval is required by law or regulations (including any applicable regulation of an exchange on which the common shares are traded).

Federal Tax Consequences

With respect to Incentive Stock Options, in general, for federal income tax purposes under the present law:

(i) Neither the grant nor the exercise of an Incentive Stock Option, by itself, results in income to the participant; however, the excess of the fair market value of the common shares at the time of exercise over the option price is includable in alternative minimum taxable income (unless there is a disposition of the common shares acquired upon exercise of the Stock Option in the taxable year of exercise) which may, under certain circumstances, result in an alternative minimum tax liability to the participant.

(ii) If the common shares acquired upon exercise of an Incentive Stock Option are disposed of in a taxable transaction after the later of two years from the date on which the Incentive Stock Option is granted or one year from the date on which such common shares are transferred to the participant, long-term capital gain or loss will be realized by the participant in an amount equal to the difference between the amount realized by the participant and the participant’s basis which, except as provided in (v) below, is the exercise price.

(iii) Except as provided in (v) below, if the common shares acquired upon the exercise of an Incentive Stock Option are disposed of within the two-year period from the date of grant or the one-year period after the transfer of the common shares to the participant (a “disqualifying disposition”):

(a) Ordinary income will be realized by the participant at the time of such disposition in the amount of the excess, if any, of the fair market value of the common shares at the time of such exercise over the option price, but not in an amount exceeding the excess, if any, of the amount realized by the participant over the option price.

(b) Short-term or long-term capital gain will be realized by the participant at the time of any such taxable disposition in an amount equal to the excess, if any, of the amount realized over the fair market value of the common shares at the time of such exercise.

(c) Short-term or long-term capital loss will be realized by the participant at the time of any such taxable disposition in an amount equal to the excess, if any, of the option price over the amount realized.

(iv) No deduction will be allowed to the Company with respect to Incentive Stock Options granted or common shares transferred upon exercise thereof, except that if a disposition is made by the participant within the two-year period or the one-year period referred to above, the Company will be entitled to a deduction in the taxable year in which the disposition occurred in an amount equal to the amount of ordinary income realized by the participant making the disposition.

(v) With respect to the exercise of an Incentive Stock Option and the payment of the option price by the delivery of common shares, to the extent that the number of common shares received does not exceed the number of common shares surrendered, no taxable income will be realized by the participant at that time, the tax basis of the common shares received will be the same as the tax basis of the common shares surrendered, and the holding period (except for purposes of the one-year period referred to in (iii) above) of the participant in the common shares received will include his holding period in the common shares surrendered. To the extent that the number of common shares received exceeds the number of common shares surrendered, no taxable income will be realized by the participant at that time; such excess common shares will be considered Incentive Stock Option shares with a zero basis; and the holding period of the participant in such common shares will begin on the date such common shares are transferred to the participant. If the common shares surrendered were acquired as the result of the exercise of an Incentive Stock Option and the surrender takes place within two years from the date the Incentive Stock Option relating to the surrendered common shares was granted or within one year from the date of such exercise, the surrender will result in a disqualifying disposition and the participant will realize ordinary income at that time in the amount of the excess, if any, of the fair market value at the time of exercise of the common shares surrendered over the basis of such common shares. If any of the common shares received are disposed of in a disqualifying disposition, the participant will be treated as first disposing of the common shares with a zero balance.

With respect to Nonqualified Stock Options, in general, for federal income tax purposes under present law:

(i) The grant of a Nonqualified Stock Option, by itself, does not result in income to the participant.

(ii) Except as provided in (v) below, the exercise of a Nonqualified Stock Option (in whole or in part, according to its terms) results in ordinary income to the participant at that time in an amount equal to the excess (if any) of the fair market value of the common shares on the date of exercise over the option price.

(iii) Except as provided in (v) below, the tax basis of the common shares acquired upon exercise of a Nonqualified Stock Option, which is used to determine the amount of any capital gain or loss on a future taxable disposition of such shares, is the fair market value of the common shares on the date of exercise.

(iv) No deduction is allowable to the Company upon the grant of a Nonqualified Stock Option but, upon the exercise of a Nonqualified Stock Option, a deduction is allowable to the Company at that time in an amount equal to the amount of ordinary income realized by the participant exercising such Option, if the Company deducts and withholds appropriate federal withholding tax.

(v) With respect to the exercise of a Nonqualified Stock Option and the payment of the option price by the delivery of common shares, to the extent that the number of common shares received does not exceed the number of common shares surrendered, no taxable income will be realized by the participant at that time, the tax basis of the common shares received will be the same as the tax basis of the common shares surrendered, and the holding period of the participant in the common shares received will include his holding period in the common shares surrendered. To the extent that the number of common shares received exceeds the number of common shares surrendered, ordinary income will be realized by the participant at that time in the amount of the fair market value of such excess common shares; the tax basis of such excess common shares will be equal to the fair market value of such common shares at the time of exercise; and the holding period of the participant in such common shares will begin on the date such common shares are transferred to the participant.

The Company is not entitled to deduct annual remuneration in excess of the Deduction Limit paid to certain of its employees unless such remuneration satisfies an exception to the Deduction Limit, including an exception for performance-based compensation. Thus, unless Stock Options granted under the 2008 Award Plan satisfy an exception to the Deduction Limit, the Company’s deduction with respect to Nonqualified Stock Options and Incentive Stock Options with respect to which the holding periods set forth above are not satisfied will be subject to the Deduction Limit.

Under Treasury Regulations, compensation attributable to a stock option is deemed to be performance-based compensation or to satisfy the performance-based compensation test if:

“the grant is made by the compensation committee; the plan under which the option . . . is granted states the maximum number of shares with respect to which options . . . may be granted during a specified period to any employee; and, under the terms of the option . . . , the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of grant.”

If Proposal Two is approved by the shareholders and the Committee, which is and will be comprised solely of two or more “outside directors” within the meaning of Section 162(m) of the Code, makes the grants, the Company’s deduction with respect to options granted under the 2008 Award Plan would not be subject to the Deduction Limit.

The federal income tax information presented herein is only a general summary of the applicable provisions of the Code and regulations promulgated thereunder as in effect on the date of this proxy statement. The actual federal, state, local and foreign tax consequences to the participant may vary depending upon his or her particular circumstance.

Vote Required for Approval

Under the NYSE regulations and the Code, the affirmative vote of a majority of the votes cast at the meeting is required for approval of this proposal. If your shares are held in “street” name by a broker or nominee indicating on a proxy that it does not have authority to vote on this proposal, then it will not count as a vote for or against this proposal. If you abstain from voting, then it will have the same effect as a vote against this proposal.

The following table sets forth an estimate of the benefits the Company anticipates will be received under the 2008 Award Plan in fiscal year 2008 by certain individuals and groups based upon grants with respect to 2007 under the 2004 Equity-Based Award Plan:

NEW PLAN BENEFITS

2008 Developers Diversified Realty Corporation Equity-Based Award Plan

Name	Dollar Value(1)	Number of Units(2)

Scott A. Wolstein Chairman and Chief Executive Officer	$2,225,176	82,125
William H. Schafer Executive Vice President and Chief Financial Officer	$181,802	6,709
Daniel B. Hurwitz President and Chief Operating Officer	$878,824	32,429
David J. Oakes Executive Vice President and Chief Investment Officer	$2,609,420	125,000
Timothy J. Bruce Executive Vice President of Development	$104,509	3,851
David M. Jacobstein Former President and Chief Operating Officer	$901,902	33,284
Executive Group(3)	$7,455,681	313,600
Non-Executive Director Group	$0	0
Non-Executive Officer Group(4)	$1,741,861	117,235

(1)	The dollar value of future awards under the 2008 Developers Diversified Realty Corporation Equity-Based Award Plan is not determinable at this time. The dollar value shown is the long-term incentive award granted with respect to fiscal 2007 under the 2004 Equity-Based Award Plan.

(2)	The number of units of future awards under the 2008 Developers Diversified Realty Corporation Equity-Based Award Plan is not determinable at this time. The number of units shown is the annual long-term incentive award granted with respect to fiscal 2007 under the existing 2004 Equity-Based Award Plan.

(3)	Includes all current executive officers of the Company, including the named executive officers.

(4)	Includes all employees of the Company, including all current officers who are not executive officers, as a group.

Equity Compensation Plan Information

	Number of			Number of Securities
	Securities To Be			Remaining Available for
	Issued Upon		Weighted-average	Future Issuance Under
	Exercise of		Exercise Price of	Equity Compensation
	Outstanding		Outstanding	Plans (Excluding
	Options, Warrants		Options, Warrants	Securities Reflected in
Plan Category	and Rights		and Rights	Column (a))
	(a)		(b)	(c)

Equity Compensation Plans Approved by Security Holders(1)	1,652,631	(2)	$44.00	1,723,369
Equity Compensation Plans Not Approved by Security Holders(3)	41,666		$18.41	—

Total	1,694,297		$43.37	1,723,369

(1)	Includes information related to the Company’s 1992 Employee’s Share Option Plan, 1996 Equity-Based Award Plan, 1998 Equity-Based Award Plan, 2002 Equity-Based Award Plan and 2004 Equity-Based Award Plan. Does not include 184,220 shares reserved for issuance under outperformance unit agreements.

(2)	Does not include 667,686 restricted shares, as these shares have been reflected in the Company’s total shares outstanding.

(3)	Represents options issued to directors of the Company. The options granted to the directors were at the fair market value at the date of grant and vested over a three-year period.

The Board of Directors Recommends That Shareholders Vote FOR This Proposal Two.

PROPOSAL THREE: TO APPROVE AN AMENDMENT TO THE COMPANY’S AMENDED
AND RESTATED ARTICLES OF INCORPORATION TO ADOPT A MAJORITY VOTE
STANDARD IN UNCONTESTED ELECTIONS OF DIRECTORS

Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has approved, subject to the approval of the Company’s shareholders, an amendment to the Company’s Amended and Restated Articles of Incorporation, as amended (the “Company Articles”), to adopt a majority vote standard for uncontested elections of directors. The Board of Directors believes that it is in the best interests of the Company and its shareholders to amend the Company Articles in order to eliminate plurality voting in uncontested elections of directors and to require that a nominee for director in an uncontested election receive a majority of the votes cast with respect to such director’s election in order to be elected to the Board of Directors (a “majority vote standard”). A majority vote standard empowers shareholders and further enhances director accountability because shareholders have the right to vote against election of a director. Additionally, a majority vote standard ensures that only directors with broad acceptability are elected. The majority vote standard has recently received increased support among shareholders, corporate governance experts and numerous companies.

In July 2007, the Ohio legislature changed Ohio law, effective January 1, 2008, to permit corporations to amend their articles of incorporation to provide for a majority vote standard for director elections. Prior to this change, Ohio corporations were required to use a plurality vote standard for director elections. Ohio law now provides that, unless otherwise specified in a company’s articles of incorporation, a director is elected by a plurality of the votes cast. The Company Articles do not currently specify the voting standard required in elections of directors. Accordingly, the Company’s directors are currently elected by a plurality vote, which means that a director nominee who receives the highest number of affirmative votes cast is elected, whether or not such votes constitute a majority of votes cast. As a result, an amendment to the Company Articles is necessary to implement a majority vote standard in an uncontested election of directors.

Under a majority vote standard, each vote is specifically counted “for” or “against” the director’s election. An affirmative majority of the total number of votes cast “for” or “against” a director nominee will be required for election. Shareholders will continue to be entitled to abstain with respect to the election of a director. Abstentions and broker non-votes will not be considered votes cast at the shareholder meeting and will be excluded in determining the number of votes cast “for” or “against” a director nominee.

Upon shareholder approval of this proposal, a majority vote standard will apply in uncontested elections and a plurality vote standard will apply in contested elections. An election is contested when the number of nominees for election as a director exceeds the number of directors to be elected.

Upon shareholder approval of this proposal, the Board of Directors will amend the Company’s Corporate Governance Guidelines to include a director resignation policy so that an incumbent director who does not receive the requisite affirmative majority of the votes cast for his or her re-election in an uncontested election must tender his or her resignation to the Nominating and Corporate Governance Committee. Under Ohio law, an incumbent director who is not re-elected may remain in office until his or her successor is elected and qualified and continue as a “holdover” director until his or her position is filled by a subsequent shareholder vote or his or her earlier resignation or removal by a shareholder vote. The Board of Directors may not believe that it is in the best interests of the Company for a director who did not receive an affirmative majority of the votes cast for his or her re-election in an uncontested election to hold over. As a result, the Board of Directors will adopt the holdover director resignation policy to address the continuation in office of a director that would result from application of the holdover director provision. Under the holdover director resignation policy, the Nominating and Corporate Governance Committee will consider the resignation and recommend to the Board whether or not to accept such resignation. The Board of Directors will consider the Nominating and Corporate Governance Committee’s recommendation and will decide whether to accept the resignation. The Board of Directors will publicly disclose its decision and if the Board of Directors rejects the resignation, its rationale for the rejection.

The text of the proposed amendment to the Company Articles is attached to this proxy statement as Appendix B.

The Board of Directors Recommends That Shareholders Vote FOR This Proposal Three.

PROPOSAL FOUR: TO APPROVE AN AMENDMENT TO THE COMPANY’S
AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CHANGE
THE PAR VALUE OF THE COMPANY’S COMMON SHARES FROM WITHOUT
PAR VALUE TO $0.10 PAR VALUE

The Board of Directors has approved, subject to the approval of the Company’s shareholders, an amendment to Article Fourth of the Company Articles to change the par value of the Company’s common shares from without par value to $0.10 par value per share. The Board of Directors believes that it is in the Company’s best interest to change the par value of the common shares because it will enable the Company to realize significant annual tax savings, increase the Company’s flexibility in structuring future transactions in order to avoid state licensing fees and reduce the Company’s internal administrative costs. The change to common shares with a $0.10 par value per share will have no impact on the market value of the Company’s common shares or the rights of its shareholders.

Par value is used to designate the lowest value for which a company can sell its shares and to value the shares on a company’s balance sheet. Historically, the concepts of par value and the stated capital of a company were to protect creditors and senior security holders by ensuring that a company received at least par value as consideration for issuance of its shares. Over time, these concepts have lost their significance for the most part. So, while an increase in par value may at one time have been significant, that is no longer the case.

The change in par value of the common shares will have no effect on the Company’s shareholders’ equity as computed according to generally accepted accounting principles. The par value will be equal to the Company’s current stated capital of $0.10 per share. The change in par value also will not change the number of authorized common shares. There will remain 300,000,000 authorized common shares of which 119,757,095 are issued and outstanding as of the record date. The increase in par value will not affect outstanding options. The text of the proposed amendment to the Company Articles is attached to this proxy statement as Appendix C.

The Board of Directors Recommends That Shareholders Vote FOR This Proposal Four.

PROPOSAL FIVE: RATIFICATION OF THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT
ACCOUNTANTS

PricewaterhouseCoopers LLP served as independent registered public accounting firm to the Company in 2007 and is expected to be retained to do so in 2008. The Board of Directors has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if desired.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required by the Company’s Code of Regulations or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Fees Paid to PricewaterhouseCoopers LLP.  The following table presents fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2007 and 2006.

	2007	2006

Audit fees(1)	$1,644,319	$1,584,514
Audit-related fees(2)	$930,499	$880,040
Tax fees(3)	$429,824	$259,343
All other fees(4)	$52,878	$837,242

Total	$3,057,520	$3,561,139

(1)	Audit fees consisted principally of fees for the audit of the Company’s financial statements, as well as audit-related tax services, registration statement related services and acquisition audits performed pursuant to SEC filing requirements. Of these amounts, the registration-related services were $173,121 and $268,352 for 2007 and 2006, respectively. In addition, of the audit fees paid in 2007, $151,266 was for services related to additional auditing services provided to the Company in 2006 but not billed by PricewaterhouseCoopers LLP until 2007. Similarly, of the audit fees paid in 2006, $54,474 was for services related to Sarbanes-Oxley Act Section 404 compliance provided to the Company in 2005 but not billed by PricewaterhouseCoopers LLP until 2006.

(2)	Audit-related fees consisted of fees billed for assurance and related services by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” Such audit-related fees consisted solely of fees for separate entity and joint venture audits and reviews. Of the aggregate amount of audit-related fees paid in 2007, $388,233 was for audit-related services provided to the Company in 2006 but not billed by PricewaterhouseCoopers LLP until 2007. Of the aggregate amount of audit-related fees paid in 2006, $347,155 was for audit-related services provided to the Company in 2005 but not billed by PricewaterhouseCoopers LLP until 2006. Several of the Company’s joint venture agreements require the engagement of an independent registered public accounting firm to perform audit-related services because the joint venture investments have separate financial statement reporting requirements.

(3)	Tax fees consisted of fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance and tax consulting services, $293,786 and $192,653 of which consisted of tax compliance services for 2007 and 2006, respectively. Such tax compliance fees consisted solely of fees for separate entity and joint venture tax reviews.

(4)	All other fees consisted of fees billed for other products and services provided by PricewaterhouseCoopers LLP. The fees billed in 2007 and 2006 relate primarily to transactions related due diligence procedures performed on behalf of the Company.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.  The Audit Committee has not established a policy for the pre-approval of audit and permissible non-audit services. However, the Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Auditor Independence.  The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

The Board of Directors Recommends That Shareholders Vote FOR This Proposal Five.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any shareholder proposals intended to be presented at the Company’s 2009 Annual Meeting of Shareholders must be received by the Secretary of the Company at 3300 Enterprise Parkway, Beachwood, Ohio 44122, on or before December 4, 2008, for inclusion in the Company’s proxy statement and form of proxy relating to the 2009 Annual Meeting of Shareholders. As to any proposal that a shareholder intends to present to shareholders other than by inclusion in the Company’s proxy statement for the 2009 Annual Meeting of Shareholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless the Company receives notice of the matter to be proposed not later than February 17, 2009. Even if proper notice is received on or prior to February 17, 2009, the proxies named in the Company’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any beneficiary shareholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report or if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions to the Company by calling Michelle M. Dawson, Vice President of Investor Relations, at (216) 755-5500, or by writing to Developers Diversified Realty Corporation, Investor Relations at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

OTHER MATTERS

Shareholders and other interested parties may send written communications to the Board of Directors or the non-management directors as a group by mailing them to the Board of Directors, c/o Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, Ohio 44122. All communications will be forwarded to the Board of Directors or the non-management directors as a group, as applicable.

If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. A shareholder may specify a vote for the election of directors as set forth under “Proposal One: Election of Directors,” the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees.

Where a choice has been specified in the proxy, the shares represented will be voted in accordance with such specification. If no specification is made, such shares will be voted to elect the director nominees listed in “Proposal One: Election of Directors” and for Proposals Two, Three, Four and Five. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

By order of the Board of Directors,

Joan U. Allgood
Secretary

Dated: April 3, 2008

Appendix A

The following is the full text of the 2008 Developers Diversified Realty Corporation Equity-Based Award Plan, dated November 1, 2007.

2008 DEVELOPERS DIVERSIFIED REALTY CORPORATION

EQUITY-BASED AWARD PLAN

Section 1.  Purpose; Definitions.

The purpose of the 2008 Developers Diversified Realty Corporation Equity-Based Award Plan (the “Plan”) is to enable Developers Diversified Realty Corporation (the “Company”) and its Subsidiaries (as defined below) to attract, retain and reward employees and directors of the Company, its Subsidiaries and Affiliates designated by the Company’s Board of Directors or the Executive Compensation Committee of the Board and strengthen the mutuality of interests between those employees and directors and the Company’s shareholders by offering the employees and directors equity or equity-based incentives thereby increasing their proprietary interest in the Company’s business and enhancing their personal interest in the Company’s success.

For purposes of the Plan, the following terms are defined as follows:

(a) “409A Award” means an Award that provides for a deferral of compensation from the date of grant, as determined under Code Section 409A and the regulations promulgated thereunder.

(b) “409A Change in Control” has the meaning set forth in Section 12(b)(2).

(c) “Affiliate” means any entity (other than the Company and any Subsidiary) that is designated by the Board as a participating employer under the Plan.

(d) “Award” means any award of Stock Options, Share Appreciation Rights, Restricted Shares, Deferred Shares, Share Purchase Rights or Other Share-Based Awards under the Plan.

(e) “Award Agreement” means an agreement between the Company and a participant evidencing an Award.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” means, unless otherwise provided by the Committee, (i) “Cause” as defined in any Individual Agreement to which the participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) conviction of the participant for committing a felony under federal law or in the law of the state in which such action occurred, (B) dishonesty in the course of fulfilling the participant’s employment duties, (C) willful and deliberate failure on the part of the participant to perform the participant’s employment duties in any material respect, or (D) prior to a Change in Control, such other events as shall be determined by the Committee. The Committee shall, unless otherwise provided in an Individual Agreement with the participant, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.

(h) “Change in Control” has the meaning set forth in Section 12(b)(1).

(i) “Change in Control Price” has the meaning set forth in Section 12(d).

(j) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(k) “Committee” means the Executive Compensation Committee of the Board of the Company or any other committee or subcommittee authorized by the Board to administer the Plan.

(l) “Company” means Developers Diversified Realty Corporation, an Ohio corporation, or any successor corporation.

(m) “Deferral Period” has the meaning set forth in Section 8(a).

(n) “Deferred Shares” means an Award of the right to receive Shares at the end of a specified deferral period granted pursuant to Section 8.

(o) “Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code.

(p) “Dividend Equivalent” means a right, granted to a participant under Section 10 hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(q) “Elective Deferral Period” has the meaning set forth in Section 8(b)(9).

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Fair Market Value” means, as of a given date (in order of applicability): (i) the closing price of a Common Share on the principal exchange on which the Common Shares are then trading, if any, on such date, or if Common Shares were not traded on such date, then on the next preceding trading day during which a sale occurred; (ii) if Common Shares are not then traded on an exchange, the mean between the closing representative bid and asked prices for Common Shares on such date as reported by a national quotation system; or (iii) if Common Shares are not traded on an exchange and not quoted on a national quotation system, the mean between the closing bid and asked prices for Common Shares, on such date, as determined in good faith by the Committee; or (iv) if Common Shares are not publicly traded, the fair market value established by the Committee acting in good faith and in accordance with the applicable requirements of Code Section 409A and the regulations promulgated thereunder.

(t) “Incentive Stock Option” means any Stock Option intended to be and designated as, and that otherwise qualifies as, an “Incentive Stock Option” within the meaning of Section 422 of the Code or any successor section thereto.

(u) “Individual Agreement” means an employment or similar agreement between a participant and the Company or one of its Subsidiaries or Affiliates.

(v) “Minimum Deferral Period” has the meaning set forth in Section 8(b)(1).

(w) “Minimum Holding Period” has the meaning set forth in Section 10(b)(1).

(x) “Minimum Restriction Period” has the meaning set forth in Section 7(b)(5).

(y) “Non-Employee Director” has the meaning set forth under Rule 16b-3 under the Exchange Act.

(z) “Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(aa) “Option Agreement” has the meaning set forth in Section 5(b).

(bb) “Other Share-Based Awards” means an Award granted pursuant to Section 10 that is valued, in whole or in part, by reference to, or is otherwise based on, Shares.

(cc) “Outside Director” has the meaning set forth in Section 162(m) of the Code and the regulations promulgated thereunder.

(dd) “Plan” means the 2008 Developers Diversified Realty Corporation Equity-Based Award Plan, as amended from time to time.

(ee) “Potential Change in Control” has the meaning set forth in Section 12(c).

(ff) “Restricted Shares” means an Award of Shares that is granted pursuant to Section 7 and is subject to restrictions.

(gg) “Restriction Period” has the meaning set forth in Section 7(b)(5).

(hh) “Section 16 Participant” means a participant under the Plan who is subject to Section 16 of the Exchange Act.

(ii) “Separation from Service” has the meaning set forth in Section 11(b)(1)(C).

(jj) “Share Appreciation Right” means an Award of a right to receive an amount from the Company that is granted pursuant to Section 6.

(kk) “Shares” means the Common Shares of the Company.

(ll) “Specified Employee” has the meaning set forth in Section 11(b)(1)(D).

(mm) “Stock Option” or “Option” means any option to purchase Shares (including Restricted Shares and Deferred Shares, if the Committee so determines) that is granted pursuant to Section 5.

(nn) “Share Purchase Right” means an Award of the right to purchase Shares that is granted pursuant to Section 9.

(oo) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in that chain.

Section 2.  Administration.

The Plan shall be administered by the Committee. The Committee shall consist of not less than three directors of the Company. It is intended that all members of the Committee shall be independent directors, Outside Directors and Non-Employee Directors; provided, however, that the formation and establishment of the Committee and all actions taken by the Committee (or by any subcommittee or any Committee member) shall be valid and effective even if it is determined that one or more members of the Committee or any subcommittee does not or may not qualify as an independent director, Outside Director or a Non-Employee Director. Those directors shall be appointed by the Board and shall serve as the Committee at the pleasure of the Board. The functions of the Committee specified in the Plan shall be exercised by the Board if and to the extent that no Committee exists that has the authority to so administer the Plan.

The Committee shall have full power to interpret and administer the Plan and full authority to select the individuals to whom Awards will be granted (other than Awards to directors of the Company who are not executive officers, which must be approved by the Board) and to determine the type and amount of any Award to be granted to each participant (other than to a director who is not an executive officer, which must be approved by the Board) the consideration, if any, to be paid for any Award, the timing of each Award, the terms and conditions of any Award granted under the Plan, and the terms and conditions of the related agreements that will be entered into with the participant. As to the selection of and grant of Awards to participants who are not executive officers of the Company, or Section 16 Participants, the Committee may delegate its responsibilities to members of the Company’s management in any manner consistent with applicable law.

The Committee shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto); to direct employees of the Company or other advisors to prepare such materials or perform such analyses as the Committee deems necessary or appropriate; and otherwise to supervise the administration of the Plan.

Any interpretation or administration of the Plan by the Committee, and all actions and determinations of the Committee, shall be final, binding and conclusive on the Company, its shareholders, Subsidiaries, Affiliates, all participants in the Plan, their respective legal representatives, successors and assigns, and all persons claiming under or through any of them. No member of the Board or of the Committee shall incur any liability for any action taken or omitted, or any determination made, in good faith in connection with the Plan.

Section 3.  Shares Subject to the Plan.

(a) Aggregate Shares Subject to the Plan.  Subject to adjustment as provided in Section 3(c), the total number of Shares reserved and available for Awards under the Plan is 2,900,000. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b) Forfeiture or Termination of Awards of Shares.  If any Shares subject to any Award granted hereunder are forfeited or an Award otherwise terminates or expires without the issuance of Shares, the Shares subject to that Award shall again be available for future Awards under the Plan as set forth in Section 3(a), unless the participant who had been awarded those forfeited Shares or the expired or terminated Award has theretofore received dividends or other benefits of ownership with respect to those Shares. For purposes hereof, a participant shall not be deemed to have received a benefit of ownership with respect to those Shares by the exercise of voting rights, or by the accumulation of dividends that are not realized because of the forfeiture of those Shares or the expiration or termination of the related Award without issuance of those Shares.

(c) Adjustment.  In the event of any merger, reorganization, consolidation, recapitalization, share dividend, share split, combination of shares or other change in corporate structure of the Company affecting the Shares, a substitution or adjustment shall be made in the aggregate number of Shares reserved for issuance under the Plan, in the number and option price of Shares subject to outstanding options granted under the Plan, in the number and purchase price of Shares subject to outstanding Share Purchase Rights granted under the Plan, in the number of Share Appreciation Rights granted under the Plan, in the number of Shares underlying any Dividend Equivalent Rights granted under the Plan, and in the number of Shares subject to Restricted Share Awards, Deferred Share Awards and any other outstanding Awards granted under the Plan, but the number of Shares subject to any Award shall always be a whole number. The Committee, in its sole discretion, shall determine the kind of securities or other property substituted and the amount of any substitution or adjustment made, and the Committee’s determination shall be final, binding and conclusive. Any fractional Shares otherwise issuable in connection with such substitution or adjustment shall be eliminated. Notwithstanding the foregoing, no substitution or adjustment shall be made which will result in an Award becoming subject to the terms and conditions of Code Section 409A, unless agreed upon by the Committee and the participant.

(d) Annual Award Limit.  No participant may be granted Stock Options or other Awards under the Plan with respect to an aggregate of more than 500,000 Shares (subject to adjustment as provided in Section 3(c) hereof) during any calendar year.

Section 4.  Eligibility.

Grants may be made from time to time to those officers, employees and directors of the Company, a Subsidiary or an Affiliate who are designated by the Committee in its sole and exclusive discretion. Eligible persons may include, but shall not necessarily be limited to, officers and directors of the Company and any Subsidiary or Affiliate; however, Stock Options intended to qualify as Incentive Stock Options shall be granted only to eligible persons while actually employed by the Company, a Subsidiary or an Affiliate. The Committee may grant more than one Award to the same eligible person. No Award shall be granted to any eligible person during any period of time when such eligible person is on a leave of absence. Awards to be granted to directors, which may include members of the Committee, must be approved and granted by the Board.

Section 5.  Stock Options.

(a) Grant.  Stock Options may be granted alone, in addition to or in tandem with other Awards granted under the Plan or cash or other awards made outside the Plan. The Committee shall determine the individuals to whom, and the time or times at which, grants of Stock Options will be made, the number of Shares purchasable under each Stock Option, and the other terms and conditions of the Stock Options in addition to those set forth in Sections 5(b) and 5(c).

Stock Options granted under the Plan may be of two types, which shall be indicated on their face: (i) Incentive Stock Options or (ii) Non-Qualified Stock Options. Subject to Section 5(c), the Committee shall have the authority to grant to any participant Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options.

(b) Terms and Conditions.  A Stock Option under the Plan shall be evidenced by an agreement (an “Option Agreement”), shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall determine:

(1) Option Price.  The option price per share of Shares purchasable under a Non-Qualified Stock Option or an Incentive Stock Option shall be determined by the Committee at the time of grant and shall be not less than 100% of the Fair Market Value of the Shares at the date of grant (or, with respect to an Incentive Stock Option, 110% of the Fair Market Value of the Shares at the date of grant in the case of a participant who at the date of grant owns Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or Subsidiary corporations (as determined under Sections 424(d), (e) and (f) of the Code)).

(2) Option Term.  The term of each Stock Option shall be determined by the Committee, but may not exceed ten years from the date the Option is granted (or, with respect to an Incentive Stock Option, five years in the case of a participant who at the date of grant owns Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or Subsidiary corporations (as determined under Sections 424(d), (e) and (f) of the Code)).

(3) Exercise.  Stock Options shall be exercisable at such time or times and shall be subject to such terms and conditions as shall be determined by the Committee at or after grant and permitted by Code Section 409A or agreed upon in writing by the Committee and the participant; but, except as provided in Section 5(b)(6) and Section 12, unless otherwise determined by the Committee at or after grant, no Stock Option shall be exercisable prior to six months and one day following the date of grant. If any Stock Option is exercisable only in installments or only after specified exercise dates, the Committee may waive, in whole or in part, such installment exercise provisions, and may accelerate any exercise date or dates, at any time at or after grant, based on such factors as the Committee shall determine in its sole discretion; provided, however, the Committee may not waive, without the participant’s consent, such installment exercise provisions or accelerate any exercise dates with respect to a 409A Award if doing so would result in any adverse tax consequences for the optionee under Code Section 409A and the regulations promulgated thereunder.

(4) Method of Exercise.  Subject to any installment exercise provisions that apply with respect to any Stock Option, Code Section 409A and the regulations promulgated thereunder, and Section 5(b)(3), a Stock Option may be exercised in whole or in part, at any time during the Option period, by the holder thereof giving to the Company written notice of exercise specifying the number of Shares to be purchased.

That notice shall be accompanied by payment in full of the Option price of the Shares for which a Stock Option is exercised, and the Committee shall determine the acceptable form of consideration for exercising a Stock Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of a Stock Option. Acceptable forms of consideration may include:

(A) cash;

(B) check or wire transfer (denominated in U.S. Dollars);

(C) subject to any conditions or limitations established by the Committee, other Shares which (A) in the case of Shares acquired from the Company (whether upon the exercise of a Stock Option or otherwise), have been owned by the participant for more than six months on the date of surrender (unless this condition is waived by the Committee), and (B) have a Fair Market Value on the date of surrender equal to or greater than the aggregate exercise price of the Shares as to which said Stock Option is being exercised (it being agreed that the excess of the Fair Market Value over the aggregate exercise price shall be refunded to the participant in cash);

(D) subject to any conditions or limitations established by the Committee, the Company withholding shares otherwise issuable upon exercise of a Stock Option;

(E) consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Committee;

(F) such other consideration and method of payment for the issuance of Shares to the extent permitted by applicable law; or

(G) any combination of the foregoing methods of payment.

No Shares shall be issued upon exercise of an Option until full payment has been made. Except in connection with the tandem award of Dividend Equivalent Rights, a participant shall not have rights to dividends or any other rights of a shareholder with respect to any Shares subject to an Option unless and until the participant has given written notice of exercise, has paid in full for those Shares, has given, if requested, the representation described in Section 15(a), and those Shares have been issued to the participant.

(5) Non-Transferability of Options.  No Stock Option shall be transferable by any participant other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code or the Employee Retirement Income Security Act of 1974, as amended) except that, if so provided in the Option Agreement, the participant may transfer the Option, other than an Incentive Stock Option, during the participant’s lifetime to one or more members of the participant’s family, to one or more trusts for the benefit of one or more of the participant’s family, or to a partnership or partnerships of members of the participant’s family, or to a charitable organization as defined in Section 501(c)(3) of the Code, provided that the transfer would not result in the loss of any exemption under Rule 16b-3 of the Exchange Act with respect to any Option. The transferee of an Option will be subject to all restrictions, terms and conditions applicable to the Option prior to its transfer, except that the Option will not be further transferable by the transferee other than by will or by the laws of descent and distribution.

(6) Termination of Employment

(i) Termination by Death.  Subject to Sections 5(b)(3) and 5(c), if any participant’s employment with the Company or any Subsidiary or Affiliate terminates by reason of death, any Stock Option held by that participant shall become immediately and automatically vested and exercisable. If termination of a participant’s employment is due to death, then any Stock Option held by that participant may thereafter be exercised for a period of two years (or with respect to an Incentive Stock Option, for a period of one year) (or such other period as the Committee may specify at or after grant) from the date of death. Notwithstanding the foregoing, in no event will any Stock Option be exercisable after the expiration of the option period of such Option. The balance of the Stock Option shall be forfeited if not exercised within two years (or one year with respect to Incentive Stock Options).

(ii) Termination by Reason of Disability.  Subject to Sections 5(b)(3) and 5(c), if a participant’s employment with the Company or any Subsidiary or Affiliate terminates by reason of Disability, any Stock Option held by that participant shall become immediately and automatically vested and exercisable. If termination of a participant’s employment is due to Disability, then any Stock Option held by that participant may thereafter be exercised by the participant or by the participant’s duly authorized legal representative if the participant is unable to exercise the Option as a result of the participant’s Disability, for a period of two years (or with respect to an Incentive Stock Option, for a period of one year) (or such other period as the Committee may specify at or after grant) from the date of such termination of employment; and if the participant dies within that two year period (or such other period as the Committee may specify at or after grant), any unexercised Stock Option held by that participant shall thereafter be exercisable by the estate of the participant (acting through its fiduciary) for the duration of the two-year period from the date of that termination of employment. Notwithstanding the foregoing, in no event will any Stock Option be exercisable after the expiration of the option period of such Option. The balance of the Stock Option shall be forfeited if not exercised within two years (or one year with respect to Incentive Stock Options).

(iii) Termination for Cause.  Unless otherwise determined by the Committee at or after the time of granting any Stock Option, if a participant’s employment with the Company or any Subsidiary or Affiliate terminates for Cause, any unvested Stock Options will be forfeited and terminated immediately upon termination and any vested Stock Options held by that participant shall terminate 30 days after the date employment terminates. Notwithstanding the foregoing, in no event will any Stock Option be exercisable after the expiration of the option period of such Option. The balance of the Stock Option shall be forfeited if not exercised within 30 days.

(iv) Other Termination.  Unless otherwise determined by the Committee at or after the time of granting any Stock Option, if a participant’s employment with the Company or any Subsidiary or Affiliate terminates for any reason other than death, Disability, or for Cause all Stock Options held by that participant shall terminate 90 days after the date employment terminates. Notwithstanding the foregoing, in no event will any Stock Option be exercisable after the expiration of the option period of such Option. The balance of the Stock Option shall be forfeited if not exercised within 90 days.

(v) Leave of Absence.  In the event a participant is granted a leave of absence by the Company or any Subsidiary or Affiliate to enter military service or because of sickness, the participant’s employment with the Company or such Subsidiary or Affiliate will not be considered terminated, and the participant shall be deemed an employee of the Company or such Subsidiary or Affiliate during such leave of absence or any extension thereof granted by the Company or such Subsidiary or Affiliate. Notwithstanding the foregoing, in the case of an Incentive Stock Option, a leave of absence of more than 90 days will be viewed as a termination of employment unless continued employment is guaranteed by contract or statute.

(c) Incentive Stock Options.  Notwithstanding Sections 5(b)(5) and (6), an Incentive Stock Option shall be exercisable by (i) a participant’s authorized legal representative (if the participant is unable to exercise the Incentive Stock Option as a result of the participant’s Disability) only if, and to the extent, permitted by Section 422 of the Code and (ii) by the participant’s estate, in the case of death, or authorized legal representative, in the case of Disability, no later than 10 years from the date the Incentive Stock Option was granted (in addition to any other restrictions or limitations that may apply). Anything in the Plan to the contrary notwithstanding, no term or provision of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the participants affected, to disqualify any Incentive Stock Option under that Section 422 or any successor Section thereto.

(d) Buyout Provisions.  The Committee may at any time buy out for a payment in cash, Shares, Deferred Shares or Restricted Shares, an Option previously granted, based on such terms and conditions as the Committee shall establish and agree upon with the participant, but (i) no such transaction involving a Section 16 Participant shall be structured or effected in a manner that would result in any liability on the part of the participant under Section 16(b) of the Exchange Act or the rules and regulations promulgated thereunder, and (ii) no such transaction may buy out or cancel outstanding Options or Share Appreciation Rights in exchange for cash, Options, Share Appreciation Rights or other Awards with an exercise price that is less than the exercise price of the original Options or Share Appreciation Rights without shareholder approval. Further, any such buy out shall comply with the requirements of Code Section 409A and the regulations promulgated thereunder, unless otherwise agreed upon in writing by the Committee and the participant.

Section 6.  Share Appreciation Rights.

(a) Grant.  Share Appreciation Rights may be granted in connection with all or any part of an Option, either concurrently with the grant of the Option or, if the Option is a Non-Qualified Stock Option, by an amendment to the Option at any time thereafter during the term of the Option. Share Appreciation Rights may be exercised in whole or in part at such times and under such conditions as may be specified by the Committee in the participant’s Option Agreement; provided, that no Share Appreciation Right granted in connection with all or any part of an Option shall be exercisable for less than the Fair Market Value of the underlying Common Shares as of the date of the original grant of the Option unless such Share Appreciation Right or Option is a 409A Award, as provided for in the applicable Award Agreement.

(b) Terms and Conditions.  The following terms and conditions will apply to all Share Appreciation Rights that are granted in connection with Options:

(1) Rights.  Share Appreciation Rights shall entitle the participant, upon exercise of all or any part of the Share Appreciation Rights, to surrender to the Company, unexercised, that portion of the underlying Option relating to the same number of Shares as is covered by the Share Appreciation Rights (or the portion of the Share Appreciation Rights so exercised) and to receive in exchange from the Company an amount equal to the excess of (x) the Fair Market Value, on the date of exercise, of the Shares covered by the surrendered portion of the underlying Option over (y) the exercise price of the Shares covered by the surrendered portion of the underlying Option. The Committee may limit the amount that the participant will be entitled to receive upon exercise of the Share Appreciation Right, as provided for in the applicable Award Agreement.

(2) Surrender of Option.  Upon the exercise of the Share Appreciation Right and surrender of the related portion of the underlying Option, the Option, to the extent surrendered, will not thereafter be exercisable. The underlying Option may provide that such Share Appreciation Rights will be payable solely in cash.

(3) Exercise.  In addition to any further conditions upon exercise that may be imposed by the Committee, the Share Appreciation Rights shall be exercisable only to the extent that the related Option is exercisable, except that, unless otherwise determined by the Committee at or after grant, in no event will a Share Appreciation Right held by a Section 16 Participant be exercisable within the first six months after it is awarded even though the related Option is or becomes exercisable, and each Share Appreciation Right will expire no later than the date on which the related Option expires. A Share Appreciation Right may be exercised only at a time when the Fair Market Value of the Shares covered by the Share Appreciation Right exceeds the exercise price of the Shares covered by the underlying Option.

(4) Method of Exercise.  Share Appreciation Rights may be exercised by the participant giving written notice of the exercise to the Company, stating the number of Share Appreciation Rights the participant has elected to exercise and surrendering the portion of the underlying Option relating to the same number of Shares as the number of Share Appreciation Rights elected to be exercised.

(5) Payment.  The manner in which the Company’s obligation arising upon the exercise of the Share Appreciation Right will be paid will be determined by the Committee and shall be set forth in the participant’s Option Agreement. The Committee may provide for payment in Shares or cash, or a fixed combination of Shares or cash, or the Committee may reserve the right to determine the manner of payment at the time the Share Appreciation Right is exercised. Shares issued upon the exercise of a Share Appreciation Right will be valued at their Fair Market Value on the date of exercise.

Section 7.  Restricted Shares.

(a) Grant.  Restricted Shares may be issued alone, in addition to or in tandem with other Awards under the Plan or cash or other awards made outside the Plan. The Committee shall determine the individuals to whom, and the time or times at which, grants of Restricted Shares will be made, the number of Restricted Shares to be awarded to each participant, the price (if any) to be paid by the participant (subject to Section 7(b)), the date or dates upon which Restricted Share Awards will vest, the period or periods within which those Restricted Share Awards may be subject to forfeiture, and the other terms and conditions of those Awards in addition to those set forth in Section 7(b).

The Committee may condition the grant of Restricted Shares upon the attainment of specified performance goals or such other factors as the Committee may determine in its sole discretion.

(b) Terms and Conditions.  Restricted Shares awarded under the Plan shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable. A participant who receives a Restricted Share Award shall not have any rights with respect to that Award, unless and until the participant has executed an agreement evidencing the Award in the form approved from time to time by the Committee, has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of that Award.

(1) The purchase price (if any) for Restricted Shares shall be determined by the Committee at the time of grant.

(2) Awards of Restricted Shares must be accepted by executing a Restricted Share Award Agreement and paying the price (if any) that is required under Section 7(b)(1).

(3) Each participant receiving a Restricted Share Award shall be issued a stock certificate in respect of those Restricted Shares. The certificate shall be registered in the name of the participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Award.

(4) The Committee shall require that the stock certificates evidencing the Restricted Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Shares Award, the participant shall have delivered to the Company a stock power, endorsed in blank, relating to the Shares covered by that Award.

(5) Subject to the provisions of this Plan and the Restricted Share Award Agreement, during a period set by the Committee commencing with the date of any Award (the “Restriction Period”), the participant shall not be permitted to sell, transfer, pledge, assign or otherwise encumber the Restricted Shares covered by that Award. The Restriction Period shall not be less than three years in duration (“Minimum Restriction Period”) unless otherwise determined by the Committee at the time of grant. Subject to these limitations and the Minimum Restriction Period requirement, the Committee, in its sole discretion, may provide for the lapse of restrictions in installments and may accelerate or waive restrictions, in whole or in part, based on service, performance or such other factors and criteria as the Committee may determine in its sole discretion.

(6) Except as provided in this Section 7(b)(6) and Sections 7(b)(5) and 7(b)(7), the participant shall have, with respect to the Restricted Shares awarded, all of the rights of a shareholder of the Company, including the right to vote the Shares and the right to receive any dividends. The Committee, in its sole discretion, as determined at the time of Award, may permit or require the payment of cash dividends to be deferred and subject to forfeiture and, if the Committee so determines, reinvested, subject to Section 15(f), in additional Restricted Shares to the extent Shares are available under Section 3, or otherwise reinvested. Unless the Committee or Board determines otherwise, Share dividends issued with respect to Restricted Shares shall be treated as additional Restricted Shares that are subject to the same restrictions and other terms and conditions that apply to the Shares with respect to which such dividends are issued.

(7) No Restricted Shares shall be transferable by a participant other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code or the Employee Retirement Income Security Act of 1974, as amended) except that, if so provided in the Restricted Shares Agreement, the participant may transfer the Restricted Shares, during the participant’s lifetime to one or more members of the participant’s family, to one or more trusts for the benefit of one or more of the participant’s family, to a partnership or partnerships of members of the participant’s family, or to a charitable organization as defined in Section 501(c)(3) of the Code, provided that the transfer would not result in the loss of any exemption under Rule 16b-3 of the Exchange Act with respect to any Restricted Shares. The transferee of Restricted Shares will be subject to all restrictions, terms and conditions applicable to the Restricted Shares prior to its transfer, except that the Restricted Shares will not be further transferable by the transferee other than by will or by the laws of descent and distribution.

(8) Unless otherwise determined by the Committee at or after the time of granting any Restricted Shares, if a participant’s employment with the Company or any Subsidiary or Affiliate terminates by reason of death, any Restricted Shares held by that participant shall thereafter vest and any restriction shall lapse.

(9) Unless otherwise determined by the Committee at or after the time of granting any Restricted Shares, if a participant’s employment with the Company or any Subsidiary or Affiliate terminates by reason of Disability, any Restricted Shares held by that participant shall thereafter vest and any restriction shall lapse.

(10) Unless otherwise determined by the Committee at or after the time of granting any Restricted Shares, if a participant’s employment with the Company or any Subsidiary or Affiliate terminates for any reason other than death or Disability, the Restricted Shares held by that participant that are unvested or subject to restriction at the time of termination shall thereupon be forfeited.

(c) Minimum Value.  In order to better ensure that Award payments actually reflect the performance of the Company and service of the participant, the Committee may provide, in its sole discretion, for a tandem performance-based or other award designed to guarantee a minimum value, payable in cash or Shares, to the recipient of a Restricted Share Award, subject to such performance, future service, deferral and other terms and conditions as may be specified by the Committee.

Section 8.  Deferred Shares.

(a) Grant.  Deferred Shares may be awarded alone, in addition to or in tandem with other Awards granted under the Plan or cash or other awards made outside the Plan. The Committee shall determine the individuals to whom, and the time or times at which, Deferred Shares shall be awarded, the number of Deferred Shares to be awarded to any participant, the duration of the period (the “Deferral Period”) during which, and the conditions under which, receipt of the Shares will be deferred, and the other terms and conditions of the Award in addition to those set forth in Section 8(b).

The Committee may condition the grant of Deferred Shares upon the attainment of specified performance goals or such other factors as the Committee shall determine in its sole discretion.

(b) Terms and Conditions.  Deferred Share Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(1) The purchase price for Deferred Shares shall be determined at the time of grant by the Committee. Subject to the provisions of the Plan and the Award Agreement referred to in Section 8(b)(10), Deferred Share Awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period. At the expiration of the Deferral Period (or the Elective Deferral Period referred to in Section 8(b)(9), where applicable), share certificates shall be delivered to the participant, or the participant’s legal representative, for the Shares covered by the Deferred Share Award. Unless otherwise determined by the Committee at or after grant, the Deferral Period applicable to any Deferred Share Award shall not be less than six months and one day (“Minimum Deferral Period”).

(2) To the extent a Deferred Share Award is a 409A Award, the Committee will grant the Award in a manner as to comply with the requirements of Code Section 409A and the regulations promulgated thereunder and in accordance with Section 11(b).

(3) Amounts equal to any dividends declared during the Deferral Period with respect to the number of Shares covered by a Deferred Share Award will be paid to the participant in cash, deferred or deemed to be reinvested in additional Deferred Shares that are subject to the same restrictions and other terms and conditions that apply to the Deferred Shares with respect to which such dividends are issued, all as determined by the Committee, in its sole discretion, at the time of the Award.

(4) No Deferred Shares shall be transferable by a participant other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code or the Employee Retirement Income Security Act of 1974, as amended) except that, if so provided in the Deferred Shares Agreement, the participant may transfer the Deferred Shares during the participant’s lifetime to one or more members of the participant’s family, to one or more trusts for the benefit of one or more of the participant’s family, to a partnership or partnerships of members of the participant’s family, or to a charitable organization as defined in Section 501(c)(3) of the Code, provided that the transfer would not result in the loss of any exemption under Rule 16b-3 of the Exchange Act with respect to any Deferred Shares. The transferee of Deferred Shares will be subject to all restrictions, terms and conditions applicable to the Deferred Shares prior to their transfer, except that the Deferred Shares will not be further transferable by the transferee other than by will or by the laws of descent and distribution.

(5) Unless otherwise determined by the Committee at the time of granting any Deferred Shares, if a participant’s employment by the Company or any Subsidiary or Affiliate terminates by reason of death, any Deferred Shares held by such participant shall thereafter vest or any restriction shall lapse, and the participant’s representative shall receive the Deferred Shares in one lump sum within 10 business days following such death; provided, however, that the participant’s representative must first provide satisfactory proof of death to the Committee.

(6) Unless otherwise determined by the Committee at the time of granting any Deferred Shares, if a participant’s employment by the Company or any Subsidiary or Affiliate terminates by reason of Disability, any Deferred Shares held by such participant shall thereafter vest or any restriction lapse, and the participant or the participant’s representative shall be issued the Deferred Shares in one lump sum within 10 business days following such Disability. A determination of Disability shall be made by the Committee.

(7) Unless otherwise determined by the Committee at or after the time of granting any Deferred Share Award, if a participant’s employment by the Company or any Subsidiary or Affiliate terminates for any reason other than death or Disability, all Deferred Shares held by such participant which are unvested or subject to restriction shall thereupon be forfeited.

(8) Based on service, performance or such other factors or criteria as the Committee may determine, the Committee may, at or after grant, accelerate the vesting of all or any part of any Deferred Share Award, subject in all cases to the Minimum Deferral Period requirement.

(9) A participant may elect to further defer receipt of a Deferred Share Award (or an installment of an Award) for a specified period or until a specified event (the “Elective Deferral Period”), subject in each case to the Committee’s approval, the terms of this Section 8, such other terms as are determined by the Committee, all in its sole discretion, and in compliance with the terms and conditions of Code Section 409A and the regulations promulgated thereunder. Subject to any exceptions approved by the Committee, such election must be made at least 12 months prior to the date the Deferral Period is set to expire and the Elective Deferral Period must be for a period of at least five years from the date the Deferral Period is set to expire, except to the extent the holder of a Deferred Share becomes entitled to receive the underlying Shares due to death or Disability.

(10) Each such Award shall be confirmed by, and subject to the terms of, a Deferred Share Award Agreement evidencing the Award in the form approved from time to time by the Committee.

(c) Minimum Value Provisions.  In order to better ensure that Award payments actually reflect the performance of the Company and service of the participant, the Committee may provide, in its sole discretion, for a tandem performance-based or other Award designed to guarantee a minimum value, payable in cash or Shares to the recipient of a Deferred Share Award, subject to such performance, future service, deferral and other terms and conditions as may be specified by the Committee.

Section 9.  Share Purchase Rights.

(a) Grant.  Share Purchase Rights may be granted alone, in addition to or in tandem with other Awards granted under the Plan or cash or other awards made outside the Plan. The Committee shall determine the individuals to whom, and the time or times at which, grants of Share Purchase Rights will be made, the number of Shares which may be purchased pursuant to the Share Purchase Rights, and the other terms and conditions of the Share Purchase Rights in addition to those set forth in Section 9(b). The Shares subject to the Share Purchase Rights may be purchased, as determined by the Committee at the time of grant:

(1) at the Fair Market Value of such Shares on the date of grant; or

(2) at 85% of the Fair Market Value of such Shares on the date of grant if the grant of Share Purchase Rights is made in lieu of cash compensation.

Subject to Section 9(b) hereof, the Committee may also impose such deferral, forfeiture or other terms and conditions as it shall determine, in its sole discretion, on such Share Purchase Rights or the exercise thereof.

Each Share Purchase Right Award shall be confirmed by, and be subject to the terms of, a Share Purchase Rights Agreement, which shall be in form approved by the Committee.

(b) Terms and Conditions.  Share Purchase Rights may contain such additional terms and conditions not inconsistent with the terms of the Plan as the Committee shall deem desirable, and shall generally be exercisable for such period as shall be determined by the Committee. However, unless otherwise determined by the Committee at or after grant, Share Purchase Rights granted to Section 16 Participants shall not become exercisable earlier than six months and one day after the grant date. Share Purchase Rights shall not be transferable by a participant other than by will or by the laws of descent and distribution.

Section 10.  Other Share-Based Awards.

(a) Grant.  Other Awards of Shares and other Awards that are valued, in whole or in part, by reference to, or are otherwise based on, Shares, including, without limitation, performance shares, convertible preferred shares, convertible debentures, exchangeable securities, dividend equivalent rights and Share Awards or options valued by reference to book value or Subsidiary performance, may be granted alone, in addition to or in tandem with other Awards granted under the Plan or cash or other awards made outside the Plan.

At the time the Shares or Other Share-Based Awards are granted, the Committee shall determine the individuals to whom and the time or times at which such Shares or Other Share-Based Awards shall be awarded, the number of Shares to be used in computing an Award or which are to be awarded pursuant to such Awards, the consideration, if any, to be paid for such Shares or Other Share-Based Awards, and all other terms and conditions of the Awards in addition to those set forth in Section 10(b). The Committee will also have the right, at its sole discretion, to settle such Awards in Shares, Restricted Shares or cash in an amount equal to the Fair Market Value of the Shares or Other Share-Based Awards at the time of settlement.

The provisions of Other Share-Based Awards need not be the same with respect to each participant.

(b) Terms and Conditions.  Other Share-Based Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(1) Subject to the provisions of this Plan and the Award Agreement referred to in Section 10(b)(5) below, Shares awarded or subject to Awards made under this Section 10 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the Shares are issued, or, if later, the date on which any applicable restriction, performance, holding or deferral period or requirement is satisfied or lapses. Unless otherwise determined by the Committee at or after grant, all Shares or Other Share-Based Awards granted under this Section 10 shall be subject to a minimum holding period (including any applicable restriction, performance and/or deferral periods) of six months and one day (“Minimum Holding Period”).

(2) Subject to the provisions of this Plan and the Award Agreement and unless otherwise determined by the Committee at the time of grant, the recipient of an Other Share-Based Award shall be entitled to receive, currently or on a deferred basis, interest or dividends or interest or dividend equivalents with respect to the number of Shares covered by the Award, as determined at the time of the Award by the Committee, in its sole discretion, subject, if applicable, to the provisions of Code Section 409A and the regulations promulgated thereunder, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

(3) Subject to the Minimum Holding Period, any Other Share-Based Award and any Shares covered by any such Award shall vest or be forfeited to the extent, at the times and subject to the conditions, if any, provided in the Award Agreement, as determined by the Committee in its sole discretion.

(4) In the event of the participant’s Disability or death, or in cases of special circumstances, the Committee may, in its sole discretion, waive, in whole or in part, any or all of the remaining limitations imposed hereunder or under any related Award Agreement (if any) with respect to any part or all of any Award under this Section 10, provided that the Minimum Holding Period requirement may not be waived, except in case of a participant’s death. Notwithstanding the foregoing, the Committee may not waive, in whole or in part, any remaining limitations imposed with respect to any Award if such waiver results in an Award’s failure to comply with the requirements of Code Section 409A and the regulations promulgated thereunder, unless agreed upon in writing by the Committee and Participant.

(5) Each Award shall be confirmed by, and subject to the terms of, an agreement or other instrument evidencing the Award in the form approved from time to time by the Committee, the Company and the participant.

(6) Shares (including securities convertible into Shares) issued under this Section 10 on a bonus basis may be issued for no cash consideration. Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded under this Section 10 shall bear a price of at least 85% of the Fair Market Value of the Shares on the date of grant. The purchase price of such Shares, and of any Other Share-Based Award granted hereunder, or the formula by which such price is to be determined, shall be fixed by the Committee at the time of grant.

(7) In the event that any “derivative security,” as defined in Rule 16a-1(c) (or any successor thereto) promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, is awarded pursuant to this Section 10 to any Section 16 Participant, such derivative security shall not be transferable other than by will or by the laws of descent and distribution.

(c) Dividend Equivalent Rights.  A Dividend Equivalent Right is an Award entitling the participant to receive credits based on cash distributions that would have been paid on the Shares specified in the Dividend Equivalent Right (or other Award to which it relates) if such Shares had been issued to and held by the participant. A Dividend Equivalent Right may be granted hereunder to any participant as a component of another Award or as a freestanding award.

(1) Terms and Conditions.  In addition to the terms and conditions set forth in Section 10(b), Dividend Equivalent Rights shall be subject to the following additional terms and conditions. Dividend Equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional Shares, which may thereafter accrue additional Dividend Equivalent Rights. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

(2) Interest Equivalents.  Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the Award Agreement for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(3) Termination of Employment.  Except as may otherwise be provided by the Committee either in the Award Agreement or in writing after the Award Agreement is issued, a participant’s rights in all Dividend Equivalent Rights or interest equivalents (other than any accrued but unpaid Dividend Equivalent Rights or interest equivalents) shall automatically terminate upon the date that a participant’s employment with the Company or any Subsidiary or Affiliate terminates for any reason other than death or Disability. Any accrued but unpaid Dividend Equivalent Rights or interest equivalents shall be paid in one lump sum amount by the Company within 90 days after the termination of the participant’s employment with the Company or any Subsidiary or Affiliate.

Section 11.  Form and Timing of Payment under Awards; Deferrals.

(a) Form and Timing of Payment.  Subject to the terms of the Plan and any applicable Award Agreement (as may be amended pursuant to Section 13 hereof), payments to be made by the Company, a Subsidiary or Affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis; provided, however that settlement in other than Shares or payment on a deferred basis must be authorized by the applicable Award Agreement. The settlement of any Award may be accelerated and cash paid in lieu of Shares in connection with such settlement; provided, however that settlement in cash must be authorized by the applicable Award Agreement. The acceleration of any Award that does not result in a cash settlement must also be authorized by the applicable Award Agreement. Installment or deferred payments may be required by the Committee or permitted at the election of the participant on terms and conditions approved by the Committee, including without limitation the ability to defer awards pursuant to any deferred compensation plan maintained by the Company, a Subsidiary or Affiliate. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(b) Certain Limitations on Awards to Ensure Compliance with Code Section 409A.

(1) 409A Awards and Deferrals.  Other provisions of the Plan notwithstanding, the terms of any 409A Award, including any authority of the Company or the Committee and rights of the participant with respect to the 409A Award, shall be limited to those terms permitted under Code Section 409A and the regulations promulgated thereunder. The following rules will apply to 409A Awards:

If a participant is permitted to elect to defer an Award or any payment under an Award, such election shall be permitted only at times in compliance with Code Section 409A and the regulations promulgated thereunder;

The Company shall have no authority to accelerate or delay distributions relating to 409A Awards in excess of the authority permitted under Code Section 409A and the regulations promulgated thereunder;

Any distribution of a 409A Award triggered by a Participant’s termination of employment shall be made only at the time that the Participant has had a “Separation from Service” within the meaning of Code Section 409A (or at such earlier time preceding a termination of employment that there occurs another event triggering a distribution under the Plan or the applicable Award Agreement in compliance with Code Section 409A and the regulations promulgated thereunder);

Any distribution of a 409A Award to a “Specified Employee,” as determined under Code Section 409A, after Separation from Service, shall occur at the expiration of the six-month period following said Specified Employee’s Separation from Service. In the case of installment payments, this six-month delay shall not affect the timing of any installment otherwise payable after the six-month delay period; and

In the case of any distribution of a 409A Award, the time and form of payment for such distribution will be specified in the Award Agreement; provided that, if the time and form of payment for such distribution is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution shall be made in one lump sum amount on or about March 10 (and not later than March 15) in the calendar year following the calendar year at which the settlement of the Award is specified to occur, any applicable restriction lapses, or there is no longer a substantial risk of forfeiture applicable to such amounts.

(2) Distribution upon Vesting.  In the case of any Award providing for a distribution upon the lapse of a substantial risk of forfeiture, the time and form of payment for such distribution will be specified in the Award Agreement; provided that, if the timing and form of payment of such distribution is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution shall be made in one lump sum amount on March 15 of the calendar year following the calendar year in which the substantial risk of forfeiture lapses.

(3) Scope and Application of this Provision.  For purposes of the Plan, references to a term or event (including any authority or right of the Company, the Committee or a participant) being “permitted” under Code Section 409A means that the term or event will not cause the participant to be deemed to be in constructive receipt of compensation relating to the 409A Award prior to the distribution of cash, shares or other property or to be liable for payment of interest or a tax penalty under Code Section 409A.

(4) Interpretation.  If and to the extent that any provision of an Award is required or intended to comply with Code Section 409A, such provision shall be administered and interpreted in a manner consistent with the requirements of Code Section 409A. If and solely to the extent that any such provision of an Award as currently written would conflict with or result in adverse consequences to a participant under Code Section 409A, the Committee shall have the authority, without the consent of the participant, to administer such provision and to amend the Award with respect to such provision to the extent the Committee deems necessary for the purposes of avoiding any portion of the Shares or amounts to be delivered to the participant being subject to additional income or other taxes under Code Section 409A.

Section 12.  Change in Control Provision.

(a) Impact of Event.  Notwithstanding any other provisions hereof or in any agreement to the contrary, in the event of: (1) a “Change in Control” as defined in Section 12(b)(1), (2) a “409A Change in Control” as defined in Section 12(b)(2) or (3) a “Potential Change in Control” as defined in Section 12(c), the following provisions shall apply:

(1) Any Stock Options awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested;

(2) Any Share Appreciation Rights shall become immediately exercisable;

(3) The restrictions applicable to any Restricted Share Awards, Deferred Shares, Share Purchase Rights and Other Share-Based Awards shall lapse and such Shares and Awards shall be deemed fully vested; and

(4) Subject to Section 3(c), (A) unless otherwise determined by the Committee in its sole discretion at or after grant but prior to any Change in Control or Potential Change in Control, each outstanding Award (other than a 409A Award), in each case to the extent vested, shall be cashed out (and such Award terminated) by paying the participant an amount equal to the excess, if any, of the “Change in Control Price” as defined in Section 12(d) as of the date such Change in Control or such Potential Change in Control is determined to have occurred over the exercise price or other purchase price, if any, payable by the participant with respect to such Award or (B) upon any 409A Change in Control, each outstanding 409A Award, in each case to the extent vested, shall be cashed out (and such 409A Award terminated) by paying the participant an amount equal to the excess, if any, of the Change in Control Price as of the date such 409A Change in Control is determined to have occurred over the exercise price or other purchase price, if any, payable by the participant with respect to such 409A Award. A 409A Award may be cashed out upon a Potential Change in Control or a Change in Control that does not constitute a 409A Change in Control only with the written consent of the Company and the participant.

(b) Definition of Change in Control.

(1) A “Change in Control” means the occurrence of any of the following: (i) the Board or shareholders of the Company approve a consolidation or merger in which the Company is not the surviving corporation, the sale of substantially all of the assets of the Company, or the liquidation or dissolution of the Company; (ii) any person or other entity (other than the Company or a Subsidiary or any Company employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) purchases any Shares (or securities convertible into Shares) pursuant to a tender or exchange offer without the prior consent of the Board of Directors, or becomes the beneficial owner of securities of the Company representing 20% or more of the voting power of the Company’s outstanding securities; or (iii) during any two-year period, individuals who at the beginning of such period constitute the entire Board of Directors cease to constitute a majority of the Board of Directors, unless the election or the nomination for election of each new director is approved by at least two-thirds of the directors then still in office who were directors at the beginning of that period.

(2) A “409A Change in Control” means the date on which any one of the following occurs: (i) any one person, or more than one person acting as a group (as determined under Code Section 409A and the regulations promulgated thereunder), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or (ii) a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of such appointment or election; or (iii) any one person, or more than one person acting as a group (as determined under Code Section 409A and the regulations promulgated thereunder), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; or (iv) any one person, or more than one person acting as a group (as determined under Code Section 409A and the regulations thereunder), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company before such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(c) Definition of Potential Change in Control.  For purposes of Section 12(a), a “Potential Change in Control” means the happening of any one of the following:

(1) The approval by the shareholders of the Company of an agreement by the Company, the consummation of which would result in a Change in Control of the Company as defined in Section 12(b)(1); or

(2) The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company or a Subsidiary or any Company employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) of securities of the Company representing 5% or more of the combined voting power of the Company’s outstanding securities and the adoption by the Board of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of this Plan.

(d) Change in Control Price.  For purposes of this Section 12, “Change in Control Price” means the highest price per share paid in any transaction reported on the New York Stock Exchange Composite Index (or, if the Shares are not then traded on the New York Stock Exchange, the highest price paid as reported for any national exchange on which the Shares are then traded) or paid or offered in any bona fide transaction related to a Change in Control, 409A Change in Control or Potential Change in Control of the Company, at any time during the 30-day period immediately preceding the occurrence of the Change in Control or 409A Change in Control (or, when applicable, the occurrence of the Potential Change in Control event), in each case as determined by the Committee.

Section 13.  Amendments and Termination.

The Board may at any time, amend, alter or discontinue the Plan, but no such amendment, alteration or discontinuation shall be made that would (i) impair the rights of a participant under an Award theretofore granted, without the participant’s consent or (ii) require shareholder approval under any applicable law or regulation (including any applicable regulation of an exchange on which the Shares are traded), unless such shareholder approval is received. The Company shall submit to the shareholders of the Company, for their approval, any amendments to the Plan required pursuant to Section 162(m) of the Code or any material revisions to the Plan so long as such approval is required by law or regulation (including any applicable regulation of an exchange on which the Shares are traded).

The Committee may at any time, in its sole discretion, amend the terms of any Award, but (i) no such amendment shall be made that would impair the rights of a participant under an Award theretofore granted, without the participant’s consent; (ii) no such amendment shall be made that would make the applicable exemptions provided by Rule 16b-3 under the Exchange Act unavailable to any Section 16 Participant holding the Award without the participant’s consent and (iii) no such amendment shall be made if it would reduce the exercise price of a Stock Option or reduce the purchase price, if any, of the Shares that are subject to the Award.

Subject to the above provisions, the Board shall have all necessary authority to amend the Plan, clarify any provision or to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

Section 14.  Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment not yet made to a participant by the Company, nothing contained herein shall give that participant any rights that are greater than those of a general creditor of the Company.

Section 15.  General Provisions.

(a) The Committee may require each participant acquiring Shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that the participant is acquiring the Shares without a view to distribution thereof. The certificates for any such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

All Shares or other securities delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any certificate for any such Shares to make appropriate reference to those restrictions.

(b) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

(c) Neither the adoption of the Plan, nor its operation, nor any document describing, implementing or referring to the Plan, or any part thereof, shall confer upon any participant under the Plan any right to continue in the employ, or as a director, of the Company or any Subsidiary or Affiliate, or shall in any way affect the right and power of the Company or any Subsidiary or Affiliate to terminate the employment, or service as a director, of any participant under the Plan at any time with or without assigning a reason therefor, to the same extent as the Company or any Subsidiary or Affiliate might have done if the Plan had not been adopted.

(d) For purposes of this Plan, a transfer of a participant between the Company and any Subsidiary or Affiliate shall not be deemed a termination of employment.

(e) No later than the date as of which an amount first becomes includable in the gross income of the participant for federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state or local taxes or other items of any kind required by law to be withheld with respect to that amount. Subject to the following sentence, unless otherwise determined by the Committee, withholding obligations may be settled with Shares, including unrestricted Shares previously owned by the participant or Shares that are part of the Award that gives rise to the withholding requirement. Notwithstanding the foregoing, any right by a Section 16 Participant to elect to settle any tax withholding obligation with Shares that are part of an Award must be set forth in the agreement evidencing that Award or be approved by the Committee in its sole discretion. The obligations of the Company under the Plan shall be conditional on those payments or arrangements and the Company and its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise payable to the participant.

(f) The actual or deemed reinvestment of dividends or dividend equivalents in additional Restricted Shares (or in Deferred Shares or other types of Awards) at the time of any dividend payment shall be permissible only if sufficient Shares are available under Section 3 for reinvestment (taking into account then outstanding Stock Options).

(g) The Plan, all Awards made and actions taken thereunder and any agreements relating thereto shall be governed by and construed in accordance with the laws of the State of Ohio.

(e) All agreements entered into with participants pursuant to the Plan shall be subject to the Plan.

(f) The provisions of Awards need not be the same with respect to each participant.

Section 16.  Shareholder Approval; Effective Date of Plan.

The Plan was adopted by the Board on November 1, 2007 and is subject to approval by the holders of the Company’s outstanding Shares, in accordance with applicable law. If the Plan is not so approved within twelve (12) months after the date the Plan is adopted by the Board of Directors, the Plan and any Grants made hereunder shall be null and void. However, if the Plan is so approved, no further shareholder approval shall be required with respect to the granting of Awards pursuant to the Plan.

Section 17.  Term of Plan.

No Award shall be granted pursuant to the Plan on or after November 1, 2017, but Awards granted prior to that date may extend beyond that date

Appendix B

The following paragraph will be added to Article Seventh of the Company’s Amended and Restated Articles of Incorporation, as amended, reflecting the amendment described in Proposal Three of the Company’s Proxy Statement, dated April 3, 2008:

Except as provided in the Company’s code of regulations with respect to the election of a director to fill a vacancy in the Board of Directors, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any shareholder meeting held for the election of directors at which a quorum is present; provided, however, that if as of the date that is ten days in advance of the date the Company files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission with respect to a shareholder meeting the number of nominees for election as a director is greater than the number of directors to be elected, then the directors shall be elected at the meeting by the vote of a plurality of the shares represented in person or by proxy at that meeting and entitled to vote on the election of directors. For purposes of this Section, a majority of the votes cast means the number of shares voted “for” a director exceeds the number of votes cast “against” the director. Broker non-votes and abstentions will not be considered votes cast at the shareholder meeting and will be excluded in determining the number of votes cast at the shareholder meeting.

B-1

Appendix C

The following is the full text of Article Fourth of the Company’s Amended and Restated Articles of Incorporation, as amended, reflecting the amendment described in Proposal Four of the Company’s Proxy statement, dated April 3, 2008:

FOURTH: The authorized number of shares of the Corporation is 311,000,000, consisting of 300,000,000 common shares, $0.10 par value per share (hereinafter called “Common Shares”), 750,000 Class A Cumulative Preferred Shares, without par value (hereinafter called “Class A Shares”), 750,000 Class B Cumulative Preferred Shares, without par value (hereinafter called “Class B Shares”), 750,000 Class C Cumulative Preferred Shares, without par value (hereinafter called “Class C Shares”), 750,000 Class D Cumulative Preferred Shares, without par value (hereinafter called “Class D Shares”), 750,000 Class E Cumulative Preferred Shares, without par value (hereinafter called “Class E Shares”), 750,000 Class F Cumulative Preferred Shares, without par value (hereinafter called “Class F Shares”), 750,000 Class G Cumulative Preferred Shares, without par value (hereinafter called “Class G Shares”), 750,000 Class H Cumulative Preferred Shares, without par value (hereinafter called “Class H Shares”), 750,000 Class I Cumulative Preferred Shares, without par value (hereinafter called “Class I Shares”), 750,000 Class J Cumulative Preferred Shares, without par value (hereinafter called “Class J Shares”), 750,000 Class K Cumulative Preferred Shares, without par value (hereinafter called “Class K Shares”), 750,000 Noncumulative Preferred Shares, without par value (hereinafter called “Noncumulative Shares”), and 2,000,000 Cumulative Voting Preferred Shares, without par value (hereinafter called “Voting Preferred Shares”). The Class A Shares, Class B Shares, Class C Shares, Class D Shares, Class E Shares, Class F Shares, Class G Shares, Class H Shares, Class I Shares, Class J Shares, Class K Shares and Voting Preferred Shares are sometimes collectively referred to herein as the “Cumulative Shares.”

C-1

C/O NATIONAL CITY BANK SHAREHOLDER SERVICES OPERATIONS LOCATOR 5352 P.O. BOX 94509 CLEVELAND, OH 44101-4509
YOUR VOTE IS IMPORTANT
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535600, Pittsburgh PA 15253
â Please fold and detach card at perforation before mailingâ

DEVELOPERS DIVERSIFIED REALTY CORPORATION
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Joan U. Allgood and William H. Schafer, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the common shares of Developers Diversified Realty Corporation held of record by the undersigned on March 20, 2008, at the Annual Meeting of Shareholders to be held on May 13, 2008, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated April 3, 2008, is hereby acknowledged.

Dated ____________, 2008

________________________________________________
_____________________Signature(s) of Shareholders(s)
Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT
â Please fold and detach card at perforation before mailingâ

DEVELOPERS DIVERSIFIED REALTY CORPORATION PROXY
This proxy when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted FOR the nominees described in proposal 1, and FOR proposals 2 through 5.
1.	Election of directors.

Nominees:	(1) Dean S. Adler	(2) Terrance R. Ahern	(3) Robert H. Gidel	(4) Victor B. MacFarlane
	(5) Craig Macnab	(6) Scott D. Roulston	(7) Barry A. Sholem	(8) William B. Summers, Jr.
(9) Scott A. Wolstein

☐ FOR all nominees listed above (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees listed above
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below:

	FOR	AGAINST	ABSTAIN
2. To approve the 2008 Developers Diversified Realty Corporation Equity-Based Award Plan.	☐	☐	☐

3. To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to adopt a majority vote standard in uncontested elections of directors.	☐	☐	☐

4. To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to change the par value of the Company’s common shares from without par value to $0.10 par value per share.	☐	☐	☐

5. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s fiscal year ending December 31, 2008.	☐	☐	☐

6. In their discretion, to vote upon such other business as may properly come before the meeting.